As filed with the Securities and Exchange Commission on November 2, 2006

Registration No. 333-138119

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HORMEL FOODS CORPORATION

(exact name of registrant as specified in its charter)

Delaware	2011	41-0319970
(state or other jurisdiction of organization)	(primary standard industrial classification code number)	(IRS employer identification no.)

1 Hormel Place
Austin, MN 55912
(507) 437-5611

(address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Cavanaugh, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912
(507) 437-5220

(name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert A. Rosenbaum, Esq. Michael W. Clausman, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600 Fax (612) 340-7800	Ethan Feffer, Esq. Andreas F. Pour, Esq. Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 4th Floor Costa Mesa, CA 92626 (714) 513-5100 Fax (714) 513-5130

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the conditions to the merger described herein have been satisfied or waived.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Subject To Completion Dated November 2, 2006

The information in this proxy statement/prospectus is not complete and may be changed. Hormel Foods Corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROVENA FOODS INC.

Dear Shareholder of Provena Foods Inc.:

You are cordially invited to attend a special meeting of Provena Foods Inc. (“Provena”) shareholders, to be held on December 14, 2006 at 11:00 a.m., local time, at 5010 Eucalyptus Avenue, Chino, California 91710. At the special meeting, you will be asked to consider and vote to approve the merger agreement by and among Provena, Hormel Foods Corporation (“Hormel Foods”) and Crumbles Acquisition Corp., a wholly owned subsidiary of Hormel Foods. If the merger agreement is approved by the shareholders of Provena and the other conditions to the transaction are satisfied or waived, Crumbles Acquisition Corp. will merge with and into Provena and Provena will continue as a wholly owned subsidiary of Hormel Foods.

If the proposed merger is completed, each outstanding share of Provena common stock will be converted into the right to receive 0.08 shares of Hormel Foods common stock. Approximately 296,070 shares of Hormel Foods common stock are expected to be issued in connection with the merger. In addition, each outstanding Provena stock option will be cancelled in exchange for the right to receive $0.50 per share in cash multiplied by the number of shares of Provena common stock issuable upon the exercise of the stock options. For additional information regarding the terms of the merger, please see the merger agreement attached as Annex A to this proxy statement/prospectus and the section entitled “The Merger” beginning on page 30 of this proxy statement/prospectus.

Hormel Foods common stock is listed on the New York Stock Exchange under the symbol “HRL,” and Provena common stock is listed on the American Stock Exchange under the symbol “PZA.” The closing price of Hormel Foods common stock on the New York Stock Exchange on •, 2006 was $• per share and the closing price of Provena common stock on the American Stock Exchange on •, 2006 was $• per share. The value of the merger consideration will fluctuate with changes in the price of Hormel Foods’ common stock. If the price of Hormel Foods’ common stock increases, the value of the merger consideration increases. However, if the price of Hormel Foods’ common stock decreases, the value of the merger consideration decreases. There can be no assurance as to the market price of Hormel Foods common stock at any time prior to the completion of the proposed merger or at any time thereafter. Shareholders are urged to check the current trading price for Hormel Foods common stock and for Provena common stock.

After careful consideration, Provena’s board of directors has determined that the proposed transaction is in the best interest of Provena shareholders and that the merger agreement and the merger are advisable and fair to Provena and its shareholders. Therefore, Provena’s board of directors unanimously recommends that Provena shareholders vote “FOR” approval of the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Provena common stock, please take the time to vote by completing and mailing the enclosed proxy card as described in the instructions accompanying the enclosed proxy card. The proxy statement/prospectus attached to this letter provides you with detailed information about Hormel Foods, Provena and the proposed merger. WE ENCOURAGE YOU TO READ THE ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED “ RISK FACTORS,” BEGINNING ON PAGE 18.

On behalf of the Provena board of directors, I thank you for your support and urge you to vote FOR approval of the merger.

Theodore L. Arena
Chairman and Chief Executive Officer
Provena Foods Inc.

Chino, California

•, 2006

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Hormel Foods common stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated •, 2006, and is first being mailed to
Provena shareholders on or about •, 2006.

PROVENA FOODS INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON December 14, 2006

To the Shareholders of Provena Foods Inc.:

NOTICE IS HEREBY GIVEN, that we will hold a special meeting of shareholders of Provena Foods Inc., a California corporation, at 11:00 a.m., local time, on December 14, 2006 at 5010 Eucalyptus Avenue, Chino, California 91710, for the following purposes:

1.                To consider and vote upon a proposal to approve the Agreement and Plan of Merger by and among Provena Foods Inc., Hormel Foods Corporation and Crumbles Acquisition Corp., dated as of September 6, 2006 (the “merger agreement”), pursuant to which Crumbles Acquisition Corp. will merge with and into Provena Foods Inc., and Provena Foods Inc., will become a wholly owned subsidiary of Hormel Foods Corporation, such transaction being referred to as the merger. Each outstanding share of Provena common stock will be converted into the right to receive 0.08 shares of Hormel Foods common stock.

2.                To consider and vote upon a proposal to authorize proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the approval of the merger agreement.

We describe the merger and the merger agreement more fully in the proxy statement/prospectus attached to and forming part of this notice. You are encouraged to read the entire document carefully. No other business will be conducted at the special meeting.

The board of directors of Provena unanimously recommends that Provena shareholders vote “FOR” the approval of the merger agreement.

Only shareholders of record of Provena common stock at the close of business on October 23, 2006, the record date for the special meeting, are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Approval of the merger agreement will require the affirmative vote of Provena shareholders representing a majority of the outstanding shares of Provena common stock entitled to vote at the special meeting at which a quorum is present. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the approval of the merger agreement will require the affirmative vote of Provena shareholders representing a majority of the shares of Provena common stock present and entitled to vote at the special meeting.

Provena shareholders will have the right to dissent from the merger and obtain payment in cash of the fair market value of their shares of common stock under applicable provisions of California law if holders of at least 5% or more of the outstanding shares of Provena common stock perfect dissenters’ rights of appraisal under California law. In order to perfect dissenters’ rights, shareholders must vote against the merger and must provide written demand for appraisal of their shares on or before December 14, 2006. For more information, please see the section entitled “Dissenters’ Rights for Provena Shareholders” beginning on page 50 of the attached proxy statement/prospectus.

YOUR VOTE IS IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. COMPLETING A PROXY NOW WILL NOT PREVENT YOU FROM BEING ABLE TO VOTE AT THE SPECIAL MEETING BY ATTENDING IN PERSON AND CASTING A VOTE. IF YOU DO NOT RETURN OR SUBMIT THE PROXY OR VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER PROPOSAL.

You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting, you may vote in person even if you returned a proxy. Please note, however, that, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

By Order of the Board of Directors

Theodore L. Arena
Chairman of the Board

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Hormel Foods from other documents filed with the Securities and Exchange Commission, referred to as the SEC, that are not included in or delivered with this document. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” and “Documents Incorporated by Reference” beginning on page 99 of this proxy statement/prospectus.

Hormel Foods will provide you with copies of the information about Hormel Foods that is incorporated by reference into this proxy statement/prospectus, without charge, upon your written or oral request to:

Fred D. Halvin
Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912
Telephone:  (507) 437-5007

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

If you would like to request documents from Hormel Foods, please do so by December 7, 2006, in order to ensure that you will receive them before the special meeting.

i

ii

Annex A	Agreement and Plan of Merger
Annex B	Voting Agreement
Annex C	Opinion of FMV Opinions, Inc.
Annex D	Dissenters’ Rights under Chapter 13 of the California General Corporation Law

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of Provena, may have regarding the merger and the other matters being considered at the special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus, including the documents attached to this proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference in this proxy statement/prospectus.

Q1:   What are Hormel Foods and Provena proposing to do and why?

A1:   Hormel Foods and Provena are proposing to have Hormel Foods acquire Provena through a statutory merger as a result of which Provena will be a wholly owned subsidiary of Hormel Foods. To review the reasons for the merger, please see the sections entitled “The Merger—Hormel Foods’ Reasons for the Merger” and “The Merger—Provena’s Reasons for the Merger” beginning on pages 32 and 34, respectively, of this proxy statement/prospectus.

Q2:   Why am I receiving this proxy statement/prospectus?

A2:   In order to proceed with the merger, shareholders of Provena holding at least a majority of the outstanding shares of Provena common stock must vote to approve the merger agreement. You are receiving the proxy statement/prospectus in order to provide you with the information needed to vote on the matter. Your vote is very important. We encourage you to vote as soon as possible.

Q3:   What quorum is required to hold the special meeting?

A3:   Holders of record of Provena common stock as of the close of business on October 23, 2006, referred to as the record date, are entitled to vote at the special meeting. A majority of the shares entitled to vote must be present, in person or by proxy, at the special meeting in order for there to be a quorum.

Q4:   What vote of Provena’s shareholders is required in connection with the merger?

A4:   The affirmative vote of a majority of the shares of Provena common stock outstanding and entitled to vote at the special meeting at which a quorum is present is the only vote required to approve the merger agreement.

Q5:   What is the effect of the voting agreement entered into with certain shareholders of Provena?

A5:   Concurrent with the execution of the merger agreement, Hormel Foods, Crumbles Acquisition Corp., Provena and certain shareholders of Provena, which are referred to as the Provena shareholders, holding approximately 46% of the outstanding shares of Provena common stock entered into a voting agreement. Pursuant to the voting agreement the Provena shareholders have agreed to vote or consent (or cause to be voted or consented) their shares in favor of the approval of the merger agreement and against any proposal made in opposition to, or in competition with the approval of the merger agreement and consummation of the merger. For further information, please see the section entitled “The Merger Agreement—The Voting Agreement” beginning on page 67 of this proxy statement/prospectus.

Q6:   What will Provena’s shareholders be entitled to receive in the merger?

A6:   Shareholders of Provena common stock who do not properly exercise dissenters’ right will be entitled to receive 0.08 shares of Hormel Foods common stock for each Provena share held. You will also receive a cash payment in lieu of any fractional share of Hormel Foods common stock that you would otherwise receive.

Q7:   Does the Provena board of directors recommend that I vote in favor of the merger?

A7:   Yes, the Provena board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” the approval of the merger agreement.

Q8:   Are there risks I should consider in deciding whether to vote for the merger?

A8:   Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

Q9:   What are the U.S. federal income tax consequences of the merger to Provena’s shareholders?

A9:   Provena anticipates that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. It is a condition to completion of the merger that Provena receive an opinion from Sheppard, Mullin, Richter & Hampton LLP, tax counsel to Provena, to the effect that the merger will qualify as such a reorganization. If the merger qualifies as a reorganization, in general, Provena shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The tax consequences associated with the merger are complex and in some instances uncertain. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the merger, including tax return reporting requirements and applicable federal, state, local and foreign tax consequences to them of the merger in their particular circumstances. For a discussion of the material U.S. federal income tax consequences associated with the merger, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus.

Q10:   Am I entitled to dissenters’ rights?

A10:   You will be entitled to dissenters’ rights if you and holders (including you) of at least 5% or more of the outstanding shares of Provena common stock perfect dissenters’ rights of appraisal under California law. In order to exercise your dissenters’ rights, you must comply with the requirements of California law. A copy of the applicable California statutory provisions is included as Annex D to this proxy statement/prospectus and a summary of these provisions can be found in the section entitled “Dissenters’ Rights of Provena Shareholders” beginning on page 50 of this proxy statement/prospectus.

Q11:   What do I need to do now?

A11:   After carefully reading and considering the information contained in and incorporated by reference into this proxy statement/prospectus, you should follow one of the procedures outlined in the answer to the following question in order either to vote your shares or grant your proxy. Even if you plan to attend the special meeting, please return the proxy card.

Q12:   How do I vote?

A12:   You should determine whether you hold your shares of Provena common stock directly in your name as a registered stockholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered shareholder (that is, you hold your shares of Provena common stock in your own name and not through a broker, nominee or in some other “street name” capacity), you may vote in person at the Provena special meeting or by proxy using the applicable enclosed proxy card.

•        To vote in person, attend the special meeting of Provena, and you will be provided a ballot when you arrive.

•        To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the meeting, your shares will be voted as you direct.

Q13:   If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A13:   You should instruct your broker to vote your shares. Please check with your broker and follow the voting procedures your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares. Because approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Provena common stock, these so called “broker non-votes,” where the broker does not vote for or against the approval of the merger agreement, have the same effect as votes cast against approval of the merger agreement. Therefore, please be sure to provide voting instructions to your broker. You cannot vote shares held in street name by returning a proxy directly to Provena or voting in person at the special meeting.

Q14:   Can I change my vote even after I have voted or returned my signed proxy card?

A14:   Yes. You can change your vote at any time before your shares are voted at the special meeting. You can do this in any of the following ways:

•        you can send a signed written notice prior to the special meeting date stating that you would like to revoke your proxy;

•        you can complete and submit, prior to the special meeting date, a new proxy card bearing a later date; or

•        you may attend the special meeting and vote your shares in person which will automatically cancel any proxy previously given. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

    If you choose either of the first two methods, your notice of revocation or your new proxy must be sent to the Corporate Secretary of Provena at the following address: 5010 Eucalyptus Avenue, Chino, California 91710.

    If your shares are held in “street name” by your broker, you should contact your broker to change your voting instructions.

Q15:   What if I do not vote, do not fully complete my proxy card or fail to instruct my broker?

A15:   It is very important for you to vote. If you do not submit a proxy or instruct your broker how to vote your shares (if your shares are held in street name) and you do not vote in person at the special meeting, the effect will be the same as if you voted “AGAINST” the approval of the merger agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the approval of the merger agreement. However, if your shares are held in street name and you do not instruct your broker how to vote your shares, your broker will not vote your shares, such failure to vote being referred to as a broker non-vote, which will have the same effect as voting “AGAINST” the approval of the merger agreement. You should follow the direction provided by your broker regarding how to instruct your broker to vote your shares in order to ensure that your shares will be voted at the special meeting.

Q16:   If I want to attend the special meeting, when and where will it take place?

A16:   The special meeting is scheduled to take place on December 14, 2006 at the principal office of Provena at 5010 Eucalyptus Avenue, Chino, California 91710 at 11:00 a.m., local time.

Q17:   Should I send in my stock certificates now?

A17:   No. After the merger is completed, Wells Fargo, N.A., acting as our exchange agent, will send you instructions (including a letter of transmittal) explaining how to exchange your shares of Provena common stock for the appropriate number of shares of Hormel Foods common stock. Please do not send in your stock certificates with your proxy.

Q18:   When do you expect the merger to be completed?

A18:   Hormel Foods and Provena expect the merger to be completed shortly after the shareholder meeting, assuming the requisite vote to approve the merger agreement is received. They are presently targeting December 15, 2006 as the closing date of the merger.

Q19:   Who can answer questions I may have about the special meeting or the merger?

A19:   If you have any questions about the merger, how to submit your proxy or other matters discussed in this proxy statement/prospectus or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Provena Foods Inc. at 5010 Eucalyptus Avenue, Chino, California 91710, Attention: Investor Relations, or by calling (909) 627-1082.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes and the other documents to which this document refers for a more complete understanding of the merger agreement and the merger contemplated thereby. In particular, you should read the documents attached to this proxy statement prospectus, including the merger agreement and the fairness opinion which are attached as Annexes A and C, and made part of this proxy statement/prospectus. In addition, we have incorporated by reference important business, financial and other information about Hormel Foods. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 99. This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on those statements. Please carefully read the section entitled “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement/prospectus.

The Companies

Provena Foods Inc.
5010 Eucalyptus Avenue
Chino, California 91710
Telephone: (909) 627-1082

Provena provides pepperoni and pasta to pizza makers and packaged food manufacturers. Provena’s Swiss American Sausage division makes pepperoni and Italian-style sausage for sale to pizza chains, food processors, and foodservice distributors. Its Royal-Angelus Macaroni unit is the oldest pasta maker in the United States, tracing its origins back to 1878. It makes dry pasta products for food processors, private-label customers, specialty food distributors, and the foodservice industry. Provena’s products are sold throughout the United States but primarily in the western states.

Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912
Telephone: (507) 437-5611

Hormel Foods is a multinational manufacturer and marketer of consumer-branded food and meat products. Hormel Foods leverages its expertise, innovation and competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. Although pork and turkey remain the major raw materials for Hormel Foods’ products, Hormel Foods has emphasized for several years the manufacture and distribution of branded, consumer packaged items rather than the commodity fresh meat business.

Structure of the Merger (Page 53)

In accordance with the merger agreement and California and Delaware law, Crumbles Acquisition Corp., a direct wholly owned subsidiary of Hormel Foods, will merge with and into Provena. As a result of the merger, the separate corporate existence of Crumbles Acquisition Corp. will cease, and Provena will survive as a wholly owned subsidiary of Hormel Foods.

Upon completion of the merger, each outstanding share of Provena common stock, other than shares held by holders who perfect dissenters’ rights under California law, will be canceled and converted into the right to receive 0.08 shares of common stock of Hormel Foods. The number of shares of Hormel Foods common stock issuable in the merger will be proportionately adjusted for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Hormel Foods or Provena common stock), reorganization, recapitalization, reclassification or similar transaction of either Provena or Hormel Foods effected between the date of the merger agreement and the completion of the merger.

No fractional shares of Hormel Foods common stock will be issued in connection with the merger. Instead, Provena shareholders will receive an amount of cash (rounded to the nearest whole cent) in lieu of a fraction of a share of Hormel Foods common stock equal to the product of such fraction multiplied by the closing price for a share of Hormel Foods common stock on the New York Stock Exchange on the second trading day immediately preceding the closing date of the merger.

Upon completion of the merger, each then outstanding option to purchase Provena common stock, whether or not exercisable at the effective time of the merger, will be cancelled in exchange for the right to receive $0.50 per share in cash multiplied by the number of shares of Provena common stock issuable upon exercise of the Provena stock options.

Restricted shares of Provena common stock will become fully vested as of the consummation of the merger and will be treated like all other shares of Provena common stock in the merger. For further information concerning the treatment of stock options and other equity based awards in the merger, please see the sections entitled “The Merger—General Description of the Merger” and “The Merger—Interests of Certain Persons in the Merger” beginning on pages 30 and 45, respectively, of this proxy statement/prospectus.

The Special Meeting (Page 27)

The special meeting will be held on December 14, 2006 at 11:00 a.m., local time, at 5010 Eucalyptus Avenue, Chino, California 91710.

The purpose of the special meeting is to: (1) approve the merger agreement; and (2) authorize proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the approval of the merger agreement. Approval of the merger agreement will also constitute approval of the merger.

Only shareholders of record of Provena common stock at the close of business on October 23, 2006, the record date for the special meeting, are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. As of the close of business on October 23, 2006, there were 3,593,764 shares of Provena common stock outstanding, which were held of record by approximately 159 shareholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each Provena shareholder is entitled to one vote for each share of Provena common stock held as of the record date.

Shareholder Approval (Page 27)

Approval of the merger agreement by Provena’s shareholders is required by California law. Approval of the merger agreement will require the affirmative vote of Provena shareholders representing a majority of the outstanding shares of Provena common stock entitled to vote at the special meeting at which a quorum is present. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the approval of the merger agreement will require the affirmative vote of Provena shareholders representing a majority of the shares of Provena common stock present in person or by proxy and entitled to vote at the special meeting. As of the record date, Provena’s directors, executive officers and their affiliates held approximately 47.8% of the shares entitled to vote at the special meeting.

Determination of the Board of Directors of Provena and Recommendation to Provena Shareholders (Page 35)

After careful consideration, Provena’s board of directors has unanimously approved the merger agreement and determined that the merger is advisable, fair to and in the best interests of, Provena and its shareholders and unanimously recommends that Provena shareholders vote “FOR” adoption of the merger agreement.

Fairness Opinion of Provena’s Financial Advisor (Page 35)

In connection with the merger, FMV Opinions, Inc. (“FMV”) delivered a written opinion to Provena’s board of directors to the effect that, as of September 6, 2006, and based upon and subject to the respective factors, assumptions and limitations set forth in the opinion, the merger consideration to be received by the holders of the outstanding shares of Provena common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of FMV dated September 6, 2006, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex C. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. FMV provided its opinion for the information and assistance of Provena’s board of directors in connection with its consideration of the merger. FMV’s opinion is directed to the Provena board of directors and does not constitute a recommendation as to how any holder of Provena common stock should vote with respect to the merger. Provena’s shareholders are urged to read the opinion in its entirety.

Voting Agreement (Page 67)

Each of Theodore L. Arena, Ronald A. Provera, Santo Zito, Thomas J. Mulroney, John D. Determan and the Estate of Louis A. Arena, including certain trusts or other entities controlled by such persons, has entered into a voting agreement with Hormel Foods, agreeing to vote or consent, or cause to be voted or consented, all of his or its respective shares of Provena common stock, including shares of Provena common stock acquired after the date of the voting agreement (including by way of exercise of stock options held by such person or entity), as follows:

•       in favor of the approval of the merger agreement, the merger and the transactions contemplated by the merger agreement;

•       against approval of any proposal made in opposition to, or in competition with, the merger and the transactions contemplated by the merger agreement; and

•       against any actions (other than those actions that relate to the merger and the transactions contemplated by the merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of Provena to consummate the merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger in accordance with the terms of the merger agreement.

Each of these shareholders has also granted to Hormel Foods an irrevocable proxy to vote the shares of Provena common stock subject to the voting agreements in accordance with its terms. The voting agreement and irrevocable proxies terminate upon the earlier of (i) the effective time of the merger, (ii) the valid termination of the merger agreement in accordance with its terms, (iii) the execution of any amendment to the merger agreement that modifies the amount, form or timing of payment of the merger consideration to be paid to the holders of Provena common stock in a manner adverse to any such shareholder without the prior written consent of such shareholder or (iv) the mutual agreement of the parties to the voting agreement. The voting agreement prohibits the signing shareholders from selling or disposing of any shares or options of Provena common stock beneficially owned by the signing shareholders. The form of the Provena voting agreement is attached to this proxy statement/prospectus as Annex B.

At the close of business on September 6, 2006, and as of the close of business on the record date for the special meeting of Provena shareholders, the parties to the Provena voting agreement and their affiliates owned and were entitled to vote 1,650,549 shares of Provena common stock, collectively representing approximately 46% of the shares of Provena common stock outstanding on those dates.

Interests of Certain Persons in the Merger (Page 45)

When considering the recommendation of its board of directors with respect to the merger agreement, Provena shareholders should be aware that Provena’s directors and executive officers, as individuals, have interests in the merger that are in addition to, or different from, the interests of Provena’s shareholders generally. For a more detailed description of the interests of Provena’s directors and officers in the merger, please see the section entitled “The Merger Agreement—Interests of Certain Persons in the Merger” beginning on page 45 of this proxy statement/ prospectus.

Risk Factors (Page 18)

In evaluating the merger and the merger agreement and before deciding how to vote their shares of Provena common stock at the special meeting, Provena shareholders should read this proxy statement/ prospectus carefully and especially consider certain factors, risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 18 of this proxy statement/ prospectus.

Conditions to the Merger (Page 62)

Hormel Foods and Provena are not obligated to complete the merger unless several conditions are satisfied, including the following:

•       the approval of the merger agreement by Provena shareholders;

•       Hormel Foods must have received a payoff letter with respect to the net indebtedness for borrowed money of Provena under its credit facility with Wells Fargo Bank National Association as of the closing date indicating that, upon payment of a specified amount by Hormel Foods, Wells Fargo Bank will release its liens and other security interests in Provena’s assets and properties; and

•       no material adverse change of Hormel Foods or Provena shall have occurred since the date of the merger agreement and be continuing.

These, and other conditions, are set forth in the merger agreement. Many of the conditions to the merger may be waived by the parties to the merger agreement. For a more detailed description of the conditions to the merger, please see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 62 of this proxy statement/ prospectus.

Termination of the Merger Agreement (Page 64)

Hormel Foods and Provena may mutually agree at any time to terminate the merger agreement without completing the merger, regardless of approval of the Provena shareholders. Either party may also terminate the merger agreement, if, among other reasons:

•       the merger has not been completed by February 15, 2007 (subject to an extension to March 15, 2007 under certain conditions relating to clearances by governmental entities), unless the failure to complete the merger results primarily from a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•       there has been a material breach of a representation, warranty, covenant or agreement that is not timely cured.

For a more detailed description of the reasons for which the merger agreement may be terminated, please see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 64 of this proxy statement/ prospectus.

Payment of Termination Fee (Page 65)

A termination fee of $325,000 may be payable by Provena to Hormel Foods upon the termination of the merger agreement under certain circumstances. For further information about the termination fee, please see the section entitled “The Merger Agreement—Payment of Termination Fee” beginning on page 65 of this proxy statement/ prospectus.

No Solicitation (Page 59)

Provena has agreed to a number of limitations with respect to soliciting, negotiating and discussing alternative transactions involving persons other than Hormel Foods, as applicable, and to certain related matters. For further information regarding these limitations, please see the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 59 of this proxy statement/ prospectus.

Material U.S. Federal Income Tax Considerations (Page 47)

Provena anticipates that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. It is a condition to completion of the merger that Provena receive an opinion from Sheppard, Mullin, Richter & Hampton LLP, tax counsel to Provena, to the effect that the merger will qualify as such a reorganization. If the merger qualifies as a reorganization, in general, Provena shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The tax consequences associated with the merger are complex and in some instances uncertain. Accordingly, Provena shareholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including tax return reporting requirements and applicable federal, state, local and foreign tax consequences to them of the merger in their particular circumstances. In addition, Provena shareholders should refer to the summary provided in the sections entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 for a discussion of the material U.S. federal income tax consequences of the merger, and “Risk Factors” beginning on page 18.

Accounting Treatment (Page 49)

The merger will be accounted for using the purchase method of accounting.

Dissenters’ Rights (Page 50)

Under California law, because shares of Provena common stock are listed on the American Stock Exchange, Provena shareholders will be entitled to dissenters’ rights in connection with the merger only if holders of at least 5% or more of the outstanding shares of Provena common stock perfect dissenters’ rights of appraisal under California law.

Provena shareholders who perfect their dissenters’ rights will have the right under California law to have the fair value of their shares of Provena common stock determined by the California Superior Court. This value could be more than, less than or the same as the merger consideration for the Provena common stock. In order to exercise dissenters’ right under California law, a Provena shareholder must satisfy each of the following requirements:

•       hold shares of Provena common stock on October 23, 2006;

•       vote those shares of Provena common stock against the merger;

•       make a written demand that Provena repurchase those shares of Provena common stock at fair market value on or before the date of the special meeting; and

•       submit to Provena the holder’s stock certificates for endorsement within 30 days after the date on which notice of approval of the merger is mailed to the shareholder.

A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law. Requirements under California law for exercising dissenters’ rights are described in further detail in the section entitled “Dissenters’ Rights for Provena Shareholders” beginning on page 50 of this proxy statement/ prospectus. The relevant sections of California law regarding dissenters’ rights are reproduced and attached as Annex D to this proxy statement/ prospectus. We encourage you to read these provisions carefully and in their entirety.

Surrender of Stock Certificates (Page 54)

Following the effective time of the merger, Hormel Foods will cause a letter of transmittal to be mailed by Wells Fargo Bank, National Association, the exchange agent, to all holders of Provena common stock on the record date, which letter will contain instructions for surrendering stock certificates of Provena shareholders. Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal.

Comparison of Shareholder Rights (Page 85)

Upon the completion of the merger, Provena shareholders will become stockholders of Hormel Foods. The internal affairs of Hormel Foods are governed by the Delaware General Corporation Law and Hormel Foods’ certificate of incorporation and bylaws. The internal affairs of Provena are governed by the California General Corporation Law and Provena’s articles of incorporation and bylaws. Due to differences between the governing documents and governing state laws of Hormel Foods and Provena, the merger will result in Provena shareholders having different rights once they become Hormel Foods stockholders, which rights are summarized in the section entitled “Comparison of Rights of Stockholders of Hormel Foods and Shareholders of Provena” beginning on page 85 of this proxy statement/ prospectus.

Legal Proceedings (Page 50)

Hormel Foods, from time to time, is involved in routine claims and litigation incidental to its business. Management of Hormel Foods believes that none of this litigation will have a material adverse effect on its business, financial condition or liquidity.

SELECTED FINANCIAL INFORMATION

Selected Consolidated Historical Financial Information of Hormel Foods

The following table summarizes selected historical consolidated financial data of Hormel Foods which should be read in conjunction with the consolidated financial statements of Hormel Foods, and the notes thereto, included as part of Hormel Foods’ Annual Report on Form 10-K for the fiscal year ended October 30, 2005 incorporated by reference into this proxy statement/prospectus. The financial data for the five years ended October 30, 2005 has been derived from the audited consolidated financial statements of Hormel Foods as restated for the retrospective application of FIFO inventory valuation. The financial data as of and for the nine months ended July 30, 2006 and July 31, 2005 has been derived from the unaudited consolidated financial statements of Hormel Foods included as part of Hormel Foods’ Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2006 incorporated by reference into this proxy statement/prospectus. In the opinion of Hormel Foods’ management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the nine months ended July 30, 2006 and July 31, 2005 have been reflected therein. Operating results for the nine months ended July 30, 2006 are not necessarily indicative of the results that may be expected for the full year.

SELECTED FINANCIAL DATA

	9 MONTHS 2006	Restated* 9 MONTHS 2005	Restated* 2005	Restated* 2004	Restated* 2003	Restated* 2002	Restated* 2001
	(Dollars in thousands)
Operations
Net Sales	$4,188,172	$3,936,089	$5,413,997	$4,779,875	$4,200,328	$3,910,314	$3,885,244
Net Earnings	$196,135	$172,373	$254,603	$233,550	$186,403	$188,981	$184,137
Percent of Sales	4.68%	4.38%	4.70%	4.89%	4.44%	4.83%	4.74%
Depreciation and Amortization	$89,696	$86,591	$115,189	$94,745	$88,020	$83,238	$90,193
Financial Position
Working Capital	$510,212	$437,222	$482,066	$588,047	$403,107	$572,559	$483,919
Properties (Net)	$908,745	$882,392	$877,676	$704,237	$701,342	$652,678	$679,930
Total Assets	$2,979,181	$2,772,568	$2,846,560	$2,562,793	$2,424,076	$2,253,542	$2,196,647
Long-term Debt, less Current Maturities	$350,073	$361,160	$350,430	$361,510	$395,273	$409,648	$462,407
Shareholders’ Investment	$1,743,473	$1,539,864	$1,598,730	$1,422,258	$1,273,858	$1,135,755	$1,016,722

*                     Restated for retrospective application of FIFO inventory valuation.

Selected Historical Financial Information of Provena

The selected operating data for the fiscal years ended December 31, 2003, 2004 and 2005, and the selected balance sheet data at December 31, 2004 and 2005, that are set forth below are derived from, and should be read in conjunction with, Provena’s audited financial statements included in this proxy statement/prospectus beginning on page F-8, which financial statements have been audited by Cacciamatta Accountancy Corporation, an independent registered public accounting firm. The selected operating data for the fiscal years ended December 31, 2001 and 2002, and the selected balance sheet data at December 31, 2001 and 2002 and 2003, are derived from Provena’s audited financial statements that are on file with the SEC but have not been included in this proxy statement/prospectus. The selected financial data should be read in conjunction with the section entitled “—Provena Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 76. Financial reports are the responsibility of management, and are based on corporate records maintained by management, which maintains an internal control system, the sophistication of which is considered in relation to the benefits received.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(Amounts in thousands except per share data)
Statement of operations data:
Net Sales	$59,150	51,810	43,188	37,977	36,007
Cost of sales	55,611	49,818	39,348	33,571	33,295
Gross profit	3,539	1,992	3,840	4,406	2,712
Distribution, general and administrative expenses	3,709	3,676	3,463	3,239	2,897
Operating income (loss)	(170)	(1,684)	377	1,167	(185)
Interest income (expense), net	(580)	(564)	(618)	(522)	(690)
Other income, net	42	261	258	266	292
Earnings (loss) before income taxes	(708)	(1,987)	17	911	(583)
Income tax expense (benefit)	(256)	(757)	(1)	353	(313)
Net earnings (loss)	$(452)	(1,230)	18	558	(270)
Earnings (loss) per share:
Basic	$(.13)	(.38)	.01	.18	(.09)
Diluted	$(.13)	(.38)	.01	.18	(.09)
Cash dividends paid per share	$—	—	—	—	.06
Weighted average number of shares outstanding(1):
Basic	3,396	3,262	3,184	3,120	3,064
Diluted	3,396	3,262	3,184	3,120	3,064
Balance sheet data (end of period):
Working capital (deficit)	$3,392	(7,126)	2,115	253	(491)
Property and equipment (net)	13,027	15,972	16,464	15,587	16,129
Total assets	25,420	26,350	25,187	22,021	22,394
Long-term debt and capital lease obligation, including current portion	6,996	9,089	9,715	6,885	6,850
Shareholders’ equity	8,169	8,496	9,613	9,515	8,881

(1)          Provena sold shares under its employee stock purchase plan in the years as shown:

2005	2004	2003	2002	2001
104,531	82,108	62,619	57,571	54,507

The following data present unaudited quarterly financial information for each of the ten quarters beginning with the quarter ended March 31, 2004 and ending on the quarter ended June 30, 2006. The information has been derived from Provena’s unaudited quarterly financial statements, which have been prepared by Provena on a basis consistent with its audited financial statements appearing elsewhere in this proxy statement/prospectus. The financial information set forth below includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results. The following data should be read in conjunction with Provena’s financial statements and related notes thereto beginning on page F-2 and the section entitled “—Provena Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 76.

STATEMENTS OF OPERATIONS DATA

	Fiscal Quarter Ended
	June 30, 2005	Sep. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006
	(Amounts in thousands, except per share data)
Net Sales	$14,017	13,966	16,024	15,450	15,085
Cost of Sales	13,307	13,401	14,695	14,102	13,686
Gross profit	709	564	1,329	1,348	1,400
Operating expenses:
Distribution	402	408	375	458	401
General and administrative	501	490	547	643	566
Operating income (loss)	(193)	(333)	407	246	432
Interest expense and other financing costs, net	(181)	(164)	46	(123)	(135)
Other income, net	128	148	(318)	157	171
Earnings (loss) before income taxes	(246)	(350)	135	280	469
Income tax benefit (expense)	100	(139)	54	(132)	(177)
Net earnings (loss)	$147	(211)	80	148	291
Earnings (loss) per share:
Basic and diluted	$(0.04)	(0.06)	0.02	0.04	0.08
Shares used in computing earnings (loss) per share:
Basic and diluted	3,388,265	3,412,842	3,396,459	3,468,205	3,502,611

	Fiscal Quarter Ended
	Mar. 31, 2004	June 30, 2004	Sep. 30, 2004	Dec. 31, 2004	Mar. 31, 2005
	(Amounts in thousands, except per share data)
Net Sales	$12,319	11,802	13,708	13,981	15,145
Cost of Sales	11,849	11,288	13,304	13,377	14,208
Gross profit	470	514	404	604	937
Operating expenses:
Distribution	505	405	367	397	439
General and administrative	504	477	433	587	635
Operating income (loss)	(539)	(368)	(396)	(381)	(137)
Interest expense and other financing costs, net	(123)	(127)	(154)	(160)	(193)
Other income, net	66	47	64	85	84
Earnings (loss) before income taxes	(597)	(448)	(486)	(456)	(246)
Income tax benefit (expense)	236	(149)	59	(430)	83
Net earnings (loss)	$(361)	(299)	(545)	(25)	(163)
Earnings (loss) per share:
Basic and diluted	$(0.11)	(0.09)	(0.16)	(0.01)	(0.05)
Shares used in computing earnings (loss) per share:
Basic and diluted	3,219,047	3,248,532	3,398,272	3,262,055	3,345,664

COMPARATIVE PER SHARE DATA

The following table summarizes historical per share data of Hormel Foods and Provena. The information presented below should be read in conjunction with the historical financial statements of Hormel Foods, which are incorporated by reference in this proxy statement/prospectus and of Provena, which are included in this proxy statement/prospectus beginning on page F-1. Earnings per share data are calculated using the diluted weighted average shares outstanding during the period, while book value per share is calculated using the outstanding shares at period end.

Hormel Foods Historical Per Share of Common Stock:

	9 MONTHS 2006	Restated* 9 MONTHS 2005	Restated* 2005	Restated* 2004	Restated* 2003	Restated* 2002	Restated* 2001
Basic Net Earnings Per Share of Common Stock	$1.42	$1.25	$1.84	$1.69	$1.35	$1.36	$1.33
Diluted Net Earnings Per Share of Common Stock	$1.41	$1.23	$1.82	$1.67	$1.33	$1.35	$1.31
Cash Dividends Per Share of Common Stock	$0.42	$0.39	$0.52	$0.45	$0.42	$0.39	$0.37
Shareholders’ Investment Per Share of Common Stock	$12.64	$11.18	$11.60	$10.32	$9.19	$8.21	$7.33

*                    Restated for retrospective application of FIFO inventory valuation.

Provena Historical Per Share of Common Stock:

	6 MONTHS 2006	6 MONTHS 2005	2005	2004	2003	2002	2001
Basic and Diluted Net Earnings Per Share of Common Stock	$0.13	$(0.10)	$(0.13)	$(0.38)	$0.01	$0.18	$(0.09)
Cash Dividends Per Share of Common Stock	—	—	—	—	—	—	$0.06
Book Value Per Share of Common Stock	$2.42	$2.36	$2.30	$2.47	$2.99	$3.02	$2.87

COMPARATIVE MARKET PRICE AND DIVIDEND DATA

Hormel Foods’ common stock is currently listed on the New York Stock Exchange under the symbol “HRL.”  Provena’s common stock is currently listed on the American Stock Exchange under the symbol “PZA.”  The following table sets forth the closing price per share of Hormel Foods’ common stock and Provena’s common stock as of:  (1) September 5, 2006, the last day of trading before the announcement of the merger, and (2) •, 2006, the latest practicable trading day before the date of this proxy statement/prospectus. The table also presents the “equivalent price per share” of shares of Provena common stock on such dates. The “equivalent price per share” of shares of Provena common stock was calculated by multiplying the closing sales price per share for Hormel Foods’ common stock on the New York Stock Exchange on September 5, 2006 and •, 2006, in each case, by the exchange ratio of 0.08 shares of Hormel Foods common stock for each share of Provena common stock. Note that the value of the merger consideration to be received by Provena shareholders will fluctuate with changes in the price of Hormel Foods common stock—when the price of Hormel Foods common stock increases, the value of the merger consideration increases; when the price of Hormel Foods common stock decreases, the value of the merger consideration decreases. There can be no assurances as to the market price of Hormel Foods common stock at any time prior to the merger or any time thereafter. Shareholders should obtain current trading prices for shares of Hormel Foods common stock and Provena common stock prior to making any decision with respect to the merger.

	Hormel Foods	Provena	Provena Equivalent
	Common Stock	Common Stock	Price Per Share
	(price per share)	(price per share)	(price per share)
September 5, 2006	$36.40	$2.30	$2.91
•, 2006	$ •	$ •	$ •

Historical Market Price Data

The following table sets forth the high and low sales prices and dividends per share of Hormel Foods and Provena common stock as adjusted for all applicable splits, as reported on the New York Stock Exchange and American Stock Exchange, respectively, for the periods indicated:

	Hormel Foods			Provena
	High	Low	Dividends	High	Low	Dividends
2006
Third Quarter	$38.34	$33.13	0.1400	$2.95	$1.63	—
Second Quarter	36.17	31.88	0.1400	1.75	1.12	—
First Quarter	35.44	31.46	0.1400	1.15	1.00	—
2005
Fourth Quarter	$33.00	$30.06	0.1300	$1.37	$0.92	—
Third Quarter	33.10	29.16	0.1300	1.13	0.62	—
Second Quarter	32.65	29.18	0.1300	1.32	0.75	—
First Quarter	32.11	27.43	0.1300	0.97	0.75	—
2004
Fourth Quarter	$29.80	$25.14	0.1125	$1.05	$0.57	—
Third Quarter	31.88	29.03	0.1125	1.14	0.40	—
Second Quarter	31.20	25.73	0.1125	1.54	1.15	—
First Quarter	27.49	23.63	0.1125	1.53	1.24	—
2003
Fourth Quarter	$24.35	$20.75	0.1050	$1.45	$1.25	—
Third Quarter	25.05	21.90	0.1050	1.55	1.23	—
Second Quarter	23.10	19.93	0.1050	1.35	1.10	—
First Quarter	24.71	21.55	0.1050	1.24	1.00	—

Provena shareholders are encouraged to obtain current trading prices for Hormel Foods common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the respective proposals before them. Please see the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” beginning on page 99 of this proxy statement/prospectus.

Dividend Information

Provena’s common shareholders are entitled to receive such dividends as may be declared by its board of directors out of funds legally available therefor. Provena commenced paying quarterly cash dividends in March 1988 and paid a dividend every quarter through the second quarter of 2001. A covenant under Provena’s credit facility with Wells Fargo Bank currently prohibits dividends without the bank’s consent.

The declaration of dividends and all dates related to the declaration of dividends are subject to the judgment and discretion of the board of directors of Hormel Foods. Hormel Foods paid $69.4 million in dividends to stockholders in fiscal 2005 compared to $61.3 million in fiscal 2004. The dividend rate was 52 cents per share in 2005 and 45 cents per share in 2004. Hormel Foods has paid dividends for 312 consecutive quarters and expects to continue doing so in the future. There can be no assurance that either cash or stock dividends will be paid in the future or that, if paid, the dividends will be in the same amount or with the same frequency as paid in the past.

RISK FACTORS

The proposed merger and the future performance of Hormel Foods common stock involve a number of risks, some of which could be substantial and many of which are inherent in Hormel Foods’ business. By voting in favor of approval of the merger agreement, you will be choosing to become a Hormel Foods common stockholder. Before you vote for approval of the merger agreement, you should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement/prospectus. The risks and uncertainties described below and elsewhere in this proxy statement/prospectus are not the only ones facing the merger and Hormel Foods. Additional risks and uncertainties not presently known to either Provena or Hormel Foods or that are now believed to be immaterial may also impair Hormel Foods’ business or the anticipated results of the merger.

Risks Related to the Merger

The anticipated benefits of acquiring Provena may not be realized.

Hormel Foods and Provena entered into the merger agreement with the expectation that the merger will result in various benefits including, among others: improved manufacturing capability, additional plant capacity for production of processed meat products, improved utilization of Hormel Foods’ raw products with the additional capacity provided by Provena’s meat processing plant and improved ability to serve customers on the West coast. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Hormel Foods integrates Provena in an efficient and effective manner and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact Hormel Foods’ business, financial condition and operating results.

Hormel Foods may have difficulty integrating Provena and may incur substantial costs in connection with the integration.

Before the merger, Hormel Foods and Provena operated independently, each with its own business, products, customers, employees, culture and systems. Hormel Foods may experience material unanticipated difficulties or expenses in connection with the integration of Provena due to various factors. These factors may include:

•       costs and delays in implementing common information systems and procedures;

•       challenges integrating management and other key employees of the combined company;

•       challenges coordinating infrastructure operations in an effective and efficient manner; and

•       achieving the synergies anticipated to be realized from the merger on the timeline presently anticipated.

After the merger, Hormel Foods may seek to integrate certain operations and functions of Provena with its own information and communication systems, operating procedures, financial controls and human resource practices. It is not certain that Hormel Foods can successfully integrate these operations and functions in a timely or efficient manner or at all or that any of the anticipated benefits of the merger will be realized. Failure to do so could have a material adverse effect on the business, financial condition and operating results of the combined company.

In addition, some of these factors listed above are outside the control of either company. The time and expense associated with converting the businesses of the separate companies to a single combined company may exceed management’s expectations and limit or delay the intended benefits of the transaction. To the extent any of these events occurs, the benefits of the transaction may be reduced, at least for a period of time. In addition, it is possible that unexpected transaction costs, such as taxes, fees, or professional expenses, or unexpected future operating expenses, such as increased personnel costs, as well as other types of unanticipated adverse developments, could have a material adverse effect on the business, financial condition and results of operations of Hormel Foods or the combined company.

If the merger does not qualify as a tax-free reorganization for federal income tax purposes, there could be adverse tax consequences for the Provena shareholders.

Provena anticipates that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. It is a condition to completion of the merger that Provena receive an opinion from Sheppard, Mullin, Richter & Hampton LLP, tax counsel to Provena, to the effect that the merger will qualify as such a reorganization. In the event that the merger does not qualify as a reorganization, the merger will result in a gain or loss for Provena shareholders, with the amount of such gain or loss determined by the amount that such Provena shareholders’ adjusted tax basis in the Provena common stock surrendered is less than or more than the fair market value of the Hormel Foods common stock received in exchange therefor.

The value of the shares of Hormel Foods common stock that Provena shareholders receive in the merger will vary as a result of the fixed exchange ratio and possible fluctuations in the price of Hormel Foods’ common stock.

At the effective time of the merger, each outstanding share of Provena common stock will be converted into the right to receive 0.08 shares of Hormel Foods common stock. The ratio at which the shares will be converted is fixed and any changes in the price of Hormel Foods common stock will affect the value of the consideration that Provena shareholders receive in the merger such that if the price of Hormel Foods common stock declines prior to the completion of the merger, the value of the merger consideration to be received by Provena shareholders will decrease. Stock price variations could be the result of changes in the business, operations or prospectus of Hormel Foods, Provena or the combined company, market assessments of the likelihood that the merger will be completed within the anticipated time or at all, general market and economic conditions and other factors which are beyond the control of Hormel Foods or Provena. Recent market prices of Hormel Foods common stock and Provena common stock are set forth in the section entitled “Comparative Market Price and Dividend Data” beginning on page 16 of this proxy statement/prospectus.

We encourage Provena shareholders to obtain current trading prices for Hormel Foods common stock and Provena common stock. The price of Hormel Foods common stock and Provena common stock at the effective time of the merger may vary from their prices on the date of this proxy statement/prospectus and at the time of the special meeting. The historical prices of Hormel Foods’ common stock and Provena’s common stock included in this proxy statement/prospectus are not indicative of their prices on the date the merger is effective. The future market prices of Hormel Foods common stock and Provena common stock cannot be guaranteed or predicted.

The merger may result in a loss of customers or suppliers.

Some customers may seek alternative sources of product and/ or service after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. The combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations could also result in the loss of customers or suppliers and potential disputes or litigation with customers, suppliers or others. Any steps by management to counter such potential increased customer or supplier attrition may not be effective. Failure by management to control attrition could result in worse than anticipated financial performance.

If the conditions to the merger are not met, the merger may not occur.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. For a more complete discussion of the conditions to the merger, please see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 62 of this proxy statement/prospectus. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rule, the merger will not occur or will be delayed, and each of Hormel Foods and Provena may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before Hormel Foods and Provena are obligated to complete the merger:

•       the approval of the merger agreement by Provena shareholders;

•       Hormel Foods must have received a payoff letter with respect to the net indebtedness for borrowed money of Provena under the credit facility with Wells Fargo Bank National Association as of the closing date indicating that, upon payment of a specified amount by Hormel Foods, Wells Fargo Bank will release its liens and other security interests in Provena’s assets and properties; and

•       the other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement.

Hormel Foods and Provena cannot assure you that these conditions will be satisfied.

Hormel Foods and Provena may waive one or more of the conditions to the merger without resoliciting shareholder approval for the merger.

Each of the conditions to Hormel Foods’ and Provena’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law or American Stock Exchange rules or regulations, by agreement of Hormel Foods and Provena if the condition is a condition to both Hormel Foods’ and Provena’s obligations to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Hormel Foods and Provena will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. However, Hormel Foods and Provena generally do not expect any such waiver to be significant enough to require resolicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval. Hormel Foods and Provena have agreed, however, that neither party shall waive the condition regarding the receipt of the opinion of Provena’s tax counsel following the approval of the merger agreement by Provena shareholders unless future Provena shareholder approval is obtained with appropriate disclosure.

Some directors and officers of Provena have interests that differ from those of Provena shareholders in recommending that Provena shareholders vote in favor of approval of the merger agreement.

When considering the Provena board of directors’ recommendation that Provena shareholders vote in favor of the proposal to approve the principal terms of the merger agreement and to approve the merger, Provena shareholders should be aware that some directors and executive officers of Provena have interests in the merger that may be different from, or in addition to, the interests of Provena shareholders. These interests include the potential grant of stock option awards to certain executive officers, the payment of cash by Hormel Foods for the cancellation of Provena options granted to certain executive officers, and the obligation of Hormel Foods to provide for continued indemnification and insurance coverage for acts or omissions occurring prior to the merger. As a result of these interests, these directors and officers could be more likely to vote to approve the principal terms of the merger agreement and to approve the merger contemplated by the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Provena shareholders. For a full description of the interests of directors and executive officers of Provena in the merger, see the sections entitled “The Merger—Interests of Certain Persons in the Merger” and “The Merger—Insurance and Indemnification” beginning on page 45.

The risks of the combined company may be different from those of Hormel Foods or Provena independently.

Although it is expected that the risks associated with the business of the combined company will include all of the risks currently associated with Hormel Foods’ business and Provena’s business, as well as those risks associated with the merger, it is possible that the merger of the two companies could result in risks that are different for the combined company that those currently facing Hormel Foods and Provena independently.

Risks Related to Hormel Foods’ Business

Fluctuations in commodity prices of pork, poultry and feed ingredients could harm Hormel Foods’ earnings.

Hormel Foods’ results of operations and financial condition are largely dependent upon the cost and supply of pork, poultry and feed grain as well as the selling prices for many of our products, which are determined by constantly changing market forces of supply and demand over which we have limited or no control.

The live pork industry has recently evolved to very large, vertically integrated, year-round confinement operations operating under long-term supply agreements. This has resulted in fewer hogs being available on the cash spot market. The decrease in the supply of live hogs on the cash spot market could severely diminish the utilization of slaughter facilities and increase the cost of the raw materials they produce. Hormel Foods uses long-term supply contracts to ensure a stable supply of raw materials while minimizing extreme fluctuations in costs over the long-term. This may result, in the short term, in costs for live hogs that are higher than the cash spot market depending on the relationship of the cash spot market to contract prices, and these higher costs could adversely affect our short-term financial results.

Jennie-O Turkey Store contracts with turkey growers to supplement the turkeys it raises to meet its raw material requirements for whole birds and processed turkey products. Jennie-O Turkey Store results are affected by the cost and supply of feed grains, which fluctuate due to climate conditions, production forecasts, and supply and demand conditions at local, regional, national, and worldwide levels. Hormel Foods attempts to manage some of its short-term exposure to fluctuations in feed prices by purchasing futures contracts.

Outbreaks of disease among livestock and poultry flocks could harm Hormel Foods’ revenues and operating margins.

Hormel Foods is subject to risks associated with the outbreak of disease in pork and beef livestock, and poultry flocks, including Bovine Spongiform Encephalopathy, pneumo-virus, and Avian Influenza. The outbreak of disease could adversely affect Hormel Foods’ supply of raw materials, increase the cost of production, and reduce operating margins. Additionally, the outbreak of disease may hinder Hormel Foods’ ability to market and sell products both domestically and internationally. While Hormel Foods has developed business continuity plans for various disease scenarios and will continue to update these plans as necessary, there can be no assurance that an outbreak of disease will not adversely affect Hormel Foods’ supply of raw materials, cost of production or operating margins.

Market demand for Hormel Foods’ products may fluctuate due to competition from other producers.

Hormel Foods faces competition from producers of other meats and protein sources, especially beef, chicken, and fish. The bases on which Hormel Foods competes include:

•       price;

•       product quality;

•       brand identification;

•       breadth of product line; and

•       customer service.

Demand for Hormel Foods’ products also is affected by competitors’ promotional spending and the effectiveness of Hormel Foods’ advertising and marketing programs. Hormel Foods may be unable to compete successfully on any or all of these bases in the future.

Hormel Foods’ operations are subject to the general risks of the food industry.

The food products manufacturing industry is subject to the risks posed by:

•       food spoilage or food contamination;

•       evolving consumer preferences and nutritional and health-related concerns;

•       federal, state, and local food processing controls;

•       consumer product liability claims;

•       product tampering; and

•       the possible unavailability and/or expense of liability insurance.

If one or more of these risks were to materialize, Hormel Foods’ revenues could decrease, costs of doing business could increase, and Hormel Foods’ operating results could be adversely affected.

Deterioration of economic conditions could harm Hormel Foods’ business.

Hormel Foods’ business may be adversely affected by changes in national or global economic conditions, including inflation, interest rates, availability of capital markets, consumer spending rates, energy availability and costs (including fuel surcharges), and the effects of governmental initiatives to manage economic conditions. If a high pathogenic H5N1 strain of avian influenza developed in the United States, it may negatively impact the national economy and/or the demand for poultry products, and Hormel Foods’ financial results could suffer. While Hormel Foods has developed contingency plans to address infectious disease scenarios and the potential impact on its operations, and will continue to update these plans as necessary, there can be no assurance that an infectious disease will not negatively impact Hormel Foods’ operations and financial results.

Hormel Foods’ operations are subject to the general risks associated with acquisitions.

Hormel Foods has made several acquisitions in recent years and regularly reviews opportunities for strategic growth through acquisitions. The success of these recent acquisitions and any future acquisitions by Hormel Foods will depend substantially on its ability to integrate the acquired operations successfully with existing operations. If Hormel Foods is unable to integrate new operations successfully, financial results and business reputation could suffer. Additional risks associated with acquisitions are the diversion of management’s attention from other business concerns, the potential loss of key employees and customers of the acquired companies, the possible assumption of unknown liabilities, potential disputes with the sellers, and the inherent risks in entering markets or lines of business in which Hormel Foods has limited or no prior experience. In addition, acquisitions outside the U.S. may present unique challenges and increase Hormel Foods’ exposure to the risks associated with foreign operations.

Hormel Foods’ operations are subject to the general risks of litigation.

Hormel Foods is involved on an ongoing basis in litigation arising in the ordinary course of business. Trends in litigation may include class actions involving consumers, shareholders or injured persons, and claims relating to labor, employment or environmental matters. Litigation trends and the outcome of litigation cannot be predicted with certainty and adverse litigation trends and outcomes could adversely affect Hormel Foods’ financial results.

Government regulation, present and future, exposes Hormel Foods to potential sanctions and compliance costs that could adversely affect Hormel Foods’ business.

Hormel Foods’ operations are subject to extensive regulation by the U.S. Department of Agriculture, the U.S. Food and Drug Administration and other state and local authorities that oversee food safety standards and the processing, packaging, storage, distribution, advertising, and labeling of Hormel Foods’ products. Hormel Foods’ manufacturing facilities and products are subject to constant inspection by federal, state, and local authorities. Claims or enforcement proceedings could be brought against Hormel Foods in the future. Additionally, Hormel Foods is subject to new or modified laws, regulations, and accounting standards. Hormel Foods’ failure or inability to comply with such requirements could subject Hormel Foods to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

Hormel Foods is subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings and investigations.

Hormel Foods’ past and present business operations and ownership and operation of real property are subject to extensive and increasingly stringent federal, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with these laws and regulations, and the ability to comply with any modifications to these laws and regulations, is material to Hormel Foods’ business. New matters or sites may be identified in the future that will require additional investigation, assessment, or expenditures. In addition, some of Hormel Foods’ facilities have been in operation for many years and, over time, Hormel Foods and other prior operators of these facilities may have generated and disposed of wastes that now may be considered hazardous. Future discovery of contamination of property underlying or in the vicinity of Hormel Foods’ present or former properties or manufacturing facilities and/or waste disposal sites could require Hormel Foods to incur additional expenses. The occurrence of any of these events, the implementation of new laws and regulations, or stricter interpretation of existing laws or regulations, could adversely affect Hormel Foods’ financial results.

Hormel Foods’ foreign operations pose additional risks to Hormel Foods’ business.

Hormel Foods operates its business and markets its products internationally. Hormel Foods’ foreign operations are subject to the risks described above, as well as risks related to fluctuations in currency values, foreign currency exchange controls, compliance with foreign laws, and other economic or political uncertainties. International sales are subject to risks related to general economic conditions, imposition of tariffs, quotas, trade barriers and other restrictions, enforcement of remedies in foreign jurisdictions and compliance with applicable foreign laws, and other economic and political uncertainties. All of these risks could result in increased costs or decreased revenues, which could adversely affect Hormel Foods’ financial results.

Deterioration of labor relations or increases in labor costs could harm Hormel Foods’ business.

Hormel Foods has approximately 17,600 employees, of which approximately 5,670 are represented by labor unions, principally the United Food and Commercial Workers’ Union. A significant increase in labor costs or a deterioration of labor relations at any of Hormel Foods’ facilities that results in work slowdowns or stoppages could harm Hormel Foods’ financial results.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the annexes and exhibits hereto, and the other documents incorporated by reference in this proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus referring to Hormel Foods or Provena, or may be incorporated by reference to other documents, and may include statements regarding the period following completion of the merger. These statements are intended to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on current expectations or projections about operations, industry, financial condition and liquidity. Words such as “may,” “could,” “will,” “should,” “plan,” “predict,” “potential,” “anticipate,” “continue,” “estimate,” “expect,” “project,” “intend,” “believe” and variations thereof or words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or our businesses, identify forward-looking statements. You should note that the discussion of Hormel Foods’ and Provena’s reasons for the merger and the description of Provena’s financial advisor’s opinion, as well as other portions of this proxy statement/prospectus, contain many forward-looking statement that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances,, including any underlying assumptions, are forward-looking statements. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from these forward-looking statements.

In addition to the risk factors identified elsewhere in this proxy statement/prospectus, the following is a summary of factors, the results of which, either individually or in combination, if markedly different from Hormel Foods’ and Provena’s planning assumptions, could cause Hormel Foods’ and Provena’s results to differ materially from those expressed in any forward-looking statements contained in or incorporated by reference into this proxy statement/prospectus:

•       difficulties we may encounter in integrating the merged businesses may be greater than we expected;

•       increases or changes in government regulation of food and meat product companies;

•       litigation targeted at food and meat product companies;

•       uncertainties as to the timing of the merger, and the satisfaction of closing conditions to the merger;

•       the receipt of required shareholder approval; and

•       the factors described in Hormel Foods’ filings with the SEC, including its Annual Report on Form 10-K which is incorporated by reference into this document. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” beginning on page 99 of this proxy statement/prospectus.

The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those contemplated, projected, expressed or implied by such forward-looking statements. Provena shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of Provena’s financial advisor’s opinion or in the case of documents incorporated by reference, as of the date of those documents.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Hormel Foods or Provena or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Hormel Foods or Provena undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Provena board of directors for the special meeting to approve the merger agreement.

Date, Time and Place of the Special Meeting

The special meeting of the Provena shareholders will be held on December 14, 2006 at 11:00 a.m. (local time) at 5010 Eucalyptus Avenue, Chino, California 91710.

Purpose of the Special Meeting

At the special meeting, Provena’s shareholders will be asked to:

•       approve the merger agreement; and

•       authorize proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the approval of the merger agreement.

Record Date and Shares Entitled to Vote

Only Provena shareholders of record at the close of business on October 23, 2006, the record date fixed by the Provena board of directors for the special meeting, are entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 3,593,764 shares of Provena common stock outstanding and entitled to vote, held of record by approximately 159 holders. Each Provena shareholder is entitled to one vote for each share of Provena common stock held as of the record date.

Quorum

A quorum of the Provena shareholders is necessary to hold a valid special meeting. A majority of the outstanding shares of Provena common stock entitled to vote must be represented, either in person or by proxy, at the special meeting to constitute a quorum. If a quorum is not present, the special meeting may be postponed or adjourned, without notice other than announcement at the special meeting, until a quorum is present or represented.

Vote Required

Approval of the merger agreement by Provena’s shareholders is required by California law. Approval of the merger agreement will require the affirmative vote of Provena shareholders representing a majority of the outstanding shares of Provena common stock entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the approval of the merger agreement will require the affirmative vote of Provena shareholders representing a majority of the shares of Provena common stock present in person or by proxy and entitled to vote at the special meeting.

Voting by Provena Directors and Executive Officers

On the record date, directors and executive officers of Provena and their affiliates owned approximately 1,711,272 shares of Provena common stock, or approximately 47.8% of the shares of Provena common stock outstanding on that date. Directors and executive officers of Provena, holding approximately 46% of the outstanding shares of Provena common stock entered into a voting agreement concurrent with the signing of the merger agreement, whereby they agreed to vote their shares in favor of approval of the merger agreement. For further information on the terms of the voting agreement, please see the section entitled “The Merger Agreement—The Voting Agreement” beginning on page 67 of this proxy statement/prospectus.

Voting of Proxies

If you sign, date and return the enclosed proxy in the enclosed prepaid and addressed envelope, unless your proxy is revoked, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” approval of the merger agreement and authorization of the proxyholders to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional votes.

You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares. If you plan to attend the special meeting and vote in person, you do not need to mail your proxy card. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares.

Your vote is very important. Please take the time to vote or submit your proxy card now, whether or not you plan to attend the special meeting.

Revocation of Proxies

You may change your vote at any time before your shares of Provena common stock are voted at the special meeting. You may change your vote or revoke your proxy in the following ways:

•       you can send a signed written notice stating that you would like to revoke your proxy prior to the special meeting date;

•       you can complete and, prior to the special meeting date, submit a new proxy card bearing a later date; or

•       you may attend the special meeting and vote your shares in person which will automatically cancel any proxy previously given. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

If you choose either of the first two methods, your notice of revocation or your new proxy must be sent to the Corporate Secretary of Provena at the following address: 5010 Eucalyptus Avenue, Chino, California 91710.

If your shares are held in “street name” and you would like to revoke an earlier vote, please contact your broker or nominee and follow the instructions your broker or nominee provides.

Effect of Abstentions and Broker Non-Votes

If you hold shares in street name (i.e., the shares are held in a stock brokerage account or by a bank, trust or other institution) and do not provide voting instructions to the holder of the account, the holder will not be able to vote your shares and such shares will be considered “broker non-votes.” Broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Provena’s common stock as of the record date, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Abstentions and broker non-votes also will have the same effect for purposes of approving the proposal as votes against the authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes. In addition, the failure of a Provena shareholder to return a proxy and to attend the special meeting and vote in person will have the effect of a vote against the approval of the merger agreement. Accordingly, you are urged to return a completed proxy card and, if a broker or bank holds your shares, you are urged to instruct your broker or bank on how to vote your shares.

Solicitation of Proxies

This document is being furnished in connection with the solicitation of proxies by the Provena board of directors for use at the special meeting on December 14, 2006. Provena will pay the costs of soliciting proxies from Provena shareholders. In addition to sending this document and accompanying proxy card by mail, Provena directors, officers or employees may solicit proxies in person, by mail, by telephone or by electronic transmission. Provena does not reimburse its directors, officers or employees specifically for soliciting proxies. Provena will request that brokers, custodians, nominees and other record holders of Provena common stock forward copies of this proxy statement/prospectus and other soliciting materials to the persons for whom they hold shares of Provena common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Provena will reimburse such holders for their reasonable expenses.

Recommendation of the Provena Board of Directors

After careful consideration, the board of directors of Provena has unanimously approved the merger agreement and the merger and determined that the merger agreement is advisable and in the best interests of Provena and its shareholders. ACCORDINGLY, THE PROVENA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

Other Matters

No matter will be presented for consideration at the special meeting, other than as described in this proxy statement/prospectus.

Shareholder Communications, Nominations and Proposals

Any recommendation a shareholder wishes to make for a nominee to be elected at the 2007 Annual Meeting of Shareholders and any proposal a shareholder wishes to have presented at the 2007 Annual Meeting of Shareholders must be received by Provena by January 1, 2007. Six copies of any such recommendation or proposal and of any communication a shareholder wishes to send to the board of Provena should be mailed to Provena at 5010 Eucalyptus Avenue, Chino, California 91710, Attention: Board of Directors, and, upon receipt, a copy will be distributed to each director.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. While Hormel Foods and Provena believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached annexes, and the other documents to which this proxy statement/prospectus refers, for a more complete understanding of the merger.

General Description of the Merger

At the effective time of the merger, Crumbles Acquisition Corp. will merge with and into Provena. Upon completion of the merger, the separate corporate existence of Crumbles Acquisition Corp. will cease and Provena will continue as the surviving entity with the name Provena Foods Inc.

As a result of the merger, each share of Provena common stock outstanding at the effective time of the merger will be converted automatically into the right to receive 0.08 shares of Hormel Foods’ common stock, sometimes referred to as the “exchange ratio.” Provena shareholders will receive cash instead of fractional shares of Hormel Foods common stock that would have otherwise been issued as a result of the merger. In addition, each then outstanding option to purchase Provena common stock, whether or not exercisable at the effective time of the merger, will be cancelled in exchange for the right to receive $0.50 per share in cash multiplied by the number of shares of Provena common stock issuable upon exercise of the Provena stock options. If the number of shares of either Hormel Foods common stock or Provena common stock changes before the merger is completed because of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Hormel Foods common stock or Provena common stock), reorganization, recapitalization, reclassification or similar transaction, then an appropriate and proportionate adjustment will be made to the stock to be received by Provena shareholders in the merger.

Based on the number of shares of Provena common stock outstanding, the number of shares issuable upon exercise of outstanding Provena stock options, whether or not vested, with respect to Provena common stock and the exchange ratio, as of the record date, approximately 296,070 shares of Hormel Foods common stock will be issued pursuant to the merger agreement (assuming the exercise of all outstanding Provena stock options), representing approximately 0.2% of the Hormel Foods common stock outstanding immediately after the merger.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus for a discussion of material U.S. federal income tax consequences of the merger.

Background of the Merger

At the end of March, 2006, Mike Devine, Hormel Foods Plant Manager, Stockton plant, informed Theodore L. Arena, Provena’s chairman and chief executive officer, that Hormel Foods was interested in acquiring Provena.

On May 15, 2006, John Loeb, a broker with J.H. Chapman Group, L.C., which was retained by Hormel Foods, indicated in an e-mail to Thomas J. Mulroney, chief financial officer of Provena, that he and others from Hormel would like to visit the Provena meat plant.

On May 23, Hormel and Provena entered into a customary confidential disclosure agreement.

On June 7, Michael J. McCoy, Hormel’s chief financial officer and executive vice president, Bruce Schweitzer, Hormel’s vice president operations, refrigerated foods, and Mr. Loeb visited the Provena meat plant.

On June 12, Mr. Loeb, on behalf of Hormel, proposed a stock exchange transaction and a possible exchange ratio to Mr. Arena.

On June 16, Provena sent environmental information to Larry Pfeil, Hormel’s vice president of engineering.

On June 20, Hormel began its due diligence procedures. Provena sent responsive documents to Hormel on June 27, June 30 and July 5.

On June 20, Mr. Schweitzer visited the Provena pasta plant in Chino, California.

On July 12, Provena received a written proposal from Hormel proposing an exchange ratio of 0.08 shares of Hormel Foods common stock for each share of Provena common stock, subject to completion of the due diligence.

On July 14, Provena executed a 30-day exclusivity letter in favor of Hormel.

On July 15, Mr. McCoy, Gary Ray, Hormel’s executive vice president, refrigerated foods, Mr. Pfeil and Thomas Holstrom, Hormel’s environmental engineer, visited the Provena meat and pasta plants.

On July 20, Provena received the initial draft of a merger agreement.

On August 3, the Provena board of directors met and received updates from the senior management of Provena concerning the possible business combination transaction with Hormel and the status of negotiations and certain aspects of the transaction.

On August 4, Provena extended the exclusivity agreement with Hormel until September 1, 2006.

On August 9, Provena engaged FMV Opinions, Inc. to evaluate the merger.

On August 9, Provena received a revised draft of the merger agreement.

On August 28, Rabin Worldwide appraised the pasta plant equipment and Provena received the first draft of the disclosure schedules.

On September 5, the Provena board of directors held a special meeting to evaluate the possible business combination with Hormel. Prior to the meeting, the Provena board of directors was provided with materials, including a current draft of the merger agreement, materials relating to employee benefits matters and presentations from its legal counsel. At the meeting, Mr. Arena updated the Provena board of directors on the status of discussions with Hormel. In addition, representatives of Provena’s legal counsel presented a detailed review of the terms of the draft merger agreement and identified the remaining open issues, and FMV Opinions, Inc. reviewed the financial aspects of the proposed combination as well as the processes and methodologies that would be used by it in rendering a fairness opinion. At the meeting, the Provena board of directors also reviewed, among other things, with representatives from its legal counsel, the board’s legal duties and responsibilities and other considerations regarding the proposed business combination transaction, the draft merger agreement, and with Provena’s senior management, FMV and its legal counsel, potential strategic alternatives available to Provena, including the benefits, opportunities, risks and uncertainties associated with Provena remaining an independent company, as well as the merits of a possible business combination transaction with Hormel. After discussion, the Provena board of directors authorized Provena’s management to continue negotiations with Hormel Foods to seek to resolve the remaining outstanding issues in the draft merger agreement and other proposed definitive documentation.

Until the execution of definitive documentation on September 6, 2006, Hormel Foods and Provena and their respective legal counsel had extensive negotiations and discussions regarding the terms of the draft merger agreement including, among others, closing conditions and termination fees in the merger agreement was terminated.

On September 6, major shareholders and officers of Provena executed a voting agreement agreeing to vote in favor of the transaction with Hormel.

On September 6, Hormel and Provena publicly announced the execution of the merger agreement.

Hormel Foods’ Reasons for the Merger

In approving, adopting and authorizing the merger and the merger agreement, the Hormel Foods board of directors considered a number of factors, including, among others, the facts discussed in the following paragraphs. Although the foregoing discussion sets forth the material factors considered by the Hormel Foods board in reaching its recommendation, it may not include all of the factors considered by the Hormel Foods board. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the Hormel Foods board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board viewed its position and recommendations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Hormel Foods’ reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement/prospectus.

In reaching its decision, the board consulted with Hormel Foods’ management with respect to strategic and operational matters and with Hormel Foods’ legal counsel with respect to the merger agreement and the transactions contemplated thereby. The board also consulted with J.H. Chapman Group, L.L.C., Hormel Foods’ financial advisor, with respect to the financial aspects of the merger. The decision of the Hormel Foods board to enter into the merger agreement was the result of careful consideration by the Hormel Foods board of numerous factors, including the following positive factors that it believes will contribute to the success of the combined enterprise:

•       the state-of-the-art quality of Provena’s Northern California manufacturing facility;

•       the prime locations of Provena’s Northern and Southern California facilities;

•       the additional plant capacity for production of processed meat products;

•       improved utilization of Hormel Foods’ raw products with the additional capacity provided by Provena’s meat processing plant;

•       the improved ability to serve customers on the West coast;

•       Hormel Foods’ commitment to transactions that provide long-term value for its stockholders and markets that do not rely on synergies to produce a viable and well-capitalized company;

•       the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code with the results described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus.

The Hormel Foods board also considered the structure of the transaction and the terms of the merger agreement and related documents, including:

•       the consideration to be paid to Provena’s shareholders;

•       the representations and warranties of Provena;

•       the covenants of Hormel Foods and Provena;

•       the commitment of holders of approximately 46% of the outstanding Provena shares of common stock (on a fully diluted basis) to vote in favor of approval of the merger agreement;

•       the conditions required to be satisfied or waived, if permissible, prior to completion of the merger;

•       the rights of Hormel Foods or Provena to terminate the merger agreement in certain circumstances; and

•       the terms relating to third party offers, including the (1) limitations on the ability of Provena to solicit offers for competing business combination proposals, (2) requirement that Provena’s shareholders vote on the approval of the merger agreement even if the Provena board of directors changes or withdraws its recommendation of the merger and (3) ability to receive a termination fee if the merger agreement were to be terminated under certain circumstances.

The Hormel Foods board also identified and considered a number of uncertainties and risks. Those negative factors included:

•       the risk that the potential benefits of the merger might not be realized;

•       the risk that the merger may not be completed;

•       the challenges of integrating the businesses of Hormel Foods and Provena, including costs and delays in implementing common information systems and procedures;

•       the challenges of coordinating infrastructure operations in an effective and efficient manner; and

•       various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

The Hormel Foods board weighed the benefits, advantages and opportunities against the negative factors described above, including challenges inherent in the combination of Hormel Foods and Provena and the possible resulting diversion of management attention for an extended period of time. The Hormel Foods board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Hormel Foods board concluded that the potential benefits significantly outweighed the potential risks of consummating the merger.

After taking into account these and other factors, the Hormel Foods board unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, and in the bests interests of, Hormel Foods and its stockholders, and approved, adopted and authorized the merger agreement and the transactions contemplated thereby, including the merger.

Provena’s Reasons for the Merger

The Provena board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger are advisable, fair to and in the best interests of Provena and its shareholders. The decision of the Provena board of directors to enter into the merger agreement was the result of careful consideration by the Provena board of directors of numerous factors, including the following positive factors:

•       the benefits of becoming part of a larger organization with access to greater financial resources;

•       the opportunity to increase sales through Hormel Foods’ ability to sell its products to a larger customer base and through additional distribution channels;

•       the financial condition, results of operations and business of Hormel Foods, including the better prospects of Hormel Foods as consolidation continues within the natural and organic products industry;

•       the belief of Provena’s management that the prospects of the combined entity were more favorable than the prospects of Provena as a separate entity;

•       the financial terms of the merger, including the proposed structure as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•       the belief of Provena’s management that continuing as a separate entity was highly risky given the limited cash flow and heavy debt burden of Provena;

•       the evaluation of Provena’s management and financial advisor regarding Hormel Foods’ business;

•       the opinion and the accompanying presentation of FMV, financial advisor for Provena, to the effect that, as of September 6, 2006, and based upon and subject to the considerations described in its opinion, the price per share provided for in the merger was fair from a financial point of view to Provena’s shareholders; and

•       the risks to Provena in continuing as a publicly-traded micro-cap company with respect to excessive compliance and corporate governance costs in the wake of the Sarbanes-Oxley Act of 2002.

The Provena board of directors also identified and considered the following potentially negative factors in its deliberations:

•       the risk that the merger may not be completed in a timely manner, if at all;

•       the potential loss of key Provena employees critical to the ongoing success of Provena’s business and to the successful integration of the two companies;

•       the possibility of cultural conflicts;

•       the potential difficulties associated with integration of each company’s products, networks and technologies; and

•       the other risks and uncertainties discussed above under “Risk Factors.”

The Provena board of directors also considered the interests that certain executive officers and directors of Provena may have with respect to the merger in addition to their interests as shareholders of Provena generally (see the section entitled “—Interests of Certain Persons in the Merger” beginning on page 45 of this proxy statement/prospectus), which the Provena board of directors considered as being neutral in its evaluation of the proposed transaction.

Although the foregoing discussion sets forth the material factors considered by the Provena board of directors in reaching the Provena board of directors’ recommendation, it may not include all of the factors considered by the Provena board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the Provena board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The Provena board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the Provena board of directors concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of Provena’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this proxy statement/prospectus.

THE PROVENA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF PROVENA AND ITS SHAREHOLDERS. ACCORDINGLY, THE PROVENA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PROVENA SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

In considering the recommendation of the Provena board of directors with respect to the merger agreement, you should be aware that certain of Provena’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Provena shareholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 45 of this proxy statement/prospectus.

Recommendation of the Provena Board of Directors

At a special meeting held on September 5, 2006, the Provena board of directors determined that the merger and the merger agreement are advisable, fair to and in the best interests of Provena and its shareholders. Accordingly, the Provena board of directors unanimously approved the merger agreement and unanimously recommends that Provena shareholders vote “FOR” the approval of the merger agreement.

Fairness Opinion of Provena’s Financial Advisor

Provena requested that FMV render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Provena’s shareholders in the proposed merger with Hormel Foods. See Annex C for the full text of FMV’s written opinion. On September 5, 2006, FMV made a presentation to Provena’s board of directors, or the Board, describing its investigations and analyses, and stated that, in FMV’s opinion, the consideration to be received by Provena’s shareholders in connection with the merger was fair from a financial point of view to such shareholders. Such opinion was confirmed in the written opinion attached as Annex C to this proxy statement/ prospectus.

The full text of FMV’s written opinion, dated September 6, 2006, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Shareholders are urged to read the fairness opinion carefully in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by FMV in rendering its opinion. The fairness opinion was provided for the information and assistance of Provena’s board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, as of September 6, 2006, of the consideration to be received by the shareholders of Provena and does not constitute a recommendation as to how any holder of Provena’s common stock should vote with respect to the merger.

In connection with rendering its opinion, FMV has, among other things:

•       reviewed Provena’s annual reports on Form 10-K for the five fiscal years up to and including the fiscal year ended December 31, 2005, as well as its quarterly report on Form 10-Q for the period ended June 30, 2006, which Provena management has identified as being the most current financial statements available as of the date of FMV’s opinion;

•       reviewed other publicly-available information filed by Provena on Form 8-K since January 1, 2004;

•       reviewed the historical prices, trading multiples and trading volume of Provena’s common stock;

•       met with certain members of the senior management of Provena to discuss Provena’s operations, financial condition, future prospects and projected operations and performance;

•       visited the headquarters of Provena as well as Provena’s two primary processing facilities;

•       reviewed the Agreement and Plan of Merger, dated as of September 6, 2006, by and among Provena, Hormel Foods and Crumbles Acquisition Corp.;

•       reviewed internal financial statements for the key business segments of Provena for each of the five fiscal years up to and including the fiscal year ended December 31, 2005, and for the seven-month period ended July 31, 2006;

•       reviewed Hormel Foods’ annual reports on Form 10-K for the five fiscal years up to and including the fiscal year ended October 30, 2005, as well as its quarterly report on Form 10-Q for the quarter ended April 30, 2006;

•       reviewed certain public research reports concerning Hormel Foods published by equity research analysts after May 1, 2006 ;

•       reviewed the historical prices, trading multiples and trading volume of Hormel Foods’ common stock;

•       reviewed an appraisal of Provena’s Lathrop, California processing facility prepared by CB Richard Ellis as of June 3, 2005;

•       reviewed an appraisal of the equipment assets at Provena’s Chino, California facility prepared by Rabin Worldwide as of August 31, 2006;

•       reviewed several letters of interest from one potential buyer regarding the possible sale of Provena during 2005 and 2006;

•       reviewed publicly available financial data, stock market performance data and trading multiples of companies that FMV deemed generally comparable to each of Provena and Hormel Foods;

•       reviewed the publicly available terms of recent mergers and acquisitions of companies that FMV deemed generally comparable to Provena; and

•       conducted other studies, analyses and inquiries as FMV deemed appropriate.

FMV’s investigations consisted of gathering and reviewing information directly available from management of Provena and its representatives and advisors, as well as from public sources. No restrictions or limitations were imposed by Provena upon FMV with respect to the investigations made or the procedures followed in rendering its opinion. In arriving at its opinion, FMV assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information. FMV did not undertake an independent evaluation or appraisal of any of Provena’s assets or liabilities, nor was it furnished with any such current evaluation or appraisal other than an appraisal of the equipment assets at Provena’s Chino, California facility, prepared by Rabin Worldwide as of August 31, 2006. With respect to information furnished to or discussed with FMV by Provena management, FMV assumed that it had been reasonably prepared and reflected the best currently available estimates and judgment of management of Provena as to the expected future financial performance of Provena as of September 6, 2006. FMV’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated as of September 6, 2006. FMV did not consider any developments that may have occurred subsequent to September 6, 2006, including any additional information that may have become available after that date.

FMV was not requested to consider, and FMV expressed no opinion as to: (a) any other aspect of the merger or any related documents, the tax or legal consequences of the merger, including the tax and legal consequences to the shareholders of Provena; (b) the underlying business decision of Provena’s Board to proceed with the merger; (c) the relative merits of the merger as compared to any alternative business strategies that might exist for Provena or the effect of any other transaction in which Provena might engage; or (d) the fairness of any aspect of the merger not expressly addressed in the opinion. FMV is not a legal, tax or accounting expert and it did not provide legal, tax or accounting advice to Provena. FMV assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) required to be obtained for or in connection with the consummation of the merger will be obtained without any adverse effect on Provena that is in any respect material to its analyses. FMV did not negotiate or recommend any terms of the merger or the amount of the merger consideration.

FMV is a nationally recognized firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. After interviewing several valuation firms, the Board selected FMV to act as its financial advisor in rendering a fairness opinion in connection with the merger based on FMV’s qualifications, expertise, reputation, cost estimates and the recommendations of Provena’s legal advisors.

To determine the fairness, from a financial point of view, of the consideration to be received by the shareholders of Provena in connection with the merger, FMV performed the following:

•       A determination of the fair market value per share of Provena on a controlling interest basis, through valuing Provena’s meat processing division, Swiss American, and its pasta manufacturing division, Royal-Angelus, independently. FMV valued the business operations of Swiss American through application of various market and income valuation approaches. For Royal-Angelus, FMV applied an asset-based valuation approach, relying, in part, on an appraisal of the division’s equipment assets, prepared by Rabin Worldwide as of August 31, 2006;

•       A determination of the fair market value per share of Hormel Foods based on an analysis of its publicly traded common stock price as of September 5, 2006, and a comparison with publicly traded comparable companies; and

•       A determination of the per-share fair market value of the consideration to be received by holders of Provena’s common stock in connection with the merger as compared to the per-share fair market value of Provena on a controlling interest basis.

The following is a brief summary of the material financial analyses performed by FMV in connection with the preparation of its presentation and written opinion to the Board.

Valuation of Provena

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selected portions of the analyses or of the summaries set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying the FMV opinion. In arriving at its fairness determination, FMV considered the results of all such analyses. FMV made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the below analyses as a comparison is directly comparable to Provena or the merger.

Comparable Public Companies Method.   FMV compared certain financial data of Swiss American with that of eight publicly traded companies engaged in the meat processing industry. The eight companies are:

•       Bridgeford Foods Corp.;

•       Cagle’s, Inc.;

•       Hormel Foods;

•       Premium Standard Farms, Inc.;

•       Sanderson Farms, Inc.;

•       Seaboard Corp.;

•       Smithfield Foods, Inc.; and

•       Tyson Foods, Inc.

For each of these companies, FMV calculated multiples of certain measures of earnings relative to enterprise value, or EV, and market value of equity, or Price. Specifically, FMV relied on the following valuation multiples:

•       EV as a multiple of latest twelve months, or LTM, earnings before interest, taxes, depreciation and amortization, or EBITDA;

•       EV as a multiple of projected next fiscal year, or NFY, EBITDA;

•       EV as a multiple of five-year average EBITDA;

•       EV as a multiple of LTM earnings before interest and taxes, or EBIT;

•       EV as a multiple of projected NFY EBIT;

•       Price as a multiple of LTM earnings, or P/E;

•       Price as a multiple of projected NFY earnings;

•       Price as a multiple of five-year average earnings;

•       Price as a multiple of LTM cash flow; and

•       Price as a multiple of five-year average cash flow.

Based on an analysis of these comparable companies relative to Swiss American, FMV selected multiples to apply to Swiss American’s representative LTM EBITDA, projected NFY EBITDA, five-year average EBITDA, LTM EBIT, projected NFY EBIT, LTM net income, projected NFY net income, five-year average net income, LTM cash flow, and five-year average cash flow. The following table presents the ranges and medians of the aforementioned multiples and FMV’s selected range of market multiples:

	Low	High	Median	Selected
Latest Twelve Months
Enterprise Value / EBITDA	4.7x	15.4x	9.9x	4.5x – 5.5x
Enterprise Value / EBIT	7.0x	13.8x	10.7x	6.5x – 7.5x
Price / Earnings	7.4x	19.6x	14.9x	6.0x – 8.0x
Price / Cash Flow	4.8x	19.4x	9.7x	4.0x – 5.0x
Next Fiscal Year
Enterprise Value / EBITDA	5.3x	14.8x	8.7x	4.0x – 5.0x
Enterprise Value / EBIT	12.1x	14.9x	12.3x	6.0x – 7.0x
Price / Earnings	15.1x	18.5x	15.7x	8.0x – 9.0x
Five-Year Average
Enterprise Value / EBITDA	5.7x	12.5x	7.9x	5.5x – 6.5x
Price / Earnings	12.8x	40.1x	19.2x	14.0x – 16.0x
Price / Cash Flow	6.4x	17.4x	9.4x	6.0x – 7.0x

By applying the aforementioned selected multiples to representative financial data of Swiss American, taking averages of the low and high indications (giving double weight to LTM EBITDA and projected NFY EBITDA indications), and applying a control premium of 20 percent, FMV arrived at a range of equity values for the operations of Swiss American, on a controlling interest basis, of $3.590 million to $5.240 million. Adding the controlling interest equity value of Royal-Angelus (determined as described below), cash, non-operating real estate, and subtracting debt held outside of Swiss American and Royal-Angelus, FMV determined a range of controlling interest equity values for Provena of $7.164 million to $10.264 million, or $2.00 per share to $2.87 per share.

FMV applied an asset-based valuation approach, which we refer to as the adjusted net assets method, to the valuation of Royal-Angelus, due primarily to the following: (i) Royal-Angelus has recently and historically suffered operating losses; and (ii) Royal-Angelus has operated at approximately 30 percent of production capacity in recent periods. Based on the foregoing, FMV determined that the fair market value of Royal-Angelus resides in the fair market value of its net assets. In applying the adjusted net assets method to Royal-Angelus, FMV adjusted all assets and liabilities to their respective fair market values. For machinery and equipment, which represents Royal-Angelus’ most valuable asset, FMV relied on an independent appraisal of the equipment assets, performed by Rabin Worldwide as of August 31, 2006. This approach resulted in a range of equity values of Royal-Angelus, on a controlling interest basis, of $1.430 million to $2.880 million.

Industry Acquisitions Method.   As part of its analyses, FMV observed valuation metrics for transactions involving the acquisition of companies in similar lines of business to Swiss American. The transactions that FMV reviewed included:

•       Spectrum Organic Products, Inc. by The Hain Celestial Group, Inc.;

•       Sonoma Cheese Co. by Monterey Gourmet Foods, Inc.;

•       Casual Gourmet Foods, Inc. by Monterey Gourmet Foods, Inc.;

•       Riviana Foods, Inc. by Ebro Puleva SA;

•       International Multifoods Corp. by JM Smucker Co.;

•       CIBO Naturals LLC by Monterey Gourmet Foods, Inc.;

•       Horizon Organic Holding Corp. by Dean Foods Co.;

•       Dole Food Co., Inc. Management Buy-Out;

•       Turkey Store Co. by Hormel Foods;

•       IBP, Inc. by Tyson Foods, Inc.;

•       Valley Fresh, Inc. by Hormel Foods;

•       Mark-Lynn Foods, Inc. by Hormel Foods;

•       Clougherty Packing Co. by Hormel Foods;

•       Cook’s Ham business by Smithfield Foods, Inc.; and

•       Sara Lee Corp.’s European Meats business by Smithfield Foods, Inc.

For the transactions where financial data was available, FMV calculated the following valuation multiples:

•       EV as a multiple of LTM EBITDA;

•       EV as a multiple of LTM EBIT;

•       P/E; and

•       Price as a multiple of LTM cash flow.

Based on an analysis of these transactions, FMV selected multiples to apply to Swiss American’s representative LTM EBITDA, EBIT, cash flow, and earnings. The following table presents the ranges and medians of the aforementioned multiples and FMV’s selected range of market multiples. The table includes multiples for the following target companies: Casual Gourmet Foods, Inc.; Riviana Foods, Inc.; International Multifoods Corp.; CIBO Naturals LLC; Dole Food Co., Inc.; Turkey Store Co.; and IBP, Inc. Multiples from all other acquisitions listed above were considered either not meaningful or not available.

	Low	High	Median	Selected
Latest Twelve Months
Enterprise Value / EBITDA	6.2x	10.4x	8.8x	5.0x – 6.0x
Enterprise Value / EBIT	6.5x	14.1x	11.3x	6.0x – 7.0x
Price / Earnings	9.2x	15.2x	11.5x	6.0x – 8.0x
Price / Cash Flow	5.4x	11.9x	10.3x	5.5x – 6.5x

Based on a comparison of Swiss American to the aforementioned comparable acquisitions, FMV selected multiples to apply to Swiss American’s representative LTM EBITDA, EBIT, cash flow and net income. Applying the aforementioned multiples to Swiss American’s representative financial data, and taking averages of the low and the high indications (giving double weight to LTM EBITDA and EBIT indications), resulted in a range of equity values of Swiss American, on a controlling interest basis, of $3.400 million to $4.890 million. Adding the controlling interest equity value of Royal-Angelus (determined as described above), cash, non-operating real estate, and subtracting debt held outside of Swiss American and Royal-Angelus, FMV determined a range of controlling interest equity values for Provena of $6.974 million to $9.914 million, or $1.95 per share to $2.77 per share.

Income Capitalization Method.   FMV calculated a range of values for Swiss American using the income capitalization methodology summarized in the table below. The value range was estimated using a range of cost of equity of 18.0% to 20.0% and a range of perpetual growth rates of 2.5% to 3.5%. The following table provides a sensitivity analysis of the value of Swiss American’s operations based on the aforementioned assumptions.

	Cost of Equity
Perpetual Growth Rate	18.0%	19.0%	20.0%
2.5%	$5.050	$4.744	$4.473
3.0%	$5.219	$4.893	$4.605
3.5%	$5.399	$5.050	$4.744

Extracting the low and the high of the aforementioned indications and applying a control premium of 20 percent, FMV concluded on a range of equity values of Swiss American, on a controlling interest basis, of $5.360 million to $6.480 million. Adding the controlling interest equity value of Royal-Angelus (as described above), cash, non-operating real estate, and subtracting debt held outside of Swiss American and Royal-Angelus, FMV determined a range of controlling interest equity values for Provena of $8.934 million to $11.504 million, or $2.49 to $3.21 per share.

Value Summary and Conclusion.   Based on the aforementioned approaches, FMV calculated aggregate equity and per-share fair market value indications for Provena as follows:

	Aggregate Equity Value		Per-Share Equity Value
Valuation Method	Low	High	Low	High
Comparable Public Companies	$7.164	$ 10.264	$2.00	$2.87
Industry Acquisitions Method	$6.974	$ 9.914	$1.95	$2.77
Income Capitalization	$8.934	$ 11.504	$2.49	$3.21
Mean	$7.690	$ 10.560	$2.15	$2.95

As the table above illustrates, FMV calculated a range of aggregate and per-share equity values of Provena based on the average of the indications of the valuation methods considered. This resulted in a range of equity values for Provena of $7.690 million to $10.560 million, or $2.15 per share to $2.95 per share.

Valuation of Hormel Foods

Public Market Trading Price.   As part of its analysis, FMV considered the public market trading price of Hormel Foods as of September 5, 2006 to be a reasonable indication of value for Hormel Foods as of that date. In making this assessment, FMV compared Hormel Foods to ten publicly traded comparable companies. The ten companies included:

•       Bridgeford Foods Corp.;

•       Cagle’s, Inc.;

•       Premium Standard Farms, Inc.;

•       Sanderson Farms, Inc.;

•       Seaboard Corp.;

•       Smithfield Foods, Inc.;

•       Tyson Foods, Inc.;

•       Pilgrim’s Pride Corp.;

•       ConAgra Foods, Inc.; and

•       Gold Kist, Inc.

For each of the comparable companies, FMV calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as numerous market capitalization ratios, such as EV as a multiple of EBITDA and P/E. FMV calculated and examined market multiples based on the latest twelve month and projected 2007 fiscal year financial data for the comparable companies. Based on an analysis of these comparable companies relative to Hormel Foods, FMV selected multiples to apply to Hormel Foods’ representative LTM EBITDA, projected 2007 EBITDA, LTM earnings, and projected 2007 earnings. The following table presents the ranges and medians of the aforementioned multiples and FMV’s selected range of market multiples:

	Low	High	Median	Hormel Foods
Latest Twelve Months
Price / Earnings	7.4x	38.0x	18.4x	18.0x – 20.0x
Enterprise Value / EBITDA	4.7x	15.4x	12.6x	10.0x – 11.0x
Projected 2007 Fiscal Year
Price / Earnings	13.7x	20.2x	15.8x	17.5x – 19.5x
Enterprise Value / EBITDA	3.5x	10.0x	6.1x	7.0x – 8.0x

By applying the aforementioned selected multiples to representative financial data of Hormel Foods, taking averages of the low and high indications, and dividing by common shares outstanding, FMV arrived at a range of per share equity values for the operations of Hormel Foods, on a minority interest basis, of $34.92 to $39.13. Adding (per share) cash, FMV determined a range of minority interest equity values for Hormel Foods of $35.79 per share to $40.00 per share. Based on this value range and an analysis of Hormel Foods’ trading volume prior to the merger, FMV determined that the common stock price of Hormel Foods of $36.40 per share as of September 5, 2006 represented the fair market value of such stock as of that date.

Valuation of Consideration

In connection with the merger, each shareholder of Provena will receive, for each share of Provena stock held, a right to receive 0.08 of a fully paid and nonassessable share of common stock of Hormel Foods. FMV based the value of Hormel Foods’ common stock on its closing price of $36.40 per share on September 5, 2006. Accordingly, FMV valued the consideration to be received in connection with the merger at $2.91 per share of Provena stock, which was within the range of $2.15 per Provena share to $2.95 per Provena share obtained by FMV.

FMV also considered the premiums implied by the per-share value consideration over Provena’s share price on September 5, 2006 and Provena’s average share price over various time periods prior to September 5, 2006. FMV’s value of the consideration of $2.91 per share implied the following premiums.

	Close Price	Implied Premium
September 5, 2006 (Latest Closing Price)	2.30	26.6%
August 28, 2006 (1-Week Prior)	1.98	47.1%
For the Periods Ended September 5, 2006
5-Day Average	2.11	38.1%
20 Day - Average	2.01	45.0%
30 Trading Day Average	1.89	54.1%
60 Trading Day Average	1.75	66.5%
90 Trading Day Average	1.67	74.0%
6 Month Trading Day Average	1.54	89.3%
1 Year Trading Day Average	1.27	129.2%

FMV also examined stock price premiums on six operating companies in the same or similar industry to that of Provena whereby control was acquired. The median control premium in this analysis was 16 percent, with a low of 2.0 percent and a high of 39 percent.

Conclusion

FMV concluded that the fair market value of Provena, on a controlling interest basis, was in the range of $2.15 per share to $2.95 per share. Furthermore, FMV determined that the fair market value of the consideration to be received by shareholders of Provena in connection with the merger was $2.91 per share. Based upon the foregoing, and in reliance thereon, it was the opinion of FMV that as of September 6, 2006, the consideration to be received by the holders of Provena’s common stock in connection with the merger was fair from a financial point of view.

FMV conducted its analyses and issued its opinion as of September 6, 2006, based on information available on September 6, 2006. FMV did not consider any developments that may have occurred, or any additional information that may have become available after September 6, 2006.

The opinion was furnished solely for the benefit of Provena’s board of directors and may not be relied upon by any other person without FMV’s express, prior written consent. The opinion was delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion.

Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Provena, FMV or any other person assumes responsibility if future results are materially different from those forecast. As described above, FMV’s opinion was among many factors taken into consideration by Provena’s board of directors in making its determination to approve the merger.

Pursuant to a letter agreement dated August 9, 2006, Provena engaged FMV as its financial advisor with respect to assessing the fairness, from a financial point of view, as of September 6, 2006, of the consideration to be received by the shareholders of Provena in connection with the merger. For its services, Provena agreed to pay FMV a fee of $90,000, plus reasonable out-of-pocket expenses not to exceed $5,000. FMV’s fee was not contingent upon its opinion or the completion of the merger. FMV was not asked to solicit, nor has it solicited, any persons to invest in Provena through the merger or otherwise and does not and has not owned any shares of Provena or Hormel Foods capital stock. Neither FMV nor any of its affiliates has provided any other services to Provena or its affiliates in the past two years, nor are there any additional services mutually contemplated.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, if permissible, including approval of the merger agreement by the shareholders of Provena. The merger will become effective upon the filing of a certificate of merger with the State of California and the State of Delaware.

Hormel Foods and Provena are working to complete the merger as quickly as possible, and we hope to do so as promptly as practicable after the special meeting. However, because the merger is subject to closing conditions, Hormel Foods and Provena cannot give any assurance that all the conditions to the merger will be either satisfied or waived or that the merger will occur and cannot predict the exact timing of the completion of the merger.

As promptly as practicable after the merger is completed, Wells Fargo, the exchange agent for the merger, will mail Provena shareholders instructions (including a letter of transmittal) for surrendering Provena stock certificates in exchange for Hormel Foods common stock and cash in lieu of fractional shares. When Provena shareholders deliver Provena stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the Provena stock certificates will be cancelled and the shareholder will receive that number of whole shares of Hormel Foods stock that the shareholder is entitled to receive pursuant to the merger agreement and a check for the cash for the fractional shares that the shareholder is entitled to receive pursuant to the merger agreement. As permitted by the bylaws of Hormel Foods, shares of Hormel common stock will be issued in uncertificated book entry form, except for shares issued to Provena’s Rule 145 affiliates, which will be issued in certificated form.

Provena shareholders should not submit stock certificates for exchange until they have completed and mailed the letter of transmittal as directed by the instructions referred to above.

Provena shareholders will be entitled to receive dividends or other distributions with a record date after the merger is completed on shares of Hormel Foods common stock into which the Provena shares are converted, but only after the shareholder has surrendered his or her Provena stock certificates. If there is any dividend or other distribution on Hormel Foods common stock with a record date after completion of the merger, Provena shareholders will receive the dividend or distribution promptly after the later of the date that the Hormel Foods shares are issued to the shareholder or the date the dividend or other distribution is paid to all Hormel Foods stockholders.

Hormel Foods will issue the Hormel Foods stock or check in a name other than the name in which a surrendered Provena stock certificate is registered only if the Provena shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that the shareholder has paid any applicable stock transfer taxes.

Operations Following the Merger

Following completion of the merger, the facilities of Provena will be operated by Hormel Foods to produce food products consistent with Hormel Foods’ business strategy.

The shareholders of Provena will become stockholders of Hormel Foods and their rights as stockholders will be governed by the Hormel Foods certificate of incorporation, the Hormel Foods bylaws and the laws of the State of Delaware. See the section entitled “Comparison of Rights of Stockholders of Hormel Foods and Shareholders of Provena” beginning on page 85 of this proxy statement/prospectus for a discussion of some of the differences in the rights of stockholders of Hormel Foods and the shareholders of Provena.

Interests of Certain Persons in the Merger

Equity-Based Awards—Stock Options and Restricted Stock

In connection with the merger, each option to purchase Provena common stock, whether or not exercisable at the effective time of the merger, that is outstanding and exercisable at the completion of the merger, will be cancelled in exchange for the right to receive $0.50 per share in cash multiplied by the number of shares of Provena common stock issuable upon exercise of the Provena stock options. See the section entitled “The Merger Agreement—Structure of the Merger and Conversion of Provena Common Stock and Equity-Based Awards” beginning on page 53 of this proxy statement/prospectus.

Based on the number of shares covered by Provena stock options outstanding as of the date of this proxy statement/ prospectus, options to acquire the following number of shares of Provena common stock held by Provena’s named executive officers, all other executive officers as a group and all non-employee directors as a group will be so converted at the effective time of the merger:

Provena’s named executive officers	107,111
All other executive officers as a group	0
All non-employee directors as a group	0

Each of the outstanding options has an exercise price of $2.5625 per share. No unvested options to acquire shares of Provena common stock are outstanding.

In connection with the merger, the 75,000 unvested shares of restricted stock granted to Theodore L. Arena, which constitute all of the outstanding shares of restricted stock, will become fully vested and non-forfeitable as of the consummation of the merger and the holder of such shares will be entitled to receive the same merger consideration as the other holders of Provena common stock.

Continuation of Certain Benefits

Pursuant to the merger agreement, Hormel Foods has agreed that it will, or will cause the surviving company in the merger to, provide employees of Provena, including the executive officers, with compensation and employee benefits that are comparable in the aggregate to those currently provided to similarly situated employees of Hormel Foods (except as otherwise required under the terms and conditions of any collective bargaining agreement covering union employees of Provena). See also, the section entitled “The Merger Agreement—Employee Matters” beginning on page 61 of this proxy statement/prospectus.

No Third Party Beneficiaries

The merger agreement is not intended to confer upon any person any rights or remedies, except for Hormel Foods and Provena, as parties to the merger agreement and except for the certain rights of indemnification granted to the indemnified parties under the terms of the merger agreement.

Indemnification and Insurance

The merger agreement provides that, without further action, upon effectiveness of the merger, Hormel Foods will cause the surviving company in the merger to assume and maintain all rights to indemnification and exculpation provided to current or former directors, officers and agents of Provena in the Provena articles of incorporation, bylaws, existing indemnification agreements or otherwise provided under applicable law, and that such rights will continue in full force and effect following completion of the merger. In addition, Hormel Foods has agreed to indemnify and hold harmless, and provide advancement of expenses to directors, officers and agents of Provena to the same extent such persons were indemnified by, or had the right to advancement of expenses from, Provena on the date of the merger agreement by Provena pursuant to Provena’s articles of incorporation, existing indemnification agreements or as provided under applicable law.

The merger agreement provides that, for six years after completion of the merger, Hormel Foods will maintain Provena’s policies of directors’ and officers’ liability insurance or substitute comparable policies, except that Hormel Foods will not be obligated to pay aggregate premiums in excess of 200% of the amount paid by Provena on the date of the merger agreement.

Provena Common Stock Ownership

Management Stock Ownership

The following table sets forth, for each officer, director and 5% shareholder of Provena and for all officers and directors as a group (8 persons), the number and percent of outstanding shares of common stock of Provena owned on September 22, 2006:

	Shares Beneficially Owned
	Without Options(6)		Options Exercised(7)
Name or Category(1)	Number	Percent	Number	Percent
John D. Determan(2)	335,327	9.4%	335,327	9.1%
Theodore L. Arena	298,994	8.3%	390,452	10.6%
Ronald A. Provera(3)	322,330	9.0%	322,330	8.7%
Santo Zito	397,530	11.1%	397,530	10.8%
Thomas J. Mulroney(4)	28,338	0.8%	43,991	1.2%
Louis A. Arena(5)	263,030	7.3%	263,030	7.1%
John M. Boukather	3,173	0.1%	3,173	0.1%
Joseph W. Wolbers	12,250	0.3%	12,250	0.3%
William A. West, Jr.	50,300	1.4%	50,300	1.4%
Officers and Directors	1,711,272	47.8%	1,818,383	49.3%
Shares Outstanding	3,582,269	100%	3,689,380	100%

(1)          The address for each person is c/o Provena Foods Inc., 5010 Eucalyptus Avenue, Chino, California 91710.

(2)          Shares not included in the shares of all officers and directors as a group.

(3)          Includes 320,930 shares held by the family trust of Ronald A. Provera and his wife, Madelyn M. Provera.

(4)          Includes 3,800 shares owned by Marsha Mulroney, wife of Thomas J. Mulroney.

(5)          Louis A. Arena, a shareholder and director of Provena from its inception and chairman of the audit committee, died January 6, 2006.

(6)          Excludes options under Provena’s Incentive Stock Option Plan to Theodore L. Arena to purchase 91,458 shares, to Thomas J. Mulroney to purchase 15,653 shares and to all officers and directors as a group to purchase 107,111 shares.

(7)          The options of Messrs. Arena, Mulroney and the group are deemed exercised.

No other person is known to Provena to own beneficially more than 5% of its outstanding shares.

Management Stock Transactions

No purchases or sales of Provena’s common stock by officers or directors were reported during the year 2005 or the first six months of 2006, except 10,000 shares purchased by Santo Zito, Vice President and General Manager and director.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Provena common stock that surrenders all of its common stock for shares of Hormel Foods common stock and/or cash in the merger. These consequences are based upon representation letters from each of Hormel Foods, Provena and Crumbles Acquisition Corp., which will be reconfirmed prior to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, which we refer to in this proxy statement/ prospectus as the IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens that hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their Provena common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their Provena common stock through, partnerships or other pass-through entities, or persons who acquired their Provena common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Provena shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions

The completion of the merger is conditioned upon the delivery of an opinion by Sheppard, Mullin, Richter & Hampton LLP, tax counsel to Provena, that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Provena expects to be able to obtain the tax opinion if, as expected:

•       Hormel Foods, Provena and Crumbles Acquisition Corp. are able to deliver customary representations to Provena’s tax counsel;

•       there is no adverse change in U.S. federal income tax law; and

•       the aggregate fair market value of the Hormel Foods common stock delivered as consideration in the merger is equal to or greater than 80% of the sum of (i) the aggregate fair market value of such Hormel Foods common stock and (ii) the aggregate amount of cash and other property paid to Provena shareholders in connection with the merger, including any cash that may be payable, directly or indirectly, by Hormel Foods to Provena shareholders who perfect their appraisal rights.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange of Provena Common Stock Solely for Hormel Foods Common Stock

A Provena shareholder that exchanges all of its Provena common stock solely for Hormel Foods common stock in the merger will not recognize any gain or loss (except with respect to cash received instead of fractional shares of Hormel Foods common stock, as discussed below). The aggregate adjusted tax basis of shares of Hormel Foods common stock received in the merger will be equal to the aggregate tax basis of the shares of Provena common stock surrendered in exchange therefor, and an exchanging Provena shareholder’s holding period in the Hormel Foods common stock received in the merger will include the holding period of the Provena common stock surrendered in exchange therefor.

Cash Received Instead of a Fractional Share of Hormel Foods Common Stock

A Provena shareholder that receives cash instead of a fractional share of Hormel Foods common stock in the merger will recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received instead of the fractional share and the portion of the shareholder’s tax basis in its Provena common stock that is allocable to the fractional share. The capital gain or loss will be long-term if the holding period for such Provena common stock is more than one year as of the date of the exchange.

Tax Treatment of the Entities

No gain or loss will be recognized by Hormel Foods, Provena or Crumbles Acquisition Corp. as a result of the merger.

Reporting Requirements

Each Provena shareholder who is a “significant holder” that receives Hormel common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Provena common stock surrendered and the fair market value of the Hormel common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger. A “significant holder” is a Provena shareholder who, immediately before the merger owned at least five percent of the outstanding stock of Provena or owned Provena securities with an adjusted tax basis of $1,000,000 or more.

Information Reporting and Backup Withholding

In general, a Provena shareholder receiving cash in the merger will be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) will generally apply if the exchanging Provena shareholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding (generally on a substitute IRS

Form W-9). Certain holders (including, among others, U.S. corporations) are not subject to information reporting or backup withholding, but they may still need to furnish a substitute IRS Form W-9 or otherwise establish an exemption. Any amount withheld as backup withholding from payments to an exchanging Provena shareholder will be creditable against the Provena shareholder’s federal income tax liability, provided that it timely furnishes the required information to the IRS. Provena shareholders should consult their tax advisors regarding whether they qualify for exemption from backup withholding and the procedure for obtaining an exemption.

Accounting Treatment

Hormel Foods intends to account for the merger under the purchase method of accounting for business combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of an acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values will include management’s consideration of a valuation prepared by an independent valuation specialist. This valuation will be based on the actual net tangible and intangible assets of the acquired entity that exist as of the closing date of the transaction.

Restrictions on Sale of Shares by Affiliates of Provena and Hormel Foods

The shares of Hormel Foods common stock to be received by Provena’s shareholders in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Hormel Foods common stock issued to any person who is deemed to be an affiliate of either Provena or Hormel Foods at the time of the special meeting, which we refer to as a Rule 145 affiliate. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with either Provena or Hormel Foods and may include the executive officers and directors, as well as the principal shareholders, of both companies. Rule 145 affiliates may not sell their shares of Hormel Foods common stock acquired in connection with the merger except pursuant to:

•       an effective registration statement under the Securities Act covering the resale of those shares;

•       in accordance with Rule 145 under the Securities Act; or

•       an opinion of counsel or under a “no action” letter from the SEC, that such sale will not violate or is otherwise exempt from registration under the Securities Act.

The merger agreement requires Provena to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of Hormel Foods common stock issued to such person in or pursuant to the merger except in compliance with the Securities Act and the rules and regulations promulgated by the SEC thereunder. Hormel Foods’ registration statement on Form S-4, of which this proxy statement/prospectus forms a part, may not be used in connection with the resale of shares of Hormel Foods common stock received in the merger by affiliates.

Stock Market Listing

An application for listing the shares of Hormel Foods common stock to be issued in the merger on the New York Stock Exchange will be filed with the New York Stock Exchange prior to the closing of the merger. If the merger is completed, Provena common stock will be delisted from the American Stock Exchange and will be deregistered under the Exchange Act.

Legal Proceedings

Hormel Foods, from time to time, is involved in routine claims and litigation incidental to its business. Management of Hormel Foods believes that none of this litigation will have a material adverse effect on its business, financial condition or liquidity.

DISSENTERS’ RIGHTS OF PROVENA SHAREHOLDERS

In connection with the merger, Provena shareholders may be entitled to dissenters’ rights under Chapter 13 of the California General Corporation Law, or the CGCL, the full text of which is attached to this proxy statement/ prospectus as Annex D. The description of these dissenters’ rights contained in this proxy statement/ prospectus is not a complete statement of the law pertaining to dissenters’ rights under the California General Corporation Law and is qualified in its entirety by reference to Chapter 13 of the CGCL. Annex D should be reviewed carefully by any Provena shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to timely comply with the procedures of the relevant statute will result in the loss of dissenters’ rights.

ANY HOLDER OF PROVENA COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

If the merger agreement is approved by the required vote of Provena shareholders and is not abandoned or terminated, holders of Provena common stock who voted against the merger may, by complying with the procedures and in the manner prescribed by Chapter 13 of the California General Corporation Law, be entitled to dissenters’ rights as described therein. We refer to the record holders of the shares of Provena common stock that are eligible to, and do, exercise their dissenters’ rights with respect to the merger as “dissenting shareholders”, and the shares with respect to which they exercise dissenters’ rights as “dissenting shares”.

To qualify as dissenting shares under California law, shares of Provena stock must satisfy each of the following requirements:

•  the shares must have been outstanding on the record date for the special meeting (October 23, 2006);

•  the shares must have been voted against proposal 1 (to approve the merger) at the special meeting;

•  the holder of the shares must make a written demand to Provena on or before the date of the special meeting that Provena repurchase the shares for cash at their fair market value (as described below); and

•  the holder of the shares must submit stock certificates for endorsement (as described below) within 30 days after the date on which the merger approval notice described below is mailed to the holder.

In addition, because Provena common stock is traded on the American Stock Exchange, Provena shareholders will not have dissenters’ rights, and there will be no dissenting shares, unless holders of 5% or more of the outstanding shares of Provena common stock make demands for payment in cash of their shares at their fair market value pursuant to Section 1301 of the CGCL by the special meeting date.

Failure to send the demand by the date of the special meeting, or to vote against the merger, or to take any other necessary step under Chapter 13 of the CGCL, will result in the termination or waiver of the appraisal rights of the shareholder under Chapter 13 of the CGCL. If no instructions are indicated on proxies received by Provena, the proxies will be voted for proposal 1 to approve the merger at the special meeting. Accordingly, Provena shareholders who return their proxies without instructions will waive their dissenters’ rights. A proxy or vote against the approval of proposal 1 to approve the merger does not, by itself, constitute a demand.

The “fair market value” to which a dissenting shareholder is entitled is to be determined as of September 5, 2006, the day before the initial public announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger. The closing price per share of Provena’s common stock, as reported on the American Stock Exchange on September 5, 2006, was $2.30 per share.

The demand for payment must:

•  be a written demand to purchase the dissenting shares from the shareholder for cash at their fair market value as of September 5, 2006;

•  state what the shareholder believes to be the fair market value of the shares as of September 5, 2006, which will constitute an offer to sell the shares to Provena at that price;

•  state the number and class of shares held of record by the shareholder that the shareholder demands that Provena purchase; and

•  be received by Provena by the date of the special meeting.

A shareholder who has made this demand for payment may not withdraw the demand unless Provena consents to the withdrawal.

If the merger is approved by the Provena shareholders, Provena will mail to each shareholder who has voted against the merger and made a proper written demand for payment a notice of the approval of the merger by the Provena shareholders within ten days after the date of the approval. This notice of approval of the merger will be accompanied by:

•  a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL;

•  a statement of the price determined by Provena to represent the fair market value of the dissenting shares, which will constitute an offer by Provena to purchase the shares at that price; and

•  a brief description of the procedure to be followed if the shareholder desires to exercise his or her dissenters’ rights under the CGCL.

A dissenting shareholder must in turn submit the certificates representing the dissenting shares for endorsement as dissenting shares to Provena at its principal office or at the office of its transfer agent within 30 days after the date on which notice of approval of the merger by Provena shareholders was mailed to the dissenting shareholder. If the dissenting shareholder transfers the dissenting shares prior to their submission to Provena for the required endorsement, the shares will lose their status as dissenting shares.

If upon a dissenting shareholder’s delivery to Provena or its transfer agent of the stock certificates representing the dissenting shares, Provena and the shareholder agree that the shares are dissenting shares and upon the price to be paid for the dissenting shares, then the agreed price plus the legal rate of interest on judgments from the date of the agreement is required by law to be paid to the dissenting shareholder within the later of 30 days after the date of the agreement or 30 days after any statutory or contractual conditions to the completion of the merger are satisfied or waived.

If Provena and a shareholder disagree as to whether shares are entitled to be classified as dissenting shares or as to the price for dissenting shares, either the shareholder or Provena may file a complaint, within six months after the date on which the notice of the shareholders’ approval of the merger was mailed to the shareholder (but not thereafter), in the superior court of the proper county in California requesting that the court determine this issue. The court will determine whether the shares of Provena common stock held by the shareholder are dissenting shares, the fair market value of the shares, or both. The court may appoint one or more impartial appraisers to determine the fair market value of the shares.

Provena shareholders considering exercising dissenters’ rights should be aware that the fair value of their shares of capital stock, as determined under California law, could be more than, the same as or less than the amount that would be paid to them pursuant to the merger agreement. The costs and expenses of appraisal proceedings under California law, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned between Provena and the shareholder as the court considers equitable. However, if the fair market value as determined in the proceeding exceeds the price offered by Provena, Provena will pay the costs, and, if the fair market value exceeds the price offered by Provena in its notice of the approval of the merger by more than 25%, Provena may be required to pay the shareholders’ attorneys’ fees and other fees, together with interest thereon at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 of the California Corporations Code.

A person having a beneficial interest in Provena common stock that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements of Chapter 13 of the CGCL in a timely manner if the person elects to demand payment of the fair market value of the shares.

Any demands, notices, certificates or other documents delivered to Provena prior to the special meeting may be sent to Secretary, Provena Foods Inc., Provena Foods, Inc., 5010 Eucalyptus Avenue, Chino, CA 91710. Thereafter, they may be sent to the office of Hormel Foods addressed to Corporate Secretary, Hormel Foods Corporation, 1 Hormel Place, Austin, Minnesota 55912.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and made part of this proxy statement/prospectus. Hormel Foods and Provena urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Hormel Foods or Provena. Such information can be found elsewhere in this document and in the other public filings each of us makes with the SEC, which are available without charge at www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by each of Hormel Foods and Provena to the other. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by Hormel Foods and Provena in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Hormel Foods and Provena rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Provena, Hormel Foods or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Hormel Foods and Provena and their respective businesses. See the sections entitled “Certain Information Regarding Hormel Foods” and “Certain Information Concerning Provena” beginning on pages 69 and 70, respectively, of this proxy statement/prospectus.

Structure of the Merger and Conversion of Provena Common Stock and Equity-Based Awards

In accordance with the merger agreement and California and Delaware law, Crumbles Acquisition Corp., a direct wholly owned subsidiary of Hormel Foods, will merge with and into Provena. As a result of the merger, the separate corporate existence of Crumbles Acquisition Corp. will cease, and Provena will survive as a wholly owned subsidiary of Hormel Foods.

Upon completion of the merger, each outstanding share of Provena common stock, other than shares held by holders who perfect dissenters’ rights under California law, will be canceled and converted into the right to receive 0.08 shares of common stock of Hormel Foods. The number of shares of Hormel Foods common stock issuable in the merger will be proportionately adjusted for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Hormel Foods or Provena common stock), reorganization, recapitalization, reclassification or similar transaction of either Provena or Hormel Foods effected between the date of the merger agreement and the completion of the merger.

No fractional shares of Hormel Foods common stock will be issued in connection with the merger. Instead, Provena shareholders will receive an amount of cash (rounded to the nearest whole cent) in lieu of a fraction of a share of Hormel Foods common stock equal to the product of such fraction multiplied by the closing price for a share of Hormel Foods common stock on the New York Stock Exchange on the second trading day immediately preceding the closing date of the merger.

Upon completion of the merger, each then outstanding option to purchase Provena common stock, whether or not exercisable at the effective time of the merger, will be cancelled in exchange for the right to receive $0.50 per share in cash multiplied by the number of shares of Provena common stock issuable upon exercise of the Provena stock options.

Restricted stock units will become fully vested as of the consummation of the merger and, in full settlement thereof (net of applicable tax withholding in accordance with the practices of Provena), will become immediately distributable in the form of the merger consideration. For further information concerning the treatment of stock options and other equity-based awards in the merger, please see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 45 of this proxy statement/prospectus.

Closing and Effective Time

The closing of the merger will take place at 10:00 a.m. Central Time, on a date that shall be no later than the second business day after satisfaction or waiver of all closing conditions, unless the parties agree in writing to another date or time. The merger will become effective at the time at which a certificate of merger has been duly filed with the Secretaries of State of the State of Delaware and the State of California, or at such other time as Hormel Foods and Provena agree upon and specify in the certificate of merger.

Surrender of Provena Stock Certificates

As soon as practicable after the effective time of the merger, Wells Fargo, the exchange agent for the merger, will mail to each record holder of Provena common stock a transmittal letter that will detail the procedures for record holders to exchange Provena common stock certificates for shares of Hormel Foods common stock and the cash payment including cash in lieu of any fractional shares and any dividends to which you might be entitled to at that time. Do not surrender your certificates before the effective time of the merger and do not send them in with your proxy. After the effective time of the merger, transfers of Provena common stock will not be registered on Provena stock transfer books.

Dividends

You will be entitled to receive dividends or other distributions with a record date after the merger is completed on the shares of Hormel Foods common stock into which your Provena shares will be converted in the merger, but only after you have surrendered your Provena stock certificates.

If there is any dividend or other distribution on Hormel Foods common stock with a record date after the merger, you will receive the dividend or distribution promptly after the later of the date that your Hormel Foods shares are issued to you in exchange for your Provena certificates and the date the dividend or other distribution is paid to all Hormel Foods stockholders.

Representations and Warranties

Each of Provena, Hormel Foods and Crumbles Acquisition Corp. made a number of representations and warranties in the merger agreement regarding its authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement, and with regard to certain aspects of its respective business, financial condition, structure and other facts pertinent to the merger.

The representations and warranties made by Provena relate to, among other topics, the following:

•       Corporate existence, qualification to conduct business and corporate standing and power;

•       Capital structure;

•       Corporate authority to enter into the merger agreement and enforceability of the merger agreement;

•       Board of director and shareholder approval;

•       Absence of conflicts between the merger agreement and Provena’s organization documents, certain contracts or applicable law and absence of required governmental consents;

•       Filings and reports with the SEC;

•       Financial statements;

•       Interested party transactions;

•       Internal controls and disclosure controls;

•       Accuracy of information supplied in the proxy statement/prospectus and the related registration statement of Hormel Foods;

•       Absence of certain changes in business since June 30, 2006;

•       Compliance with applicable laws, permits and absence of litigation;

•       Title, ownership and related matters;

•       Labor and other employment matters and employee benefit plans;

•       Existence and enforceability of material contracts;

•       Existence of insurance;

•       Compliance of products with applicable laws;

•       Matters relating to taxes;

•       Absence of environmental liabilities;

•       Intellectual property matters;

•       Inapplicability of anti-takeover statutes and absence shareholder rights plans;

•       Brokers engaged in connection with the merger;

•       Opinion of financial adviser; and

•       Tax treatment of the merger.

Certain aspects of the representations and warranties covering the topics set forth above are qualified by the concept of material adverse effect, which is discussed in the section entitled “—Material Adverse Effect” beginning on page 56 of this proxy statement/prospectus, as well as certain exceptions set forth in the disclosure schedule delivered by Provena in connection with the merger agreement.

The representations made by Hormel Foods and Crumbles Acquisition Corp. cover, among other topics, the following as they relate to Hormel Foods and Crumbles Acquisition Corp.:

•       corporate organization;

•       authority to enter into the merger agreement; absence of conflicts between the merger agreement and Hormel Foods’ organization documents, certain contracts or applicable law; governmental approvals;

•       information supplied by Hormel Foods in the proxy statement/prospectus and the related registration statement of Hormel Foods;

•       tax treatment of the merger;

•       brokers engaged in connection with the merger; and

•       filings and reports with the SEC; financial statements.

Certain aspects of the representations and warranties covering the topics above are qualified by the concept of material adverse effect, which is discussed below.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the headings “Representations and Warranties of Provena” and “Representations and Warranties of Hormel Foods.”

Material Adverse Effect

Many of the representations and warranties contained in the merger agreement are qualified by the term “material adverse effect.” This term also applies to some of the covenants and conditions to the merger described in the section entitled “—Conditions to the Merger” beginning on page 62 of this proxy statement/prospectus, as well as to termination of the merger agreement for breaches of representations and warranties as described in the section entitled “—Termination of the Merger Agreement” beginning on page 64 of this proxy statement/prospectus.

For purposes of the merger agreement, material adverse effect with respect to Provena or Hormel Foods means any change, effect, event, occurrence or state of facts that has or has had a material adverse effect on the ability of either party to consummate the transactions contemplated by the merger agreement in substantially the manner contemplated by the agreement. The term material adverse effect also means any change, effect, event, occurrence or state of facts that has or has had a material adverse effect on the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to:

•       any change in applicable law or regulations, U.S. generally accepted accounting principles or the accounting rules and regulations of the Securities and Exchange Commission;

•       any change in the market price or trading volume of Hormel Foods’ common stock or Provena common stock (it being understood that any change, effect, event, occurrence or state of facts that is an underlying cause of such change in price or trading volume shall not be excluded by virtue of this exception);

•       any change, effect, event, occurrence or state of facts exclusively relating to any acts of terrorism, sabotage, military action or war;

•       any change in or relating to the United States economy or United States financial, credit or securities markets in general (which change does not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets);

•       any change in or relating to the industry in which such party operates or the markets for any of such party’s products or services in general (which change does not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets);

•       any change, effect, event, occurrence or state of facts arising directly or indirectly out of the execution, delivery or performance of the merger agreement or the transactions contemplated by the merger agreement (including, without limitation, any loss of or adverse impact on relationships with customers, suppliers, licensors, licensees, or distributors of Provena as a result thereof, or changes arising out of, or attributable to, any such loss or adverse impact);

•       the filing of any shareholder class action, derivative or similar litigation arising from an alleged breach of fiduciary duty or misrepresentation in public disclosure relating to the merger agreement; provided, that the facts underlying such litigation may constitute a material adverse effect or material adverse change; or

•       any fact, circumstance or condition disclosed in any registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Provena with the SEC or the disclosure letter delivered by Provena to the extent specifically set forth therein and apparent as a material adverse Effect on the face thereof without additional information.

Provena’s Conduct of Business Before Completion of the Merger

Provena has agreed that, except as set forth in the disclosure letter delivered by Provena to Hormel Foods in connection with the merger agreement or as consented in writing by Hormel Foods, until the merger agreement is terminated or the merger is completed, Provena will operate its business in the ordinary course consistent with past practice and maintain its existence in good standing in accordance with applicable law and will use commercially reasonable efforts to preserve its business organization, keep available the services of current officers, employees and consultants and maintain reasonably satisfactory relationships with vendors, customers and others having business dealings with Provena. Provena has also agreed, unless prohibited by law, to notify Hormel Foods of any governmental or third party complaint, investigations or hearings (or communications indicating that the same may be contemplated) if such complaint, investigation or hearing would have a material adverse effect on Hormel Foods or Provena.

Provena has also agreed that, except as required by applicable law, as expressly permitted by the merger agreement or upon obtaining Hormel Foods’ written consent and with certain exceptions and subject to certain conditions described in the merger agreement (which exceptions and conditions apply to certain but not all of the following items), until the merger is completed, Provena will conduct its business in compliance with specific restrictions relating to, among others, the following:

•       the amendment of Provena’s articles of incorporation or bylaws;

•       the acquisition (1) by merger, consolidation, asset purchase or otherwise of any business or in any business or equity interest of another person or (2) of assets other than in the ordinary course of business;

•       the sale, lease, license, mortgage, encumbrance or disposition of material property or assets or stock, other than (1) permitted liens, or (2) in the ordinary course of business consistent with past practice;

•       the declaration of dividends or other distributions on Provena capital stock;

•       (i) the issuance of any capital stock of Provena, or any security convertible into or exercisable for Provena capital stock, (ii) the split, combination or reclassification of any capital stock of Provena or the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Provena or (iii) the repurchase, redemption or other acquisition of any shares of capital stock of Provena or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities

•       the execution, modification or termination of, any contract that is material to the business, properties, assets, financial condition or results of operations of Provena, except in the ordinary course of business consistent with past practice, and (ii) the execution of any contract or agreement that limits Provena from competing in or conducting any line of business or engaging in business in any significant geographic area;

•       the borrowing of money or issuance any debt securities or assumption, guarantee, endorsement of the debt obligations of any person or entity, other than in the ordinary course of business;

•       the increase of the compensation or fringe benefits of (or entering into of any commitment to pay any pension or benefit to), the payment of any bonus to, any of its officers, directors or employees, except pursuant to existing commitments;

•       the entry into, modification or amendment of any employment, severance or consulting agreement with any shareholder or current or former director, officer or other employee of Provena;

•       the establishment, adoption, entering into or amendment in any material respect of, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

•       the change in any material respect of any accounting or tax accounting policies or its procedures, except as may be required as a result of a change in applicable law;

•       the entry into of any contract (including in respect of capital expenditures) or series of related contracts involving payments in excess of the amount in Provena’s 2006 capital expenditures plan provided to Hormel Foods before the date of the merger agreement;

•       the maintenance of material insurance policies (or substantial equivalents thereof);

•       the payment, discharge, settlement or satisfaction of any lawsuit or threat of any lawsuit or proceeding or other investigation against Provena ;

•       the settlement of any material audit with respect to taxes or filing of any amended tax return that would materially alter the tax obligation of Provena, except as may be required by applicable law;

•       the adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•       the engagement in any transaction with, or entering into of any agreement, arrangement, or understanding with, directly or indirectly, any of Provena’s affiliates, including any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act of 1933, that would be required to be disclosed under Item 404;

•       the effectuation of a “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988);

•       the taking of any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

•       the authorizing of any of, or committing to take any of, the foregoing actions; and

•       the taking of any action that would result in the breach of any representation and warranty of Provena under the merger agreement (except for representations and warranties made as of a specific date) such that Hormel Foods would have the right to terminate the merger agreement.

The agreements related to the conduct of Provena’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the heading “Covenants Relating to Conduct of Business.”

No Solicitation of Transactions

Until the merger is completed or the merger agreement is terminated, Provena has agreed that it will not, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, whether directly or indirectly:

•       solicit, initiate or intentionally encourage or take any other action to facilitate, induce or encourage, any inquiries or the making, submission or announcement of any proposal that constitutes an alternative transaction (as described below);

•       participate in discussions or negotiations with, or furnish any information to, a third party in connection with or in furtherance of any possible alternative transaction;

•       approve, endorse or recommend any alternative transaction; or

•  enter into any letter of intent, agreement or commitment contemplating or otherwise relating to any possible or proposed alternative transaction.

Provena has also agreed to instruct its officers, directors and employees and any investment banker, financial adviser, attorney, accountant or other representative retained by it to terminate discussions with third parties regarding takeover proposals and will use its reasonable best efforts to enforce (and not waive any provisions of) any confidentiality and standstill agreement (or any similar agreement) relating to any such possible or proposed alternative transaction. In the event that Provena receives an alternative transaction proposal, any request for nonpublic information or any inquiry related to an alternative transaction proposal, Provena has agreed to provide to Hormel Foods as promptly as practicable (and in any event within 48 hours of such receipt) oral and written notice of the material terms and conditions of such alternative transaction proposal or inquiry and the identity of the party making such alternative transaction proposal or inquiry. In addition, Provena has agreed to provide to Hormel Foods as promptly as practicable oral and written notice of all information as is reasonably necessary to keep Hormel Foods informed of all material developments regarding such alternative transaction proposal and copies of all written materials related to the alternative transaction proposal or inquiry. Provena has also agreed to provide Hormel Foods with 48 hours’ prior notice (or such lesser notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably likely to consider any alternative transaction proposal.

However, prior to the special meeting, Provena may, in response to an unsolicited bona fide proposal for an alternative transaction by a third party that is determined in accordance with the merger agreement by Provena’s board of directors to constitute, or be reasonably likely to lead to, a “superior proposal” (i) furnish its nonpublic information to a person proposing such superior proposal and (ii) participate in negotiations with such person regarding such superior proposal, if all of the following conditions are met:

•  Provena’s board of directors determines in good faith, after receiving advice from its outside counsel, that failure to take such action is reasonably likely to result in Provena’s board of directors breaching its fiduciary duty to Provena’s shareholders under applicable law;

•  Provena has given Hormel Foods three business days’ prior written notice of its intentions either to provide nonpublic information to, or to engage in negotiations with, and notice of the identity or the person, entity or group making such superior proposal and the material terms and conditions of such superior proposal;

•       Provena has not breached in any material respect the provisions in the merger agreement prohibiting solicitation of competing bids;

•       Before furnishing nonpublic information to the person proposing the superior proposal, Provena enters into a confidentiality agreement with the person proposing the superior proposal; and

•       Provena provides (to the extent not previously provided) a copy of any materials provided to the person proposing the superior proposal to Hormel Foods.

An “alternative transaction” includes any liquidation or dissolution of Provena, or any transaction or series of related transactions with one or more third parties involving any one or more of the following:

•       the purchase of more than a 25% interest in the total outstanding voting securities of Provena;

•       any tender offer or exchange offer that if consummated would result in any person, entity or group owning 25% or more of the total outstanding voting securities of Provena;

•       any merger, consolidation, business combination or similar transaction involving Provena as a whole;

•       any sale, lease, exchange, transfer, license, acquisition or disposition of (in each case other than the ordinary course of business) more than of 25% or more of Provena’s assets on a consolidated basis;

A “superior proposal,” means any unsolicited, bona fide written alternative transaction proposal (with the references to 25% above deemed to be references to 50%) made by a third party on terms that Provena’s board of directors has in good faith, and after taking into account (i) the advice of its outside legal counsel and (ii) all of the terms and conditions of such proposal and the merger agreement, determined to be more favorable to its shareholders than the terms of merger agreement and to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such proposed alternative transaction and the person proposing such alternative transaction and, if such alternative transaction proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured.

In response to the receipt of an unsolicited proposed alternative transaction that is determined to be a superior proposal, the board of directors of Provena may withhold, withdraw, amend or modify its recommendation in favor of approval of the merger agreement and, in the case of a tender or exchange offer made directly to shareholders, may recommend that the shareholders accept the tender or exchange offer, which we refer to as a “change of recommendation,” if Provena’s board of directors believes in good faith, after consultation with outside legal counsel that, in light of such superior proposal, failure to change its recommendation is reasonably likely to result in a breach of its fiduciary obligation to its shareholders under applicable law.

To effect a change of recommendation Provena must:

•       provide Hormel Foods three business days’ prior written notice (i) expressly stating Provena’s intent to effect a change of recommendation and (ii) describing any modifications to the material terms and conditions of the superior proposal and the identity of the person, entity or group making the superior proposal from the description in the notice provided to Hormel Foods upon Provena’s receipt of the superior proposal;

•       make available to Hormel Foods all materials and information made available to the person or entity proposing the superior proposal; and

•       during such three-business-day period, if requested by Hormel Foods, engage in good faith negotiations to amend the merger agreement in such a manner that the alternative transaction proposal is no longer a superior proposal.

In addition to the circumstances described above in which Provena may effect a change of recommendation, Provena may effect a change of recommendation if a material adverse change, as defined in the merger agreement, relating to Hormel Foods occurs.

Unless the merger agreement is terminated, no alternative transaction or change of recommendation will limit or otherwise affect the obligation of Provena to convene its special meeting in connection with the merger that is the subject of this proxy statement/prospectus. In addition, Provena shall not submit to the vote of its shareholders any alternative transaction, whether or not a superior proposal has been received by it, or propose to do so at any such special meeting.

Commercially Reasonable Efforts

Each of Hormel Foods and Provena has agreed to use commercially reasonable efforts to take all actions necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement as expeditiously as practicable, including, the taking of all acts necessary to cause the conditions to the closing to be satisfied as promptly as practicable, the obtaining of all necessary consents, clearances and approvals from governmental entities and the making of all necessary registrations and filings, and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity, the obtaining of all necessary consents from third parties, and the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Equity Awards

In connection with the merger, each then outstanding option to purchase Provena common stock, whether or not exercisable at the effective time of the merger, will be cancelled in exchange for the right to receive $0.50 per share in cash multiplied by the number of shares of Provena common stock issuable upon exercise of the Provena stock options.

Provena has agreed not to grant any options, restricted stock units or to make any other award or grant under its 1987 Incentive Stock Option Plan, 1988 Employee Stock Purchase Plan and its Stock Grant Plan, other than issuances permitted under the Provena Purchase Plan in accordance with the terms of the merger agreement. Provena has also agreed to terminate its 1988 Employee Stock Purchase Plan, conditioned upon the Closing of the Merger, or, if requested by Hormel Foods, suspend all grants thereunder, on and after the date of the merger agreement.

Employee Matters

Hormel Foods has agreed that, following the completion of the merger, it will provide to individuals who are employees of Provena immediately prior to the completion of the merger and who remain employees with the surviving entity, salary and benefit plans, programs and arrangements comparable in the aggregate to those currently provided to similarly situated employees of Hormel Foods (except as otherwise required under the terms and conditions of any collective bargaining agreement covering union employees of  Provena). Any employee of Provena who becomes a participant in any employee benefit plan of Hormel Foods or any of its affiliates, will be given credit under such plan for the last continuous period of service with Provena prior to the closing for purposes of determining eligibility to participate and vesting in benefits but for no other purpose (including, without limiting the generality of the foregoing, the accrual of benefits). Hormel Foods has also agreed that each employee of Provena immediately prior to closing will be immediately eligible to participate, without any waiting time, in a group health plan (which credits such employee towards the deductibles, coinsurance and maximum out-of-pocket provisions, imposed under such group health plan, for the calendar year during which the closing date occurs, with any applicable expenses already incurred during the portion of the year preceding the Closing Date under the applicable group health plans of Provena.

No Third-Party Beneficiaries

The merger agreement is not intended to confer upon any person any rights or remedies, except for Hormel Foods and Provena, as parties to the merger agreement and except for the certain rights of indemnification granted to the indemnified parties under the terms of the merger agreement.

Other Covenants

In addition to the covenants and agreements described above, the parties have also agreed to various other covenants covering the following topics:

•       Cooperation between the parties regarding preparation and filing of this proxy statement/prospectus;

•       Timeliness of the holding of the Provena shareholder meeting to approve the merger agreement and the recommendation of the board of directors of Provena with respect to approvals to be sought at such meeting (subject to the provisions described permitting the Provena board of directors to change its recommendation);

•       Confidentiality and access by each party to certain information about the other party;

•       Obtaining certain directors’ and officers’ liability insurance policies and providing certain indemnification provisions in the articles of incorporation and by-laws of Provena as the surviving corporation in the merger, please see the section entitled “The Merger—Indemnification and Insurance” beginning on page 46 of this proxy statement/prospectus;

•       Payment of fees and expenses relating to the transactions in the merger agreement;

•       Cooperation with respect to any public announcements regarding the merger;

•       New York Stock Exchange listing of Hormel Foods common stock included as merger consideration;

•       Causing the merger to qualify as a “reorganization” under the Internal Revenue Code;

•       Payment of conveyance taxes;

•       Obtaining consents from independent accountants in connection with the registration statements;

•       Notices regarding Provena affiliates;

•       Compliance with state anti-takeover provisions;

•       The reservation of Hormel Foods common stock for issuance as merger consideration;

•       Responding to shareholder litigation relating to the merger agreement and the merger;

•       Cooperation regarding real property matters; and

•       Obtaining payoff letters and payment by Hormel Foods of Provena’s existing line of credit.

Conditions to the Merger

Each party’s obligations to complete the merger are subject to the prior satisfaction or waiver of each of the conditions specified in the merger agreement, including the following conditions that must be satisfied or waived, to the extent permitted by law or stock exchange rule, before the completion of the merger:

•       the approval of the merger agreement by Provena shareholders;

•       the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger, unless failure to obtain those consents or approvals would not reasonably be expected to have a material adverse effect on Provena (determined after giving effect to the merger);

•       the absence of any law, order or injunction prohibiting completion of the merger;

•       the absence of any action or proceeding challenging or seeking to prevent or delay the merger;

•       the SEC having declared effective the Hormel Foods  registration statement, of which this proxy statement/prospectus forms a part;

•       the authorization for listing by the New York Stock Exchange of the Hormel Foods common stock to be issued in the merger, subject to official notice of issuance, on the New York Stock Exchange;

•       Provena must have received an opinion of its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (this condition is not waivable after Provena shareowner approval unless future Provena shareholder approval is obtained with appropriate disclosure);

•       Hormel Foods must have received a payoff letter with respect to the net indebtedness for borrowed money of Provena under its credit facility with Wells Fargo Bank National Association as of the closing date indicating that, upon payment of a specified amount by Hormel Foods, Wells Fargo Bank will release its liens and other security interests in Provena’s assets and properties; and

•       the other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement.

The obligations of Hormel Foods and Crumbles Acquisition Corp. to complete the merger are further subject to the satisfaction or waiver of each of the following conditions specified in the merger agreement:

•       the representations and warranties of Provena (other than certain representations and warranties described below) set forth in the merger agreement must be true and correct (without giving effect to materiality qualifiers) as of the date of the merger agreement and as of the date the merger is to be completed (except to the extent that such representations and warranties expressly related to an earlier date, in which case as of such earlier date), except where such failure to be true and correct individually or in the aggregate does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Provena;

•       the representations and warranties relating to Provena’s capital structure, authority to enter into the merger agreement, board approval of the merger agreement, shareholder voting requirements, state takeover statutes and shareholders rights plans and opinion of financial advisor must be true in all material respects as of the date of the merger agreement and as of the date the merger is to be completed (except to the extent that such representations and warranties expressly related to an earlier date, in which case as of such earlier date);

•       no material adverse change of Provena shall have occurred since the date of the merger agreement and be continuing;

•       Hormel Foods having received an officer’s certificate from the chief executive officer and the chief financial officer of Provena regarding the satisfaction of certain conditions to closing.

The obligations of Provena to complete the merger are further subject to the satisfaction or waiver of each of the following conditions specified in the merger agreement:

•       the representations and warranties of Hormel Foods contained in this Agreement must be true both when made and as of the closing date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties must be true in all respects, as of such date);

•       no material adverse change of Hormel Foods shall have occurred since the date of this Agreement and be continuing;

•       Provena having received an officer’s certificate from the chief executive officer and the chief financial officer of Hormel Foods regarding the satisfaction of certain conditions to closing.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after shareholder approval has been obtained by Provena, under the following circumstances:

•       by mutual written consent of either Hormel Foods or Provena if their respective boards so determine;

•       by board authorized written notice of Hormel Foods or Provena for any of the following reasons:

•        the merger has not been completed by February 15, 2007 (subject to an extension to March 15, 2007 under certain conditions relating to clearances by governmental entities), provided that a party may not terminate by reason of the merger not occurring by February 15, 2007 (or March 15, 2007, if extended) if such party’s failure to fulfill in any material respect any of its obligations or satisfy any condition to be satisfied by it has caused or resulted in the failure of the merger to occur on or before February 15, 2007 (or March 15, 2007, if extended);

•        a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action or inaction which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•        if the shareholders of Provena have not approved the merger agreement at the special meeting unless (i) such failure to obtain such shareholder approval was caused by (through action or inaction) Provena and (ii) such action or inaction constitutes a breach of the merger agreement;

•       by Hormel Foods upon a breach of any representation or warranty contained in the merger agreement on the part of Provena, or if any representation or warranty of Provena shall have become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach has not been or is incapable of being cured by Provena within 30 calendar days of receipt of notice of such breach.

•       by Provena upon a breach of any representation or warranty contained in the merger agreement on the part of Hormel Foods, or if any representation or warranty of Hormel Foods shall have become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach has not been or is incapable of being cured by Hormel Foods within 30 calendar days of receipt of notice of such breach.

•       by Hormel Foods or Provena, respectively, upon a failure to perform or comply with in all material respects, any covenant or agreement of Provena or Hormel Foods, respectively, in the merger agreement and such breach has not been or is incapable of being cured by Provena or Hormel Foods, respectively, within 30 calendar days of receipt of notice of such breach.

In addition, the merger agreement may be terminated by Hormel Foods at any time prior to the approval of the merger agreement by Provena shareholders, if Provena Foods or its board of directors, for any reason, shall have:

•       failed to hold the Provena shareholders’ meeting in accordance with the terms of the merger agreement on or before the 45th day after the SEC has declared effective the registration statement of which this proxy statement/prospectus is a part;

•       failed to include in this proxy statement/prospectus its recommendation that Provena shareholders approve the merger agreement;

•       withdrawn, amended, modified or qualified its recommendation that Provena shareholders approve the merger agreement;

•       failed to reconfirm its recommendation of the merger by press release or other reasonably appropriate means within ten business days of receipt of a written request from Hormel Foods to do so in the event that a third party unaffiliated with Hormel Foods has publicly announced a tender offer or other alternative transaction or an alternative transaction is otherwise proposed to Provena;

•       approved or recommended to Provena’s shareholders any alternative transaction; or

•       failed, within ten business days after any tender or exchange offer relating to Provena common stock commenced by any third party not affiliated with Hormel Foods shall have been first published, sent or given, to have sent to Provena’s shareholders a statement disclosing that the Board of Directors of Provena recommends rejection of such tender offer or exchange offer.

The merger agreement may be terminated by Provena (as authorized by its Board of Directors) at any time prior to Provena’s shareholders’ meeting, if, after receiving an unsolicited, bona fide alternative transaction proposal that is determined by the Board of Directors of Provena to be a superior proposal, the Board of Directors withholds, withdraws, amends or modifies its recommendation in favor of approval of the merger agreement and the merger (or, in the case of a superior proposal that is a tender or exchange offer made directly to Provena’s shareholders, the Board recommends that its shareholders accept the tender or exchange offer that complies with the terms of the merger agreement) after concluding in good faith, after receipt of advice of its outside legal counsel, that, in light of such superior proposal, the failure of the Board of Directors to effect a change in its recommendation is reasonably likely to result in a breach of its fiduciary obligations to Provena’s shareholders under applicable law.

Payment of Termination Fee

Except as described below, whether the merger is completed or the merger agreement is terminated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense. The parties will share equally the costs of preparing and distributing this proxy statement/prospectus.

Provena will be required to pay Hormel Foods a termination fee of $325,000 under specified circumstances. The termination fee is payable:

•       if the merger agreement is terminated by Provena or Hormel Foods due to failure to complete the merger by February 15, 2007 or March 15, 2007, as applicable, and (i) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition (as defined below) involving Provena and (ii) within 12 months of such termination, Provena consummates such transaction;

•       due to the failure of Provena’s shareholders to approve the merger agreement and (i) prior to such termination, a third party has made or announced an offer or indication of interest in an acquisition (as defined below) involving Provena and (ii) within 12 months of such termination, Provena consummates such transaction;

•       if the merger agreement is terminated by Hormel Foods due to Provena’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of specified closing conditions relating to the accuracy of Provena’s representations and compliance with its covenants, and such breach or failure to perform is not cured or capable of being cured within 30 days following receipt of written notice from Hormel Foods and (A) an alternative transaction proposal has been communicated to Provena or its shareholders after the date of the merger agreement, and (B) Provena’s breach or failure to perform that triggered such termination is willful and intended to facilitate, assist or otherwise benefit, or such breach has the effect of facilitating or assisting or otherwise benefiting, an alternative transaction or the person or entity making such alternative transaction;

•       if the merger agreement is terminated by Hormel Foods prior to approval by Provena shareholders because (1) Provena failed to hold the Provena shareholder’s meeting within 45 calendar days after the date on which the SEC declared this registration statement effective or Provena adjourned or postponed the Provena Shareholder Meeting on or before the date that is five business days thereafter, (2) Provena failed to include in the proxy statement that is distributed to its shareholders the recommendation of Provena’s Board of Directors’ that such shareholders approve the merger agreement and approve the merger or Provena’s Board of Directors withdraws, amends, modifies or qualifies such recommendation in a manner adverse to the interests of Hormel Foods, (3) Provena’s Board of Directors fails to reconfirm its recommendation of the merger within five business days of receipt of a written request from Hormel Foods that it do so, (4) Provena, Provena’s Board of Directors or any committee thereof shall have approved or recommended to Provena’s shareholders any alternative transaction, or (5) Provena or Provena’s Board of Directors shall have failed, within ten business days after any tender or exchange offer relating to Provena common stock commenced by any third party not affiliated with Hormel Foods shall have been first published, sent or given, to have sent to Provena’s shareholders a statement disclosing that the Board of Directors of Provena recommends rejection of such tender offer or exchange offer; and Provena’s Board has effected a change of recommendation in accordance with the merger agreement; and

•       if the merger agreement is terminated by Provena’s board of directors at any time prior to the Provena shareholder meeting in accordance with its contractual rights to change its recommendation.

Failure to pay the termination fee promptly will require Provena to pay Hormel Foods’ expenses in obtaining a judgment against Provena as well as interest on the payments due at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The merger agreement does not provide for any circumstances under which Hormel Foods will be required to pay Provena a termination fee.

Amendment; Extension and Waivers

The merger agreement may be amended by the parties before or after the Provena shareholders approve the merger agreement, provided that after such approval, no amendment can be made that changes the amount or the form of the consideration to be delivered to the Provena shareholders, or which by law or American Stock Exchange rules requires further shareholder approval without such approval having been obtained. All amendments to the merger agreement must be in a writing signed by each party.

At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

•       extend the time for the performance of any of the obligations or other acts of the other parties;

•       waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement; and

•       waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

All agreements by the parties to such extensions or waivers must be in writing signed by each of Hormel Foods, Provena and Crumbles Acquisition Corp.

The Voting Agreement

Each of Theodore L. Arena, Ronald A. Provera, Santo Zito, Thomas J. Mulroney, John D. Determan and the Estate of Louis A. Arena, including certain trusts or other entities controlled by such persons, has entered into a voting agreement with Hormel Foods, agreeing to vote or consent, or cause to be voted or consented, all of his or its respective shares of Provena common stock, including shares of Provena common stock acquired after the date of the voting agreement (including by way of exercise of stock options held by such person or entity), as follows:

•       in favor of the approval of the merger agreement, the merger and the transactions contemplated by the merger agreement;

•       against approval of any proposal made in opposition to, or in competition with, the merger and the transactions contemplated by the merger agreement; and

•       against any actions (other than those actions that relate to the merger and the transactions contemplated by the merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of Provena to consummate the merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger in accordance with the terms of the merger agreement.

Each of these shareholders has also granted to Hormel Foods an irrevocable proxy to vote the shares of Provena common stock subject to the voting agreements in accordance with its terms. The voting agreement and irrevocable proxies terminate upon the earlier of (i) the effective time of the merger, (ii) the valid termination of the merger agreement in accordance with its terms, (iii) the execution of any amendment to the merger agreement that modifies the amount, form or timing of payment of the merger consideration to be paid to the holders of Provena common stock in a manner adverse to any such shareholder without the prior written consent of such shareholder or (iv) the mutual agreement of the parties to the voting agreement.

At the close of business on September 6, 2006, and as of the close of business on the record date for the special meeting of Provena shareholders, the parties to the Provena voting agreement and their affiliates owned and were entitled to vote 1,650,549 shares of Provena common stock, collectively representing approximately 46% of the shares of Provena common stock outstanding on those dates.

The voting agreement prohibits the signing shareholders from selling or disposing of any shares or options of Provena common stock beneficially owned by the signing shareholders. The form of the Provena voting agreement is attached to this proxy statement/prospectus as Annex B.

CERTAIN INFORMATION CONCERNING HORMEL FOODS

For a detailed description of Hormel Foods’ business, the latest financial statements of Hormel Foods, management’s discussion and analysis of Hormel Foods’ financial condition and results of operations, and other important information concerning Hormel Foods, please refer to Hormel Foods’ Annual Report on Form 10-K for the fiscal year ended October 30, 2005, its Quarterly Report on Form 10-Q for the quarterly period ended January 29, 2006, its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2006, and its Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2006, each of which is incorporated by reference into this proxy statement/prospectus. Information about the directors and executive officers of Hormel Foods is set forth in the proxy statement for Hormel Foods’ 2006 Annual Meeting of Stockholders, which was filed with the SEC on December 23, 2005, and is hereby incorporated by reference.

CERTAIN INFORMATION CONCERNING PROVENA

Description of Provena’s Business

General

Provena is a California-based specialty food processor engaged in the supply of food products to other food processors, distributors and canners. Its primary products are pepperoni and Italian-style sausage sold to frozen pizza processors, pizza restaurant chains and food distributors and dry pasta sold to food processors and canners, private label producers and food distributors. Provena’s products are sold throughout the United States but primarily in the Western United States.

Provena’s meat processing business is conducted through the Swiss American Sausage Co. Division (“Swiss American” or “Swiss”), and its pasta business is conducted through the Royal-Angelus Macaroni Company Division (“Royal-Angelus” or “Royal”). Provena acquired its present businesses between 1972 and 1975. The predecessor of Swiss was founded in 1922 and the two predecessors to Royal, Royal Macaroni Company and Angelus Macaroni Mfg. Co., were founded in 1878 and 1946, respectively. Provena was incorporated in 1972 in California with an initial capitalization of approximately $12,000.

Provena’s competitive strategy is to emphasize providing products of predictable quality and consistency at competitive prices as well as prompt and reliable service. Provena attempts to establish, refine and maintain procedures to assure that Provena’s products comply with its customers’ specifications and are delivered in a manner that will satisfy their delivery and production requirements.

For financial information about each of Provena’s two divisions, see the segment data contained in Note 14 of Provena’s Notes to Financial Statements beginning on page F-23 of this proxy statement/prospectus below.

Swiss American Sausage Co. Meat Division

During the years ended December 31, 2005 and 2004, sales by Swiss accounted for 85.91% and 87.15%, respectively, of Provena’s net sales. Swiss’ slightly lower proportion of Provena sales in 2005 resulted from sales at Swiss increasing proportionately less than sales at Royal. Provena’s processed meat products are sold primarily to pizza restaurant chains, pizza processors and food service distributors. Pizza processors produce prepared pizza which is sold primarily as frozen pizza in food markets. Food service distributors supply food to delicatessens, restaurants and other retail businesses offering prepared food. Provena’s meat products are sold nationally, but most of its sales are made to customers located in the Western United States. Provena does not have supply agreements with its major customers, many of whom purchase some of their meat products from other suppliers.

Swiss competes with numerous producers of processed meats, many of which are larger and have greater financial resources than Provena. Swiss’ competitors include large national meat packers such as Hormel Foods Corporation, as well as smaller regional meat processors. Pizza processors that manufacture their own meat products diminish the market for Swiss’ products. Provena competes in the meat processing business by emphasizing predictable quality and consistency.

The meat processing activities of Provena are conducted at its meat plant in Lathrop, California. The meat plant has an estimated theoretical production capacity of 46,000,000 pounds per year. Provena also owns 2 acres of land adjacent to the plant to ensure a capability of expansion. See the section entitled “—Description of Provena’s Property” beginning on page 74.

The meat processing activities of Swiss are typified by its processing of pepperoni, its principal product, which consists of the following steps: (i) the purchase of beef and pork trimmings with a guaranteed lean content; (ii) the blending of the meat into Provena’s meat product while carefully controlling the consistency and content of the product; (iii) the addition of spices and preservatives to the product; (iv) the extrusion of the product into sausage casings; (v) the oven cooking of the product in the casings; and (vi) the drying of the cooked product. Throughout the production process, Provena subjects its meat products to quality control inspection for the purposes of satisfying U.S. Department of Agriculture regulations, meeting customer specifications and assuring a consistent quality of the products to Provena’s customers.

In addition to pepperoni and sausage, Provena processes moderate amounts of other meat products, including meatballs, breaded meat patties and crumbles. Crumbles are quick-frozen nuggets of a pre-cooked meat product, such as the sausage on a sausage pizza. The crumbles line extrudes the ground and blended ingredients into nuggets which are cooked and quick-frozen in one continuous operation. Breaded meat patties are produced on a line added in 2002, which forms, breads and cooks the patties.

Royal-Angelus Macaroni Company Pasta Division

During the years ended December 31, 2005 and 2004, sales by Royal-Angelus accounted for 14.09% and 12.85%, respectively, of Provena’s net sales. Royal’s higher proportion of Provena sales in 2005 resulted from sales at Royal increasing proportionately more than sales at Swiss. Provena sells its pasta products primarily to food processors and canners, private label customers, food service distributors, and specialty food distributors.

Royal’s food processor and canner customers use Provena’s pasta to produce retail products in which pasta is an ingredient, such as pasta salads, soups and entrees. Royal’s private label customers are regional and national food suppliers that sell pasta under their own labels, purchased in bulk from Provena or packaged by Provena. Royal’s food service distributor customers supply pasta to restaurants, institutional purchasers, and some retail establishments. Provena also sells its pasta products to government agencies, the military, schools and other pasta manufacturers.

Provena’s pasta products are produced at its plant in Chino, California. The plant comprises two leased buildings, one occupied 100% by Provena and a second currently occupied 40% by Provena and subleased 60% to a tenant through March 2007. The pasta plant has a theoretical production capacity estimated at 50,000,000 pounds per year.

In the basic pasta production process, durum semolina flour is mixed with water and the mixture is extruded into one of many shapes, cut to the proper length, dried, packaged and shipped to Provena’s customers. If required by the particular variety of pasta, a different flour is used or flour is blended with egg powder, vegetable powder or other ingredients before the water is added. No preservatives are used in making pasta.

Royal-Angelus competes with several national and regional pasta manufacturers, many of which have greater financial resources than Provena. Provena competes in the pasta business by emphasizing predictable quality and consistency and by its capability of producing a larger variety of pastas with shorter lead times and production runs than most of its larger competitors.

Suppliers

The primary ingredients used by Provena in processed meat products are beef, pork, spices and casings and in pasta products are flour, egg powder and vegetable powder. The ingredients are purchased from suppliers at prevailing market prices. Provena has not recently experienced any shortages in the supply of ingredients and generally expects the ingredients to continue to be available for the foreseeable future.

Patents, Trademarks and Licenses

Provena owns no patents. It owns the United States registered trademarks “Royal” with the crown design, “Vegeroni” and “Fortune” for use on pasta products and licenses from the Del Monte Company until 2009 the United States registered trademark “Capo di Monte” for use on meat products. Registrations of the trademarks owned by Provena must be and are renewed from time to time. These trademarks are used primarily on products intended for processors and restaurant chains rather than consumers. No substantial portion of Provena’s sales is dependent upon any Provena trademark.

Commodity Price Fluctuations and Availability

Provena contracts to sell its products at a fixed price for production and delivery in the future (generally four to six months or less). Provena is, therefore, subject to the risk of price fluctuations with respect to its product ingredients from the time Provena contracts with its customers until the time Provena purchases the commodities used to fill the orders. Prices for meat and flour, Provena’s major product ingredients, fluctuate widely based upon supply, market speculation, governmental trade and agricultural policies, and other unpredictable factors.

Provena is able to contract at fixed prices for delivery of domestic beef and pork up to 30 days in advance, imported beef and sometimes pork up to 90 days in advance, and flour up to 90 days or more in advance. Provena generally covers its committed sales by purchasing commodities at fixed prices for future delivery, but is subject to the risk of commodity price fluctuations when it contracts for sales beyond the period it can cover or when it orders commodities in anticipation of sales.

Effects of Inflation

It is Provena’s general policy, subject to current competitive conditions, to pass on increases in costs of commodities used in production by increasing prices of the products it sells to its customers. However, because Provena agrees on the price of its products to its customers in advance of purchasing the product ingredients, there may be a delay in passing on increasing commodity costs to customers, temporarily decreasing profit margins. Competitive conditions may limit Provena’s ability to pass on commodity price increases to its customers, prolonging or increasing the adverse effect on profit margins.

Marketing and Distribution

Provena’s processed meat and pasta products have been marketed primarily by Provena’s management personnel, food brokers, and two full-time salaried sales people. Because Provena sells most of its processed meat and pasta products to customers who either further process the products before they reach the consumer or sell the products under private labels, Provena does not advertise its products in a manner designed to reach the ultimate consumer.

Dependency on a Limited Number of Large Customers

A substantial portion of Provena’s net sales has in recent years resulted from sales to a few customers. See Note 13 of Provena’s Notes to Financial Statements beginning on page F-22 of this proxy statement/prospectus below. Provena does not enter into continuing sales contracts with its customers, and has different major customers from time to time. The following table shows, by division and for Provena, the percentage of sales represented by Provena’s largest customers for the year ended December 31, 2005:

Division	Number of Customers	Division Sales %	Company Sales %
Swiss American	3	53%	46%
Royal-Angelus	3	27%	4%
Totals	6		50%

Provena fills orders as they are received from its customers, normally within a few weeks or less, and does not have a meaningful backlog of orders for its products. Provena carries significant inventories of its products for only a few major customers, and does not provide extended payment terms to customers.

Food Industry Risks

The business of Provena is subject to the risks inherent in the food industry, including the risk that a food product or ingredient may be banned or its use limited or declared unhealthful, that product tampering or contamination will require a recall or reduce sales of a product, or that a product’s acceptability will diminish because of generally perceived health concerns or changes in consumer tastes.

Employees

As of September 30, 2006, Provena employed 249 full-time employees, 185 in production at Swiss in Lathrop, California, 47 in production at Royal-Angelus in Chino, California, 10 in clerical and office functions, 2 in sales activities, and 5 in management activities.

Swiss’ plant employees are represented by the United Food and Commercial Workers Union, Local 588, AFL-CIO, CLC under a collective bargaining agreement dated April 3, 2006 which expires April 5, 2009. Royal’s plant employees are represented by United Food and Commercial Workers Union, Local 1428, AFL-CIO, CLC under a collective bargaining agreement dated October 1, 2006 which expires October 31, 2008. There has been no significant labor unrest at the division’s plants and Provena believes it has a satisfactory relationship with its employees.

Health Benefits

Provena provides health insurance benefits to all of its employees and their dependents. Its union and non-union employees are covered by a union-sponsored health insurance plan.

Workers’ Compensation

In 2002, Provena’s workers’ compensation cost was $710,277, and Provena was fully insured. Since 2002, Provena has purchased modified workers’ compensation insurance because the cost to be fully insured was prohibitive. Under the modified workers’ compensation insurance, the insurance company administers the claims for a fee and Provena bears the total costs of settling claims. The administrative fee was $609,012 for 2003, $704,460 for 2004 and $661,948 for 2005 and is $364,386 for 2006. In addition, the insurance company has required a cash deposit or a letter of credit in the amount of the insurance company’s estimate of the costs of settling claims, to ensure Provena’s payment of the costs. The amount is adjusted from time to time upward or downward as the estimate changes. Provena has deposited $864,814, $588,989 of which has been used to pay costs, for 2003 and has a $997,825 letter of credit and cash deposits totaling $100,000 for 2004, 2005 and 2006. Provena purchased an insurance policy for $37,476 covering claims in excess of $1,171,119 for 2006.

Wells Fargo Bank issued the current $997,825 letter of credit and charges 1.5% per annum on the amount of the letter of credit. Provena’s workers’ compensation expense for each year under the modified insurance is the sum of the administrative fee, the costs of settling claims for the year and an estimate of the future costs of settling claims for the year, adjusted for any increase or decrease in the estimated future costs of settling claims for any prior year, but limited to $1,171,119 for 2006 under the insurance policy.

Regulation

Food products purchased, processed and sold by Provena are subject to various federal, state and local laws and regulations, including the federal Meat Inspection Act and the Federal Food, Drug and Cosmetic Act. Since January 25, 1999, Provena has complied with the U. S. Department of Agriculture’s Hazardous and Analysis Critical Control Points Program which enables Provena to self-inspect its meat products and production conditions and techniques. As required by law, U.S. Department of Agriculture employees visit Provena’s plant to inspect meat products processed by Provena and to review Provena’s compliance with the program. Provena is also subject to various federal, state and local regulations regarding workplace health and safety, environmental protection, equal employment opportunity and other matters. Provena maintains quality control departments at both its Lathrop and Chino facilities for purposes of testing product ingredients and finished products to ensure the production of products of predictable quality and consistency, as well as compliance with applicable regulations and standards.

Description Of Provena’s Property

Provena’s meat processing plant is an approximately 85,000 square foot facility located in Lathrop, California, constructed by Provena in 1999. The estimated theoretical production capacity of the meat plant is 46,000,000 pounds per year. Provena purchased an additional 2 acres of land adjacent to the new plant in 1999 to ensure a capability of expansion.

Provena’s pasta production plant, owned by Provena until April 2005 when Provena completed a sale and leaseback of the plant, is an approximately 44,000 square foot facility located in Chino, California, occupied by Provena since 1987 and an adjacent approximately 44,000 square foot building purchased by Provena in 1995 and occupied 40% by Provena and subleased 60% to a cold storage manufacturer through March 2007. The Chino plant has a theoretical production capacity estimated at 50,000,000 pounds annually. See the section entitled “—Provena Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” beginning on page 80.

Provena’s Legal Proceedings

Provena, from time to time, is involved in routine claims and litigation incidental to its business. Provena’s management believes that none will have a material adverse effect on Provena’s business, financial condition or liquidity.

Market Price of and Dividends on Provena’s Common Equity and Related Shareholder Matters

Common Stock

Provena’s Articles of Incorporation as amended authorize Provena to issue up to 10,000,000 shares of common stock, without par value. Provena is not authorized to issue any class or series of shares except shares of common stock. At September 30, 2006 Provena had issued and outstanding 3,593,764 shares held by approximately 159 shareholders of record. In addition, Provena estimates that there are approximately 427 shareholders holding shares in street or nominee names.

Holders of Provena’s common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Provena commenced paying quarterly cash dividends in March 1988 and paid a dividend every quarter through the second quarter of 2001. A covenant under Provena’s credit facility with Wells Fargo Bank currently prohibits dividends without the bank’s consent. The declaration and timing of future dividends, if any, will depend on Provena’s financial condition and results of operations, the bank’s consent and other factors deemed relevant by the Board.

All outstanding shares of common stock are fully paid and nonassessable and are not subject to redemption. Holders of common stock are entitled to one vote for each share held of record and have cumulative voting rights in the election of directors. Holders of common stock do not have preemptive rights and have no right to convert their shares into any other security. Upon liquidation of Provena, the holders of common stock would share ratably in all assets of Provena after the payment of all liabilities.

Shareholder communications regarding transfers, changes of address, missing dividends, lost certificates or similar matters should be directed to Provena’s transfer agent and registrar, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572, (800) 368-5948, www.rtco.com.

Common Stock Repurchase and Sales

Provena has had a program since January 11, 1988 authorizing the repurchase of shares of its common stock up to the number of shares issued under Provena’s 1988 employee stock purchase plan, but Provena has not repurchased any shares under this program since 1995.

In addition, Provena must accept outstanding shares at fair market value in payment of the exercise price of options under Provena’s 1987 Incentive Stock Option Plan. Provena has received no shares in payment of the exercise price of options since 1998.

Under the 1988 employee stock purchase plan, in 2005 employees purchased 104,531 newly issued shares at an average price of $0.87 per share, and in the first nine months of 2006 employees purchased 47,219 newly issued shares at an average price of $1.30 per share. Employees have purchased a total of 965,310 shares under the plan through September 30, 2006, at an average price of $2.19 per share. Under the plan, non-union employees employed at least 6 months, other than officers and directors, may authorize weekly payroll deductions which are matched by Provena and used monthly to purchase shares from Provena at the market price. The weekly payroll deduction is from $5 to $50 for each participant. Under the plan, employee contributions plus Provena matching funds are used monthly to purchase shares at the market price under the plan and accumulate at a rate of about $90,000 per year. Purchases of shares by the plan were suspended on September 30, 2006 pending the proposed acquisition by Hormel Foods or the termination of the merger agreement.

Stock Grant Plan

In 2002, the Board of Directors of Provena conditionally authorized the adoption of a Stock Grant Plan to grant shares of Provena’s common stock to two executive officers of Provena, 180,000 shares to Theodore L. Arena and 100,000 shares to Thomas J. Mulroney and to pay them cash bonuses over three years beginning in 2002 to cover the income taxes they incur from receipt of the grants. In October 2003, the Board of Directors revised the Plan to limit the stock grant to 150,000 shares to Mr. Arena and to provide for only cash bonuses to Mr. Mulroney.

On February 26, 2004, Provena granted and issued the 150,000 shares to Mr. Arena when the market price of Provena’s shares was $1.36 per share. The shares have full voting power and participate in dividends. Only 1/6 of the shares vested immediately and the balance vest ratably over the next five years, contingent on Mr. Arena’s continued employment with Provena, except that all of the shares will vest immediately in the event of a merger. The shares have been listed on the American Stock Exchange but have not been registered under the Securities Act of 1933, relying on the exemption under Section 4(2) of the Securities Act for transactions not involving any public offering. The $204,000 market value of the 150,000 shares on the date of grant is taxable income to Mr. Arena and an income tax deduction to Provena in 2004 and will be compensation expense recognized by Provena ratably over the vesting period. Mr. Arena was paid $57,900 in 2002, $37,542 in 2003 and $50,000 in 2005 as cash bonuses to cover the income taxes he incurs from receipt of the shares.

No shares were purchased by exercise of Incentive Stock Options in 2005. Under the terms of the merger agreement with Hormel Foods, Provena has agreed not to grant any options, restricted stock units or other awards under any stock option plan.

Provena Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

Provena is a specialty food processor operating two well-established divisions, the Swiss meat division and the Royal pasta division. Both divisions have their operations in California. Both operate plants that are capital intensive, requiring heavy investments in property and equipment. Both are in competitive industries, often experiencing long periods of intense competition when their industry develops an over-capacity. Both have many competitors that are larger and have greater financial resources than Provena. Both can be affected by contemporary health considerations, such as mad cow disease and the Atkins diet.

Provena sales increased 14% in 2005 from 2004 but Provena suffered a substantial net loss of $451,881 in 2005 after a material net loss of $1,229,855 in 2004. The losses resulted from a substantial operating loss at Royal and a low operating profit at Swiss in 2005 and operating losses at both divisions in 2004. Swiss’ low operating profit in 2005 and operating loss in 2004 resulted from its inability to increase its selling prices sufficiently to compensate for increased costs, in spite of increasing its average selling prices in 2004 and 2005. Royal has been experiencing a long period of operating losses from intense competition, but its operating loss in 2005 was its smallest annual operating loss in five years. There have been indications that the over-capacity and intense competition in the pasta industry might be diminishing. Contributing to the losses of both divisions is the high level of workers’ compensation costs since 2002.

Because of the loss in 2004, Comerica Bank, Provena’s primary lender, demanded to be replaced in 2005 and was replaced by Wells Fargo Bank in December 2005. Provena has also sold and leased back its pasta buildings in 2005 in order to increase its liquidity. See the subsection “—Liquidity and Capital Resources” below.

Results of Operations—Six-Month Periods Ended June 30, 2006 and 2005

The following table sets forth operating data for the three- and six-month periods ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(amounts in thousands)
	(Unaudited)
Net sales by division:
Swiss American	$12,993	11,911	26,189	25,034
Royal-Angelus	2,092	2,106	4,346	4,127
Total	$15,085	14,017	30,535	29,161
Sales in thousands of pounds by division:
Swiss American	7,269	6,162	14,490	12,953
Royal-Angelus	3,587	3,679	7,170	7,165

Swiss American Sausage Co. Meat Division.   Sales by the processed meat division increased about 5% in dollars and 12% in pounds in the 1st six months of 2006 and increased 9% in dollars and 18% in pounds in the 2nd quarter of 2006, compared to the same periods in 2005. Sales in pounds increased proportionately more than in dollars because of lower selling prices resulting from lower meat costs. Swiss operated at a $771,573 profit for the 1st six months of 2006 compared to a $199,976 loss for the 1st six months of 2005, and a $503,065 profit for the 2nd quarter of 2006 compared to a $161,264 loss for the

2nd quarter of 2005. The improvement in Swiss’ performance resulted primarily from meat costs decreasing faster than selling prices and a reduction in workers’ compensation cost, more than offsetting increased labor, health insurance and utility costs.

Royal-Angelus Macaroni Company Pasta Division.   The pasta division’s sales increased about 5% in dollars and negligibly in pounds in the 1st half of 2006 and decreased 1% in dollars and 3% in pounds in the 2nd quarter of 2006, compared to the same periods of 2005. The percentage increase was higher and decrease lower in dollars than in pounds because of higher selling prices reflecting an increased proportion of sales of value-added products and higher flour costs. Royal operated at a $182,335 loss for the 1st half of 2006 compared to a $304,048 loss for 1st half of 2005 and a $122,468 loss for the 2nd quarter of 2006 compared to a $141,588 loss for the 2nd quarter of 2005. The major causes of the decreased operating losses were increased average selling prices and lower workers’ compensation costs. Royal failed to operate at a profit in the 1st half and 2nd quarter of 2006 because of increased plant labor, parts, flour and utility costs and a continuing high level of workers’ compensation expense. The improvement in Royal’s operations is greater than reflected by the decreases in operating losses because Royal’s rent of its buildings is higher than the depreciation was prior to the April 13, 2005 sale of the buildings. Moreover, Royal realized pre-tax profits for the 1st half and second quarter of 2006 from amortization of the gain on the sale of the buildings, which is not considered operating income.

Provena.   Provena net sales were up 4.7% in the 1st half of 2006 compared to the 1st half of 2005 and were up 7.6% in the 2nd quarter of 2006 compared to the 2nd quarter of 2005. Provena realized net earnings of $439,344 for the 1st half of 2006 compared to a net loss of $321,291 a year ago and a net earnings of $291,225 for the 2nd quarter of 2006 compared to a net loss of $146,615 a year ago. Both divisions contributed to the increases in sales and net earnings in both periods, except for the slight decrease in Royal’s sales in the 2nd quarter of 2006. Provena’s gross profit margins for the 1st half and 2nd quarter of 2006 were 9.0% and 9.3%, respectively, compared to 5.6% and 5.1% a year ago. Provena’s margins increased because the margins at both divisions increased due to lower meat costs at Swiss and higher selling prices at Royal.

General and administrative expense was up $161,004 for the 1st half of 2006 and up $65,858 in the 2nd quarter of 2006, compared to the same periods in 2005, primarily because of increased health insurance cost, bank charges and outside services. Distribution expense was up $18,519 for the 1st half and down $1,098 for the 2nd quarter compared to the same periods in 2005, because increased freight was partially or wholly offset by decreased salesmen payroll, advertising and insurance costs. Interest expense and other financing costs, net, decreased $203,099 for the 1st half and $46,320 for the 2nd quarter of 2006 because of interest income and lower financing costs, partially offset by higher interest rates, compared to the same periods of 2005. Other income increased $115,462 for the 1st half and $42,582 for the 2nd quarter because of increased asset and salvage sales.

Meat plant employees are represented by United Food and Commercial Workers Union, Local 588, AFL-CIO, CLC under a collective bargaining agreement dated April 3, 2006 which expires April 5, 2009. Pasta plant employees are represented by United Food and Commercial Workers Union, Local 1428, AFL-CIO, CLC under a collective bargaining agreement dated October 1, 2006 which expires October 31, 2008. There has been no significant labor unrest at the division’s plants and Provena believes it has a satisfactory relationship with its employees.

Results of Operations—Fiscal Years Ended December 31, 2005, 2004 and 2003

The following table sets forth operating data for the years ended December 31, 2005, 2004 and 2003:

	Year Ended December 31,
	2005		2004		2003
	(Dollars in thousands)
Net sales	$59,151	100.0%	$51,810	100.0%	$43,188	100.0%
Cost of sales	55,612	94.0	49,818	96.2	39,348	91.1
Gross profit	3,539	6.0	1,992	3.8	3,840	8.9
Distribution, general and administrative expenses	3,709	6.3	3,676	7.1	3,463	8.0
Operating income (loss)	(170)	(0.3)	(1,684)	(3.3)	377	0.9
Interest expense, net	(580)	(1.0)	(564)	(1.1)	(618)	(1.4)
Other income, net	42	0.1	261	0.5	258	0.6
Earnings (loss) before income taxes	(708)	(1.2)	(1,987)	(3.8)	17	0.0
Income tax expense (benefit)	(256)	(0.4)	(757)	(1.5)	(1)	(0.0)
Net earnings (loss)	$(452)	(0.8)%	$(1,230)	(2.4)%	$18	0.0%

Sales in thousands of pounds by division:
Swiss American	26,795	25,798	24,461
Royal-Angelus	14,361	12,634	10,898

Comparison of Years Ended December 31, 2005 and 2004

In 2005, Provena net sales of $59,151,000 were up 14% from 2004 sales of $51,810,000. Both divisions contributed to the increase in sales. Provena recorded a net loss of $452,000 for 2005 compared to a net loss of $1,230,000 for 2004. The reduction in the net loss from 2004 to 2005 resulted from Swiss improving from an operating loss to a small operating profit in 2005 and a reduction in Royal’s operating loss from 2004 to 2005.

The meat division’s sales were up about 13% in dollars and 4% in pounds and it operated at a $115,012 profit for 2005 compared to a $1,120,000 loss for 2004. Swiss’ sales for the 4th quarter of 2005 were up 15% in both dollars and pounds from the 4th quarter of 2004. Swiss’ sales in dollars and in pounds have increased each year since its meat plant was completed in 1999. Its disappointing profit of $115,000 in 2005 and material loss of $1,120,000 in 2004 compared to operating profits of $680,000 in 2003 and $1,547,000 in 2002 were caused primarily by increased plant labor, health insurance, utility and meat costs. Swiss’ margins increased from 3.6% to 5.5% for the year and from 4.0% to 8.1% for the 4th quarter, primarily due to selling prices starting to catch up to meat costs.

The pasta division’s sales increased about 25% in dollars and 14% in pounds and it operated at a $468,000 loss in 2005 compared to a $738,000 loss in 2004. The pasta division’s sales for the 4th quarter of 2005 were up 11% in dollars and 10% in pounds from the same quarter of 2004. The greater increases in sales in dollars than in pounds reflect the production of a higher proportion of premium packaged goods. Royal’s margins for the year and 4th quarter of 2005 were 9.0% and 9.8%, respectively, compared to 5.8% and 15.7% a year ago. Royal margins were up for the year because of an increased proportion of sales of premium packaged products and improved plant utilization on higher sales, but were down slightly for the 4th quarter because Provena made a contribution to the SEP-IRA plan for 2005 but not for 2004. Royal’s loss in 2005 was its smallest annual operating loss in 5 years, but its return to profitability is hampered by high plant labor, flour, health insurance, utility and workers’ compensation costs. Royal’s second long-goods line produces high quality goods faster and more efficiently than Royal’s original line and contributed to the improvement of Royal’s operating results in 2005.

Provena’s gross profit for 2005 was $3,539,000 or 6.0% of net sales compared to $1,992,000 or 3.8% of net sales in 2004. Gross profit increased in dollars and as a percent of net sales primarily because of higher selling prices at Swiss without a commensurate increase in ingredient costs. Gross profit increased at both divisions because of Swiss’ higher selling prices and because of Royal’s increased sales of value-added products and improved plant utilization. Distribution, general and administrative expenses for 2005 were up about 1% from 2004 on a 14% increase in sales. Distribution expenses were down about $51,000, or 3%, due to lower freight and lower salesman payroll for fewer salesmen, partially offset by higher pension expense reflecting the SEP-IRA contribution made for 2005 but not 2004. General and administrative expenses were up about $83,000, or 4%, primarily due to increased clerical payroll for an additional person, increased health insurance costs and the SEP-IRA contribution.

Net interest expense increased in 2005 from 2004 because of higher interest rates on Provena’s borrowings, partially offset by the repayment of term loans and reduced borrowings under the line of credit. Other income, net, decreased in 2005 from 2004 because of consulting and financing fees relating the refinancing of Provena’s credit facility. The income tax benefit decreased because of the smaller loss before income taxes for 2005.

Comparison of Years Ended December 31, 2004 and 2003

In 2004, Provena net sales of $51,810,000 were up 20% from 2003 sales of $43,188,000. Both divisions contributed to the increase in sales. Provena recorded a net loss of $1,230,000 for 2004 compared to net income of $18,000 for 2003. The net loss resulted from a decline at Swiss from an operating profit to an operating loss and an increased operating loss at Royal, caused by increased costs, primarily meat costs at Swiss.

The meat division’s sales were up about 20% in dollars and 5% in pounds and it operated at a $1,120,000 loss for 2004 compared to a $680,000 profit for 2003. Swiss’ sales for the 4th quarter of 2004 were up 2% in dollars but down 12% in pounds from the 4th quarter of 2003. The percentages in dollars increased despite a smaller increase or a decrease in the percentage in pounds because of higher selling prices reflecting higher meat costs.

Swiss’ sales in dollars and in pounds have increased each year since its meat plant was completed in 1999. Its loss in 2004 compared to a profit 2003 was caused primarily by increased plant labor, health insurance, utility and meat costs. Swiss’ margins decreased from 8.8% to 3.6% for the year and 7.0% to 4.0% for the 4th quarter. The principal causes of Swiss’ decreased margins were increased plant labor, health insurance, utility and meat costs, the continuing high level of workers’ compensation cost increase and the inability to increase selling prices to recover the increased costs.

The pasta division’s sales increased about 17% in dollars and 16% in pounds and it operated at a $738,000 loss in 2004 compared to a $512,000 loss in 2003. The pasta division’s sales for the 4th quarter of 2004 were up 27% in dollars and 15% in pounds from the same quarter of 2003. The higher increases in sales in dollars than in pounds reflect the production of a higher proportion of premium packaged goods. Royal’s margins for the year and 4th quarter of 2004 were 5.8% and 15.7%, respectively, compared to 9.6% and 12.6% a year ago. Royal margins were down for the year because of increased plant labor, flour, health insurance and utility costs and because of depreciation in 2004 of its second long-goods line acquired in 2003, but were up for the 4th quarter because of the elimination of contributions to the SEP-IRA plan for 2004 and improved plant utilization on higher sales. Royal’s losses also reflect the increase in Royal’s workers’ compensation expense of about $100,000 per year continuing from 2003. Royal’s second long-goods line produces high quality goods faster and more efficiently than Royal’s original line and should contribute to the improvement of Royal’s operating results if Royal can obtain sales that fully utilize the line.

Provena’s gross profit for 2004 was $1,992,000 or 3.8% of net sales compared to $3,840,000 or 8.9% of net sales in 2003. Gross profit decreased in dollars and as a percent of net sales primarily because of higher production and ingredient costs at Swiss. Gross profit decreased at both divisions, despite increased sales, because of the inability to increase selling prices to recover increasing costs of sales, at Swiss because of customer resistance to price increases and at Royal because of intense competition in an industry with excess capacity experiencing a decrease in demand. Distribution, general and administrative expenses for 2004 were up about 6% from 2003 on a 20% increase in sales. Distribution expenses were up about $66,000, or 4%, due to increased freight costs at Swiss and an additional sales person at Royal. General and administrative expenses were up about $147,000 primarily due accrual of a cash bonus under Provena’s Stock Grant Plan, fees of an outside consultant required by Comerica Bank and increased bank charges, partially offset by the elimination of the contribution to the SEP-IRA plan.

Net interest expense decreased in 2004 from 2003 because unamortized bond fees were expensed in 2003. Otherwise net interest expense would have increased because of increased bond principal, the equipment loan for the second long-goods line, increased borrowings under the line of credit and higher interest rates. Other income increased slightly in 2004 from 2003 because of increases in waste sales at Swiss and rental income exceeded insurance proceeds received in 2003. The income tax benefit increased because of the loss before income taxes.

Liquidity and Capital Resources

Provena’s new credit facility and gains in operating results have produced a marked improvement in Provena’s financial position and liquidity.

Provena has generally satisfied its normal working capital requirements with funds derived from operations and borrowings under a bank line of credit. On December 1, 2005, Provena obtained a new $13,439,427 credit facility from Wells Fargo Bank, National Association replacing Provena’s Comerica Bank credit facility. The new credit facility generally provides: a line of credit of up to $6,000,000 and letters of credit of $6,221,813 to support Provena’s $5,975,000 of outstanding variable rate demand bonds and up to $1,217,614 to support Provena’s workers’ compensation insurance reimbursement obligations.

The line of credit has a term ending December 30, 2008 and bears interest at a variable annual rate of 0.5% over the bank’s base rate, increasing by 0.5% if Provena’s profit for 2006 is less than $220,000 and increasing by 3% if Provena is in default, with a minimum interest of $16,000 per month. In addition, there is a 0.25% per annum fee on the unused portion of the maximum amount of the line of credit. The maximum amount of the line of credit is $5,500,000 (increasing to $6,000,000 over 10 quarters if a 1.1:1 debt service coverage is maintained), reduced by two cumulative reserves, a real estate reserve of up to $8,000 per month and a bond letter of credit reserve of up to $544,000 per year, but limited to 85% of eligible accounts receivable plus 49% of eligible inventories, with limits of $2,700,000 for inventories, $1,300,000 for work-in-process inventories and $150,000 for pasta inventories. At June 30, 2006, the base rate was 8.25%, Provena had $2,622,704 of borrowings outstanding under the line of credit and the maximum amount of the line of credit was $5,110,000, which was within the accounts receivable and inventory limits.

The $1,217,614 letter of credit issued to support Provena’s workers’ compensation insurance reimbursement obligations has been reduced to $997,825, bears a fee of 1.5% per annum of the amount of the letter of credit, and expires 18 months from the date of issuance, but no later than December 30, 2008.

On December 30, 2003, Provena borrowed $6,300,000 by the issuance of variable rate demand bonds under an indenture initially supported by a $6,378,750 letter of credit issued by Comerica and currently supported by a $6,049,688 letter of credit issued by Wells Fargo. The bonds are demand obligations remarketed upon repayment and bear a variable rate of interest payable monthly and set weekly at a market rate—5.42% per annum at June 30, 2006. Provena must make monthly interest payments on the bonds and the following annual principal payments on February 1 of each year: $170,000 for 2006, $180,000 for 2007, $190,000 for 2008, $205,000 for 2009 and $220,000 for 2010. The principal payments after the next 5 years are subject to agreement between Provena and Wells Fargo. Provena pays a 1.5% per annum fee on the amount of the letter of credit, increasing to 3.5% if Provena is in default under the credit facility, and fees of the bond indenture trustee estimated at 0.5% of the bond principal per year. Bonds may be issued under the indenture for 30 years. The $6,049,688 letter of credit expires December 30, 2008 and Wells Fargo is not obligated to renew it. If an agreement to renew a letter of credit is not reached prior to expiration, Provena is obligated to pay all outstanding bonds.

All parts of the credit facility are secured by substantially all of Provena’s assets, including accounts receivable, inventory, equipment and fixtures and Provena’s meat plant, none of which is otherwise encumbered. In addition, the workers’ compensation letter of credit is secured by a cash deposit in the face amount thereof, shown as restricted cash on the March 31, 2006 balance sheet. The credit facility prohibits, without the bank’s consent, dividends, mergers, acquisitions, sales of assets, guaranties, lending, borrowing, and granting security interests, and contains financial covenants requiring a minimum tangible net worth of $7,500,000 through September 30, 2006 and $7,600,000 thereafter, a maximum cumulative annual net loss of $200,000 through June 30, 2006 and $250,000 through December 31, 2006 and debt service coverage ratios not less than 0.15 to 1 for the 2nd quarter of 2006, 0.20 to 1 for the 3rd quarter of 2006, 0.28 to 1 for the 4th quarter of 2006 and 1.00 to 1 for the 1st quarter of 2007. Provena was in compliance with all of the financial covenants at June 30, 2006 and September 30, 2006.

Under the terms of the credit facility, Provena is required to continue to use the business consulting services of Kibel Green Inc., originally engaged at Comerica’s request, until Provena has 4 consecutive profitable quarters. Kibel Green received a $100,795.70 finders fee in connection with the closing of the credit facility. In addition, Provena is paying the bank a $135,000 origination fee in three annual installments beginning with the closing and a facility fee of $25,000 per year the 1st and 2nd year after the closing.

Provena purchased a second long-goods line for the pasta plant in 2003 and financed part of the cost on October 28, 2003 by an $866,750 five-year term equipment loan from General Electric Capital

Corporation bearing interest at 3.65% over a Federal Reserve rate-3.65% + 5.34% = 8.99% at September 30, 2006—with a principal balance of $341,427 at June 30, 2006 and payable in equal monthly payments of principal plus interest.

On April 13, 2005, Provena completed the sale of its two pasta buildings for a gross price of $6,113,776 and the leaseback of the buildings for ten years, with two 5 year options to renew, at $39,543 per month, increasing annually by 3% compounded. The following table shows the payments due under the ten year lease in the specified periods:

	Six Months Ending December 31,	Year Ending December 31,
	2006	2007	2008	2009	2010	Thereafter
Lease Obligation	$244,374	499,746	514,743	530,184	546,087	2,523,772

Cash increased $1,804,639 in the 1st half of 2006 compared to a $2,769,839 increase in the 1st half of 2005. Operating activities used $11,606 of cash from decreases in accounts payable and accrued liabilities, income taxes payable and deferred income and increases in accounts receivable and prepaid expenses, offset by the net earnings, depreciation and amortization, the common stock grant and decreases in inventories and other assets. Accounts receivable increased on increased sales but inventories decreased because of better inventory management. Accounts payable and accrued liabilities decreased because Provena is paying faster and because accrued pension benefits are highest at the beginning of the year. Investing activities provided $186,906 of cash from a decrease in restricted cash securing a letter of credit and proceeds from sale of property, partially offset by additions to property and equipment. Financing activities provided $1,629,339 of cash primarily from borrowing under the line of credit partially offset by payments on long-term debt and a capital lease obligation. On March 30, 2006 Provena borrowed $2,000,000 under its line of credit and deposited it in an account at Wells Fargo Bank bearing a variable rate of interest of 4.888% per annum at June 30, 2006, to partially offset the minimum interest under the line of credit.

Contractual Obligations and Commitments

The following table summarizes Provena’s applicable outstanding contractual obligations as of June 30, 2006:

	Six Months Ending
	December 31,	Year Ending December 31,
	2006	2007	2008	2009	2010	Thereafter
Long-Term Debt(a)	$171,821	361,913	349,937	205,000	220,000	5,180,000
Capital Lease Obligations(b)	25,000	50,000	50,000	50,000	50,000	85,205
Operating Lease Obligations(c)	267,595	549,746	564,743	580,184	596,087	2,523,772
Purchase Obligations	—	—	—	—	—	—
Total	$464,416	961,659	964,680	835,184	866,087	7,788,977

(a)    Long-Term Debt includes minimum principal payments for (i) Variable/Fixed Rate Demand Bond Series 2003A and (ii) General Electric Capital Corporation equipment loan.

(b)   Capital Lease Obligations include minimum principal payments for production equipment.

(c)    Operating Lease Obligations include minimum principal payments for (i) the two pasta buildings and (ii) various production equipment.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

The Securities and Exchange Commission defines a critical accounting policy as one which is both important to the portrayal of the registrant’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Critical for Provena are determining the allowance for doubtful accounts, valuing inventory and determining whether there is impairment of long-lived assets. Actual results could differ from those estimates and assumptions.

Allowance for Doubtful Accounts.   Provena sells to its customers on credit and grants credit to those who are deemed credit worthy based on Provena’s analysis of their credit history. Provena’s standard payment terms are net 30 days. Provena reviews its accounts receivable balances and the collectibility of those balances on a periodic basis. Based on Provena’s analysis of the length of time that the balances have been outstanding, the pattern of customer payments, its understanding of the general business conditions of its customers and its communications with its customers, Provena estimates the recoverability of those balances. When recoverability is uncertain and the unrecoverable amounts can be reasonably estimated, Provena records bad debt expense and increases the allowance for accounts receivable by the amounts estimated to be unrecoverable. If the data Provena uses to assist in the calculation of the allowance for doubtful accounts does not reflect its future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and Provena’s future results of operations could be materially affected. At June 30, 2006, Provena had no allowance for doubtful accounts based on the factors stated above. Additionally, based on Provena’s analysis, there is no indication that a material amount of receivables is uncollectible.

Inventory.   Inventory is valued at the lower of cost or market, where market is generally the fair value less the cost to sell. Provena reviews the carrying value of its inventory on a periodic basis by determining the market value for the items in inventory and comparing the market value to the carrying value. In instances where the market value is lower than the carrying value, Provena writes down the inventory accordingly. If circumstances change (e.g. unexpected shifts in market demand) there could be a material impact on the net realizable value of the inventory.

Impairment of Long-Lived Assets.   In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated fair value. Provena determines fair value using estimates of undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Provena’s evaluation of the recoverability of property and equipment includes estimates of future cash flows that are expected to arise as a direct result of the use and eventual disposition of the assets. A significant part of the estimation process involves estimating future operating cash flows and the fair value of the property and equipment at the eventual disposition date. Provena has recently incurred operating losses and sustaining its current return to profitability may depend in part on factors outside Provena’s control. Future property and equipment impairment charges may result if actual cash flows, or changes in estimates of cash flows, from the use and eventual disposition of the property and equipment vary from the estimates used to support the value of the assets at each reporting date.

New Accounting Standards

New accounting standards and interpretations are adopted by Provena as they become effective. In the opinion of management, recently released standards and interpretations not effective at June 30, 2006 will not have a material effect on Provena’s financial position or results of operations.

Changes in and Disagreements with Provena’s Accountants on Accounting and Financial Disclosure

None.

Provena’s Quantitative and Qualitative Disclosures About Market Risk

The variable rate demand bonds, the bank line of credit, and the equipment loans bear variable rates of interest (see the section entitled “—Provena Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiscal Year 2005—Liquidity and Capital Resources” and “—Provena Management’s Discussion and Analysis of Financial Condition and Results of perations—Six Months Ended June 30, 2006—Liquidity and Capital Resources” beginning on page 80, and Note 5 of the Notes to Financial Statements beginning on page F-17) which tend to follow market interest rates and change Provena’s interest expense in the same direction as changes in interest rates. A 1% per annum change in the rate borne by the variable rate demand bonds would change annual interest expense by almost $60,000. Assuming an average bank line of credit balance of $2,600,000 plus $400,000 average principal balance on the equipment loan, a 1% per annum change in the rate borne by those borrowings would change annual interest expense by $30,000. Provena believes that the carrying values of the amounts owed under the variable rate demand bonds, the bank line of credit and the equipment loans approximate the fair values, due to the associated variable rates.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF HORMEL FOODS AND
SHAREHOLDERS OF PROVENA

In connection with the merger, Provena shareholders will be exchanging shares of Provena, a California corporation, for shares of Hormel Foods, a Delaware corporation. California law and Delaware law differ in many respects. It is not practical to summarize all of the differences that could materially affect the rights of Provena shareholders as holders of shares of Hormel Foods common stock following the merger. However, the significant differences between the corporation laws of California and Delaware include the following:

Classes of Stock

Provena.   Provena’s articles of incorporation authorizes 10,000,000 shares of common stock, no par value per share.

Hormel Foods.   Hormel Foods’ certificate of incorporation authorizes 400,000,000 shares of common stock, $0.0586 par value per share, 200,000,000 shares of nonvoting common stock, $0.01 par value and 80,000,000 shares of Preferred Stock, par value $.01 per share. Hormel Foods’ certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the designations, preference, limitations and relative rights of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders. As of October 18, 2006, there were no shares of Hormel Foods preferred stock issued and outstanding.

Size of Board of Directors

Provena.   Under California law, although changes in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws. A bylaw specifying a fixed number of directors or changing the maximum or minimum number of directors may only be adopted by the approval of the majority of the outstanding shares. Provena’s bylaws provide that the number of directors shall be not less than six nor more than eleven, with the exact number to be set by resolution of the board of directors. The board of directors has fixed the number of directors at six, and Provena’s current board has six members.

Hormel Foods.   Delaware law permits the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. Hormel Foods’ certificate of incorporation does not currently fix or restrict the number of directors. Hormel Foods’ bylaws provide that the number of directors shall be established from time to time by resolution of the stockholders or the Board of Directors. Hormel Foods’ board of directors currently consists of fourteen members.

Cumulative Voting

Provena.   California Law provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so, except that a “listed” corporation may eliminate cumulative voting with shareholder approval. Provena’s articles of incorporation and bylaws do not eliminate cumulative voting with respect to the election of directors.

Hormel Foods.   Under Delaware law, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares. Hormel Foods’ certificate of incorporation and bylaws do not provide for cumulative voting.

Removal of Directors

Provena.   Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no directors may be removed (unless the entire board is removed) if the number of votes cast against the removal would be sufficient to elect the director under cumulative voting. Provena’s articles of incorporation and bylaws have neither eliminated cumulative voting nor provided for a classified board of directors.

Hormel Foods.   Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed without cause by a majority shareholder vote. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed unless the shares voted against such removal would not be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation otherwise provides. Hormel Foods’ certificate of incorporation and bylaws do not provide for cumulative voting or a classified board.

Vacancies on the Board of Directors

Provena.   Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the articles of incorporation or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by removal of a director can only be filled by the shareholders unless board approval is authorized by a corporation’s articles of incorporation or by a bylaw approved by the corporation’s shareholders. The bylaws of Provena provide that any vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors in office, or by the shareholders at the next duly called annual or special meeting.

Hormel Foods.   Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws, (i) vacancies on a board of directors; and (ii) newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. The bylaws of Hormel Foods provide that any vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors in office, or by the stockholders at the next duly called annual or special meeting.

Loans to Officers and Employees

Provena.   Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or any of its subsidiaries requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve a loan or guaranty to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guaranty may reasonably be expected to benefit the corporation. Provena’s bylaws authorize the board of directors alone to approve such loans or guaranties provided that (i) the board of directors determines that such a loan or guaranty or plan may reasonably be expected to benefit the corporation, (ii) the corporation has outstanding shares held of record by 100 or more persons on the date of approval, and (iii) the approval of the board of directors is by a vote sufficient without counting the vote of any interested director or directors.

Hormel Foods.   Under Delaware law, a corporation may make loans to, guarantee the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Hormel Foods’ certificate of incorporation and bylaws do not explicitly provide for loans or guarantees to or for the benefit of its and its subsidiaries’ officers and employees.

Section 13(k) of the Securities and Exchange Act of 1934, which is referred to as the “Exchange Act,” added pursuant to Section 402 of the Sarbanes Oxley Act of 2002, makes it unlawful for any issuer, “directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of that issuer.” Rule 3b-7 under the Exchange Act defines “executive officer” of an issuer to include the issuer’s “president, any vice president . .. . in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the issuer.” The impact of Section 13(k) is to limit loans or guarantees with respect to persons who are directors or officers subject to Section 16 of the Exchange Act.

Power to Call Special Shareholders’ Meeting

Provena.   Under California law, a special meeting of shareholders may be called by the board of directors, the Chairman of the Board, the President, the holders of shares entitled to cast not less than 10% of the votes at such meeting or such other persons as are authorized by the articles of incorporation or bylaws. Provena’s bylaws provide that a special meeting of the shareholders may be called at any time by the board of directors, the Chairman of the Board, the President or by one of more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Hormel Foods.   Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Hormel Foods’ bylaws provide that a special meeting of the stockholders, other than those required by statute, may be called only by the Chairman of the Board, or the Secretary of Hormel Foods at the request, in writing, of stockholders owning a majority in amount of the entire capital stock of Hormel Foods issued and outstanding.

Indemnification and Limitation of Liability

California law and Delaware law contain similar provisions and limitations on indemnification by a corporation of its officers, directors, employees and other agents. Neither Hormel Foods nor Provena is aware of any pending legal action against the officers, directors or employees of such company which would be covered by such indemnification provisions. Both California law and Delaware law also permit a corporation to adopt a provision in its charter eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty).

Provena.   California law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders; (vi) transactions between the corporation and a director who has a material financial interest in such transaction; or (vii) liability for improper distributions, loans or guarantees. Provena’s articles of incorporation eliminate the liability of the directors for monetary damages to the fullest extent permissible under California law.

Hormel Foods.   Hormel Foods’ certificate of incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporate Law, or (iv) for any transaction from which the director derived an improper personal benefit. Such limitation of liability provisions also may not limit a director’s liability for violation of, or otherwise relieve the company or its directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

Inspection of Shareholders’ List

Both California law and Delaware law allow any shareholder to inspect the shareholders’ list for a purpose reasonably related to such person’s interest as a shareholder. California law provides, in addition, an absolute right to inspect and copy the corporation’s shareholders’ list by a person or persons holding 5% or more of a corporation’s voting shares, or any shareholder or shareholders holding 1% or more of such shares who has filed a Schedule 14B with the SEC relating to the election of directors. Delaware law does not provide for any such absolute right of inspection. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders’ meeting for any purpose germane to the meeting. However, Delaware law contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders. Provena’s and Hormel Foods’ bylaws contain provisions that confirm but that do not extend the rights granted to their shareholders in accordance with California and Delaware law, respectively.

Preemptive Rights

Provena.   Under California law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the articles of incorporation. The Provena articles of incorporation do not provide for any such preemptive rights.

Hormel Foods.   Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the certificate of incorporation. The Hormel Foods certificate of incorporation does not provide for any such preemptive rights.

Dividends and Repurchases of Shares

Provena.   California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation’s retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation’s assets (exclusive of good will, capitalized research and development expenses and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation’s current assets, as defined, would be at least equal to its current liabilities (or 125% of its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for such year). Such tests are applied to California corporations on a consolidated basis. Under California law, there are certain exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

Hormel Foods.   Delaware law recognizes the concepts of par value, capital and surplus. Delaware law permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Hormel Foods’ certificate of incorporation does not provide for any such restriction on the ability to declare and pay dividends. Any cash dividend or other distribution of assets, rights, evidence of indebtedness or any other property declared, paid or made by Hormel Foods to the holders of common stock or nonvoting common stock must be simultaneously declared, paid or made to the holders of the nonvoting common stock and common stock, respectively, as the case may be.

In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value.

Cash dividends paid to Hormel Foods’ stockholders are a significant financing activity for Hormel Foods. Hormel Foods has paid dividends for 312 consecutive quarters and expects to continue doing so.

Shareholder Approval of Mergers and Other Business Combinations

Both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. In addition, under both California and Delaware law, with certain exceptions, any merger or sale of all or substantially all of the assets must be approved by a majority of the outstanding shares entitled to vote of the corporation transferring such assets. With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class or series of shares. California law also requires that holders of non-redeemable common stock receive non-redeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a “cash-out” merger by a majority shareholder more difficult to accomplish. Delaware law has no comparable provision.

Provena.   California law contains an exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 83.3% (or five-sixths) of the voting power of the surviving or acquiring corporation or its parent entity. California law also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally, a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision.

Hormel Foods.   Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger and; (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Amendment of Articles of Incorporation

Provena.   Under California law, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and a majority of the outstanding shares entitled to vote, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles.

Hormel Foods.   Under Delaware law, an amendment to the certificate of incorporation requires the approval of the corporation’s board of directors and a majority of the outstanding shares. Hormel Foods’ certificate of incorporation reserves the right of Hormel Foods to amend or repeal any provision of the certificate in the manner prescribed by Delaware law.

Amendment of Bylaws

Provena.   Under California law, a corporation’s bylaws may be adopted, amended or repealed by either the board of directors or the shareholders of the corporation. Provena’s bylaws permit amendment or repeal by the vote or written consent of holders of a majority of either the outstanding shares entitled to vote or the board of directors, except that the number of Provena’s directors may be changed only by an amendment to the articles of incorporation or an amendment to the bylaws adopted by a majority of the outstanding shares entitled to vote.

Hormel Foods.   Under Delaware law, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws is entirely with the shareholders of the corporation. However, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors of the corporation. Hormel Foods’ expressly empower Hormel Foods’ board of directors to adopt, amend or repeal the corporation’s bylaws. The shareholders also have the power to adopt, amend or repeal the corporation’s bylaws upon the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Shareholder Consent in Lieu of Meeting

Provena.   Under California law, unless otherwise provided in the articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. If consent is sought for less than the shareholders entitled to vote, notice, as required under California law, shall be given. Provena’s bylaws provide for action by written consent of its shareholders consistent with California law and require that, with respect to the election of directors, a written consent shall be effective only if signed by the holders of all of the outstanding shares entitled to vote for the election of directors.

Hormel Foods.   Under Delaware law, unless otherwise provided in the certificate of incorporation, any action to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a written consent to the action shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Additionally, unless the certificate of incorporation provides otherwise, shareholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be held in lieu of an annual meeting only if all of the directorships to which directors could be elected at an annual meeting are vacant and are filled by such action.

Dissenters’ Rights

Under California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters’ rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Provena.   Under California law, shareholders of a California corporation whose shares do not have transfer restrictions imposed by the corporation or by law and are listed on a national securities exchange (including the American Stock Exchange) or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally, which we refer to as a listed company, do not have dissenters’ rights unless the holders of at least 5% of the class of outstanding shares demand the right. Additionally, dissenters’ rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization will own (immediately after the reorganization) more than five-sixths of the voting power of the surviving or acquiring corporation or its parent. Under California law, a shareholder attempting to assert dissenters’ rights must hold capital stock that satisfies each of the following requirements: (i) the shares must have been outstanding on the company’s record date; (ii) the shares must not have been voted in favor of the reorganization (or, in the case of a listed company, must have been voted against the reorganization); (iii) the holder of such shares must make a written demand that the company repurchase such shares of capital stock at fair market value; and (iv) the holder of such shares must submit certificates for endorsement. A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law. California law generally affords dissenters’ rights in reorganizations that are structured as sales of assets.

Hormel Foods.   The limitations on the availability of dissenters’ rights under Delaware law are different from those under California law. Under Delaware law, dissenters’ rights are not available to

(i) shareholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or (ii) shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. Delaware law also does not provide shareholders of a corporation with dissenters’ rights when the corporation acquires another business through the issuance of its stock (a) in exchange for the assets of the business to be acquired; (b) in exchange for the outstanding stock of the corporation to be acquired; or (c) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. California law, by contrast, treats these kinds of acquisitions in the same manner as a direct merger of the acquiring corporation with the corporation to be acquired.

Dissolution

Provena.   Under California law, shareholders holding 50% or more of the voting power of a corporation may authorize its dissolution, with or without the approval of the corporation’s board of directors. California law provides that this right may not be modified by the articles of incorporation. Provena’s articles of incorporation do not contain any provisions that contradict these provisions of California law.

Hormel Foods.   Under Delaware law, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation or the dissolution must be initiated by the board of directors and approved by a simple majority of the shareholders of the corporation. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. Hormel Foods’’ certificate of incorporation contains no such supermajority voting requirement. As a result, a majority of the shares voting at a meeting at which a quorum is present would be sufficient to approve a dissolution of Hormel Foods’ that had previously been approved by its board of directors.

Shareholder Rights Plan

Provena.   California law does not include a statute expressly validating shareholders rights plans. Provena currently does not have a shareholder rights plan in effect.

Hormel Foods.   The Delaware General Corporation Law does not include a statutory provision expressly validating stockholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. Dead hand stockholder rights plans are not permitted under Delaware law. Hormel Foods currently does not have a stockholder rights plan in effect, but under Delaware law the Hormel Foods board of directors could adopt such a plan without stockholder approval.

Anti-Takeover Legislation

Provena.   California law does not have any comparable provision to the anti-takeover provisions in Delaware law that are described below. However, as described above in “Shareholder Approval of Mergers and Other Business Combinations,” California law does require the consent of all of the shareholders of the class to a “cash-out” merger by a majority shareholder, except where the majority shareholder already owns 90% or more of the voting power of the target corporation. Delaware law has no comparable provision.

Hormel Foods.   Delaware law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A “business combination” includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

•       either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the date the interested stockholder acquired such 15% interest;

•       upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered;

•       the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

•       the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•       the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;

•       the stockholder acquired the 15% interest when these restrictions did not apply; or which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered; or

•       the corporation has opted out of this provision.

Hormel Foods’ certificate of incorporation and bylaws do not exempt the corporation from the coverage of Section 203. The application of Section 203 to Hormel Foods confers upon the board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for Hormel Foods’ shares over the then-current market price.

Interested Director Transactions

Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under both California and Delaware law, (i) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board of director approval, the contract or transaction must also be “just and reasonable” (in California) or “fair” (in Delaware) to the corporation or (ii) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If the approval of the board of directors is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

Shareholder Derivative Suits

California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware law does not have a similar bonding requirement.

Fair Price Provisions

There are no “fair price” or similar provisions in either Provena’s or Hormel Foods’ articles or certificate of incorporation or bylaws.

DESCRIPTION OF HORMEL FOODS CAPITAL STOCK

Hormel Foods is authorized to issue 400,000,000 shares of common stock, $0.0586 par value per share, 200,000,000 shares of nonvoting common stock, $0.01 par value and 80,000,000 shares of Preferred Stock, par value $.01 per share. The following description of Hormel Foods’ capital stock is subject to and qualified in its entirety by Hormel Foods’ certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and by the applicable provisions of Delaware law.

Common Stock

As of October 17, 2006, there were 137,339,043 shares of Hormel Foods voting common stock outstanding, which Hormel Foods estimates were held of record by approximately 11,995 stockholders and a substantially greater number of beneficial holders. The holders of 137,339,043 voting common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. As of October 17, 2006, there were no shares of Hormel Foods nonvoting common stock outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Hormel Foods common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See the section of this proxy statement/prospectus entitled “Comparative Market Price and Dividend Data” beginning on page 16 for a discussion of Hormel Foods’ dividend policy. In the event of a liquidation, dissolution or winding up of Hormel Foods, the holders of Hormel Foods common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Hormel Foods common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to Hormel Foods common stock. All outstanding shares of Hormel Foods common stock are fully paid and non-assessable.

Preferred Stock

Hormel Foods’ board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of such preferred stock. However, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Hormel Foods without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. No shares of Hormel Foods preferred stock are outstanding, and Hormel Foods has no present plans to issue any shares of preferred stock.

Options and Warrants

Hormel Foods maintains stock incentive plans for employees and non-employee directors, including stock options and nonvested shares. As of September 29, 2006, there were employee and non-employee stock options outstanding to purchase 5,615,742 shares of Hormel Foods common stock at prices ranging from $11.9375 to $33.53 per share. As of September 29, 2006, there were 99,238 nonvested shares outstanding, which shares vest after five years or upon retirement. Shares issued for option exercises may be either authorized but unissued shares, or shares of treasury stock acquired in the open market or otherwise. Nonvested shares issued are shares of treasury stock. As of October 18, 2006, there were no warrants outstanding to purchase shares of Hormel Foods common stock. Conversion of any or all of these options into shares of Hormel Foods common stock will result in dilution to other holders of Hormel Foods common stock.

Anti-Takeover Effects of Hormel Foods’ Certificate and Bylaws and Delaware Law

Some provisions of Delaware law and Hormel Foods’ certificate of incorporation and bylaws could make the following more difficult:

•       acquisition of Hormel Foods by means of a tender offer;

•       acquisition of Hormel Foods by means of a proxy contest or otherwise; or

•       removal of Hormel Foods’ incumbent officers and directors.

These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Hormel Foods to first negotiate with Hormel Foods’ board of directors. Hormel Foods believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Hormel Foods outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Special Meetings of Stockholders.   Under Hormel Foods’ bylaws, only the board of directors, the chairman of the board or the president may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.   Hormel Foods’ bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made pursuant to the notice given by Hormel Foods with respect to such meeting or nominations made by or at the direction of the board of directors.

Delaware Anti-Takeover Law.   Hormel Foods is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for shares of Hormel Foods common stock.

No Cumulative Voting.   Hormel Foods’ certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on Hormel Foods’ board of directors based on the number of shares of Hormel Foods stock that such stockholder holds than if cumulative voting were permitted. The lack of cumulative voting makes it more difficult for a minority stockholder to gain a seat on Hormel Foods’ board of directors to influence the board of directors’ decision regarding a takeover.

Undesignated Preferred Stock.   The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Hormel Foods. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Hormel Foods.

Transfer Agent and Registrar

Wells Fargo Shareowner Services serves as the transfer agent and registrar of Hormel Foods common stock.

Voting Agreement

As a condition to Hormel Foods entering into the merger agreement, directors, executive officers and certain shareholders of Provena entered into a voting agreement with Hormel Foods and Crumbles Acquisition Corp. By entering into the voting agreement, these parties have agreed to vote their shares of Provena stock in favor of the merger agreement, the merger and all agreements related to the merger and any actions related thereto, and to irrevocably appoint Hormel Foods as their lawful attorney and proxy in respect of these matters. These proxies therefore give Hormel Foods the limited right to vote the shares of Provena stock beneficially owned by these Provena shareholders, in favor of the approval of the merger agreement, the merger and the related transactions. The Provena shareholders who are party to the voting agreement may vote their shares of Provena stock on all other matters except to the extent such matters would frustrate the purposes or delay completion of the merger.

As of October 23, 2006, the Provena shareholders who are party to the voting agreement collectively beneficially owned shares representing 47.5% of the votes attributable to outstanding shares of Provena common stock.

None of the Provena shareholders who are parties to the voting agreement was paid additional consideration in connection with the voting agreement.

In addition, each of the parties to the voting agreement has agreed not to and not to permit any of its agents to in any way (i) solicit or initiate any proposal for an alternative acquisition or (ii) engage in negotiations with, or disclose any nonpublic information relating to Provena or afford access to information regarding Provena to any person that may be considering making or who has made a proposal for an alternative acquisition. The parties to the voting agreement further agreed to keep Hormel Foods fully informed of the status and details of any proposal for an alternative acquisition of which such party is aware.

The voting agreement will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of voting agreement entered into by each of the parties to the voting agreement is attached to this proxy statement/prospectus as Annex B, and you are urged to read it in its entirety.

EXPERTS

The financial statements of Provena included in this proxy statement/prospectus have been audited by Cacciamatta Accountancy Corporation, an independent registered public accounting firm, to the extent and for the periods set forth in its reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Hormel Foods Corporation incorporated by reference in Hormel Foods Corporation’s Annual Report on Form 10-K for the year ended October 30, 2005 in Hormel Food Corporation’s Annual Report (Form 10-K) for the year ended October 30, 2005 (including the financial statement schedule appearing therein, Hormel Foods Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of October 30, 2005 incorporated by reference therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and schedule and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dorsey & Whitney LLP, counsel to Hormel Foods, has issued a legal opinion concerning the legality of the common stock of Hormel Foods to be issued to Provena shareholders in connection with the merger. Certain tax matters regarding the merger will be passed upon for Provena by Sheppard, Mullin, Richter & Hampton LLP.

FUTURE STOCKHOLDER PROPOSALS

Hormel Foods’ annual meeting of stockholders to be held in 2007 will take place on January 30, 2007. Hormel Foods shareholders wanting to present proposals to be considered at the annual meeting of stockholders to be held in 2007 were required to submit their proposals to Hormel Foods in accordance with all applicable rules and regulations of the SEC and Hormel Foods’ Bylaws by August 25, 2006. Additionally, Hormel Foods’ Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as directors for consideration at the annual meeting of stockholders, whether or not the proposal or nomination is requested to be included in the proxy statement and proxy. Those requirements include a written notice to the Corporate Secretary to be received at Hormel Foods’ principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting. For business or nominations intended to be brought to the annual meeting of stockholders to be held in 2007, the notice deadline is November 2, 2006. Stockholder proposals or director nominations submitted after this date are untimely and may not be presented in any manner at the annual meeting of stockholders held in 2007.

Provena’s 2006 annual meeting of shareholders took place on April 25, 2006. Provena’s 2007 annual meeting of shareholders is tentatively planned for April 24, 2007, but will not be held if the merger is completed. Therefore, Provena reserves the right to postpone or cancel its 2007 annual meeting. If such meeting is held, all shareholder proposals must meet the eligibility and other criteria required by Rule 14a-8 of the Exchange Act and must be received by Provena on or before January 1, 2007, in order to be considered for inclusion in Provena’s proxy statement and form of proxy relating to the 2007 annual meeting of Provena’s shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Provena and Hormel Foods file annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information they file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Provena and Hormel Foods filings with the SEC are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov.

Hormel Foods has filed a registration statement on Form S-4 to register the shares of Hormel Foods common stock to be issued to Provena shareholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of Hormel Foods as well as the proxy statement of Provena for the special meeting. This proxy statement/prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC’s principal office in Washington, D.C. or at the Internet Website maintained by the SEC at http://www.sec.gov. Statements or other documents referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

As allowed by SEC rules, this proxy statement/prospectus, including the attached annexes, exhibits and schedules does not contain all the information you can find in the registration statement on Form S-4 filed by Hormel Foods to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows Hormel Foods to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superceded by information in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Hormel Foods has previously filed with the SEC. These documents contain important information about Hormel Foods and its financial condition and are incorporated by reference into this proxy statement/prospectus.

•       Annual Report on Form 10-K for the fiscal year ended October 30, 2005;

•       Quarterly Reports on Form 10-Q for the quarters ended January 29, 2006, April 30, 2006 and July 30, 2006;

•       Current Reports on Form 8-K dated November 8, 2005, November 23, 2005 (under Item 1.01 only), February 6, 2006, September 19, 2006 and September 22, 2006;

•       The description of Hormel Foods’ common stock contained in any registration statement or report filed by Hormel Foods under the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

•       The proxy statement filed on December 23, 2005.

Hormel Foods also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the earlier of the completion of the merger or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as proxy and information statements.

Hormel Foods has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Hormel Foods and Crumbles Acquisition Corp.

PROVENA FINANCIAL STATEMENTS

PROVENA FOODS INC.
CONDENSED FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006
PROVENA FOODS INC.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$15,085,316	14,016,535	30,535,023	29,161,172
Cost of sales	13,685,527	13,307,440	27,787,202	27,515,222
Gross profit	1,399,789	709,095	2,747,821	1,645,950
Operating expenses:
Distribution	400,928	402,026	859,367	840,848
General and administrative	566,413	500,555	1,209,626	1,048,622
Operating income (loss)	432,448	(193,486)	678,828	(243,520)
Interest expense and other financing costs, net	(135,130)	(181,450)	(258,447)	(461,546)
Other income, net	171,203	128,621	328,337	212,875
Earnings (loss) before income taxes	468,521	(246,315)	748,718	(492,191)
Income tax benefit (expense)	(177,296)	99,700	(309,374)	170,900
Net earnings (loss)	$291,225	(146,615)	439,344	(321,291)
Earnings (loss) per share:
Basic and diluted	$.08	(.04)	.13	(.10)
Shares used in computing earnings (loss) per share:
Basic and diluted	3,502,611	3,388,265	3,485,503	3,367,082

See accompanying Notes to Condensed Financial Statements

PROVENA FOODS INC.
Condensed Balance Sheets
(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash	$1,806,696	2,057
Cash—restricted	1,009,252	1,221,328
Accounts receivable, less allowance for doubtful accounts of $0 at 2006 and $0 at 2005	4,467,611	4,269,656
Inventories	4,217,159	4,829,134
Prepaid expenses	316,201	252,569
Deferred tax assets	335,996	383,602
Total current assets	12,152,915	10,958,346
Property and equipment, net	12,604,259	13,026,653
Deferred tax assets, net of current portion	833,388	901,648
Other assets	445,942	533,053
	$26,036,504	25,419,700
Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$2,622,704	672,834
Current portion of long-term debt	343,642	343,642
Current portion of capital lease obligation	50,000	50,000
Current portion of deferred income	365,724	365,724
Income tax payable	154,513	456,174
Accounts payable	2,710,394	3,359,258
Accrued liabilities	1,931,846	2,319,071
Total current liabilities	8,178,823	7,566,703
Long-term debt, net of current portion	5,972,785	6,316,850
Capital lease obligation, net of current portion	267,057	285,205
Deferred income, net of current portion	2,933,702	3,081,830
Total liabilities	17,352,367	17,250,588
Shareholders’ equity:
Capital stock, no par value; authorized 10,000,000 shares; issued and outstanding 3,582,269 at 2006 and 3,546,345 at 2005	5,554,608	5,512,926
Retained earnings	3,231,529	2,792,186
Deferred compensation	(102,000)	(136,000)
Total shareholders’ equity	8,684,137	8,169,112
	$26,036,504	25,419,700

See accompanying Notes to Condensed Financial Statements

PROVENA FOODS INC.
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net earnings (loss)	$439,344	(321,291)
Adjustments
Depreciation and amortization	447,563	466,184
Provision for bad debts	—	6,000
Recognized gain from sale of building	(148,128)	—
Common stock grant—vested	34,000	34,000
Changes in assets and liabilities
Accounts receivable	(197,955)	531,863
Inventories	611,975	(438,716)
Prepaid expenses	(63,632)	(254,772)
Income taxes	(185,795)	149,236
Other assets	87,111	4,595
Accounts payable and accrued liabilities	(1,036,089)	(521,100)
Net cash from operating activities	(11,606)	(344,001)
Cash flows from investing activities:
Decrease in restricted cash	212,076	—
Proceeds from sale of property and equipment	75,573	5,700,799
Additions to property and equipment	(100,743)	(37,559)
Net cash from investing activities	186,906	5,663,240
Cash flows from financing activities:
Payments on long-term debt	(344,065)	(1,970,505)
Proceeds (payments) under line of credit	1,949,870	(725,000)
Proceeds from sale of common stock	41,682	45,928
Payments on capital lease	(18,148)	(20,269)
Net cash from financing activities	1,629,339	(2,669,846)
Net increase in cash	1,804,639	2,649,393
Cash and cash equivalents at beginning of period	2,057	120,446
Cash and cash equivalents at end of period	$1,806,696	2,769,839
Supplemental disclosures
Cash paid for interest	$305,685	288,853
Cash paid for income taxes	$125,000	800
Common stock grant—non-vested	$102,000	136,000

See accompanying Notes to Condensed Financial Statements

PROVENA FOODS INC.
Notes to Condensed Financial Statements
(Unaudited)
June 30, 2006

(1)          Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with the requirements of Form 10-Q and, therefore, do not include all information and footnotes which would be presented if such financial statements were prepared in accordance with accounting principles generally accepted in the United States for annual financial statement purposes. These statements should be read in conjunction with the audited financial statements presented in the Company’s Form 10-K for the year ended December 31, 2005. In the opinion of management, the accompanying financial statements reflect all adjustments which are necessary for a fair presentation of the results for the interim periods presented. Such adjustments consisted only of normal recurring items. The results of operations for the three months and six months ended June 30, 2006 are not necessarily indicative of results to be expected for the full year.

(2)          Inventories

Inventories at June 30, 2006 and December 31, 2005 consist of:

	2006	2005
Raw materials	$1,567,687	2,018,445
Work-in-process	1,489,904	1,710,595
Finished goods	1,159,568	1,100,094
	$4,217,159	4,829,134

(3)          Segment Data

Business segment sales and operating profit (loss) for the three months and six months ended June 30, 2006 and 2005 and assets at June 30, 2006 and December 31, 2005 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales to unaffiliated customers:
Swiss American Sausage division	$12,992,369	11,910,480	26,188,656	25,034,564
Royal-Angelus Macaroni division	2,092,947	2,106,055	4,346,367	4,126,608
Total net sales	$15,085,316	14,016,535	30,535,023	29,161,172
Operating profit (loss)
Swiss American Sausage division	$503,065	(161,264)	771,573	(199,976)
Royal-Angelus Macaroni division	(122,468)	(141,588)	(182,335)	(304,048)
Corporate	51,851	109,366	89,590	260,504
Operating profit (loss)	$432,448	(193,486)	678,828	(243,520)

	June 30, 2006	December 31, 2005
Identifiable assets:
Swiss American Sausage division	$19,118,390	19,728,983
Royal-Angelus Macaroni division	2,694,051	2,865,973
Corporate	4,224,063	2,824,744
Total assets	$26,036,504	25,419,700

(4)          Share-Based Payments

The Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (“SFAS 123R”), on January 1, 2006. Accordingly, compensation costs for all share-based awards to employees are measured based on the grant date fair value of those awards and recognized over the period during which the employee is required to perform service in exchange for the award (generally over the vesting period of the award). The Company has no awards with market or performance conditions. Excess tax benefits as defined by SFAS 123R will be recognized as an addition to additional paid-in capital. Effective January 1, 2006 and for all periods subsequent to that date, SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

The Company adopted SFAS 123R using the modified prospective transition method, which provides for certain changes to the method for valuing share-based compensation. The valuation provisions of SFAS 123R apply to new awards and to awards that are outstanding as the effective date and subsequently modified or canceled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods were not restated to reflect, and do not include, the impact of SFAS 123R.

No options were granted or vested during the interim periods presented, and all options previously granted had completely vested before January 1, 2006; therefore no compensation costs were incurred under SFAS 123R and the actual net income (or loss) equals the pro forma net income (or loss) for such interim periods.

(5)          Earnings (loss) per Share

Basic earnings (loss) per share is net earnings (loss) divided by the weighted average number of common shares outstanding during the period, and diluted earnings (loss) per share is net earnings (loss) divided by the sum of the weighted average plus an incremental number of shares attributable to outstanding options. During the periods covered by this report, the Company’s outstanding options for 107,111 shares resulted in no dilution and basic earnings (loss) per share and diluted earnings (loss) per share were the same. On February 26, 2004, the Company issued 150,000 shares of its common stock (the “Grant”) to its Chief Executive Officer which vest 1/6 immediately and 1/6 on each of the next five anniversaries, contingent on the Chief Executive Officer’s continued employment. The computations of the weighted average number of common shares outstanding for the periods covered by this report include only the shares vested under the terms of the Grant.

(6)          Credit Facility

On December 1, 2005, the Company obtained a new $13,439,427 credit facility from Wells Fargo Bank, National Association replacing the Company’s Comerica Bank credit facility. The new credit facility generally provided: a line of credit of up to $6,000,000 and letters of credit of $6,221,813 to support the Company’s $5,975,000 of outstanding variable rate demand bonds and up to $1,217,614 to support the Company’s workers’ compensation insurance reimbursement obligations.

The credit facility is secured by substantially all of the Company’s assets and the workers’ compensation letter of credit is additionally secured by a cash deposit in the face amount thereof. The credit facility prohibits, without the bank’s consent, dividends, mergers, acquisitions, sales of assets, guaranties, lending, borrowing, and granting security interests, and contains financial covenants requiring a minimum tangible net worth of $7,500,000 through September 30, 2006 and $7,600,000 thereafter, a maximum cumulative annual net loss of $200,000 through June 30, 2006 and $250,000 through December 31, 2006 and debt service coverage ratios not less than 0.15 to 1 for the 2nd quarter of 2006, 0.20 to 1 for the 3rd quarter of 2006, 0.28 to 1 for the 4th quarter of 2006 and 1.00 to 1 for the 1st quarter of 2007. The Company was in compliance with all of the financial covenants at June 30, 2006.

(7)          Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amounts of property and equipment, determining the allowance for doubtful accounts and valuing inventory and deferred tax assets. Actual results could differ from those estimates and assumptions.

PROVENA FOODS INC.

AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Provena Foods Inc.

We have audited the accompanying balance sheets of Provena Foods Inc. (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes, on a test basis, examination of evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ CACCIAMATTA ACCOUNTANCY CORPORATION
Irvine, California
February 16, 2006

PROVENA FOODS INC.
Balance Sheets

	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$2,057	120,446
Cash, restricted	1,221,328	—
Accounts receivable	4,269,656	4,224,481
Inventories	4,829,134	5,001,454
Prepaid expenses	252,569	55,585
Income taxes receivable	—	294,680
Deferred tax assets	383,602	457,534
Total current assets	10,958,346	10,154,180
Property and equipment, net	13,026,653	15,972,363
Deferred tax assets	901,648	—
Other assets	533,053	223,559
	$25,419,700	26,350,102
Liabilities and Shareholders’ Equity
Current liabilities
Line of credit	$672,834	3,225,000
Current portion of long-term debt	343,642	8,716,562
Current portion of capital lease obligation	50,000	58,000
Deferred income	365,724	—
Income taxes payable	456,174	—
Accounts payable	3,359,258	3,299,310
Accrued liabilities	2,319,071	1,981,764
Total current liabilities	7,566,703	17,280,636
Long-term debt, net of current portion	6,316,850	—
Capital lease obligation, net of current portion	285,205	314,935
Deferred income	3,081,830	—
Deferred tax liabilities	—	258,647
Total liabilities	17,250,588	17,854,218
Commitments and contingencies	—	—
Shareholders’ equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 3,546,345 and 3,441,814 shares at December 31, 2005 and 2004, respectively	5,512,926	5,421,817
Retained earnings	2,792,186	3,244,067
Deferred compensation	(136,000)	(170,000)
Total shareholders’ equity	8,169,112	8,495,884
	$25,419,700	26,350,102

See accompanying Notes to Financial Statements

PROVENA FOODS INC.

Statements of Operations

	Year Ended December 31,
	2005	2004	2003
Net sales	$59,150,757	51,809,941	43,188,367
Cost of sales	55,611,275	49,817,990	39,347,880
Gross profit	3,539,482	1,991,951	3,840,487
Operating expenses
Distribution	1,623,898	1,674,425	1,608,802
General and administrative	2,085,095	2,001,602	1,855,180
	3,708,993	3,676,027	3,463,982
Operating income (loss)	(169,511)	(1,684,076)	376,505
Other income (expense)
Interest	(580,066)	(563,688)	(618,263)
Other, net	42,051	261,237	258,487
	(538,015)	(302,451)	(359,776)
Earnings (loss) before income tax (benefit)	(707,526)	(1,986,527)	16,729
Income tax (benefit)	(255,645)	(756,672)	(1,504)
Net earnings (loss)	$(451,881)	(1,229,855)	18,233
Net earnings (loss) per common share—Basic and Diluted	$(0.13)	(0.38)	0.01
Weighted average shares outstanding—Basic and Diluted	3,396,459	3,262,055	3,183,842

See accompanying Notes to Financial Statements

PROVENA FOODS INC.
Statements of Shareholders’ Equity
Years ended December 31, 2005, 2004, and 2003

					Total
	Common stock		Retained	Deferred	shareholders’
	Shares issued	Amount	earnings	compensation	equity
Balance at December 31, 2002	3,147,087	$5,059,234	$4,455,689	$—	$9,514,923
Sale of common stock	62,619	79,785	—	—	79,785
Net earnings	—	—	18,233	—	18,233
Balance at December 31, 2003	3,209,706	5,139,019	4,473,922	—	9,612,941
Common stock grant	150,000	204,000	—	(170,000)	34,000
Sale of common stock	82,108	78,798	—	—	78,798
Net loss	—	—	(1,229,855)	—	(1,229,855)
Balance at December 31, 2004	3,441,814	5,421,817	3,244,067	(170,000)	8,495,884
Deferred compensation	—	—	—	34,000	34,000
Sale of common stock	104,531	91,109	—	—	91,109
Net loss	—	—	(451,881)	—	(451,881)
Balance at December 31, 2005	3,546,345	$5,512,926	$2,792,186	$(136,000)	$8,169,112

See accompanying Notes to Financial Statements

PROVENA FOODS INC.
Statements of Cash Flows

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities
Net earnings (loss)	$(451,881)	$(1,229,855)	$18,233
Adjustments
Depreciation and amortization	906,316	902,888	828,519
Provision for doubtful receivables	9,915	30,537	15,163
Recognized gain from sale of building	(209,681)	—	—
Write off of deferred financing fees	—	—	153,852
Common stock grant—vested	34,000	34,000	—
Changes in assets and liabilities
Accounts receivable	(55,090)	(252,541)	(1,230,438)
Inventories	172,320	(978,336)	(1,094,158)
Prepaid expenses and other assets	(506,478)	173,333	(115,966)
Income taxes	(335,510)	(652,250)	(29,934)
Accounts payable and accrued liabilities	397,255	124,806	2,739,648
Net cash from operating activities	(38,834)	(1,847,418)	1,284,919
Cash flows from investing activities
Increase in restricted cash	(1,221,328)	—	—
Proceeds from sale of property and equipment	5,785,673	—	—
Additions to property and equipment	(89,044)	(411,075)	(1,693,971)
Net cash from investing activities	4,475,301	(411,075)	(1,693,971)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	—	7,139,711
Payments on long-term debt	(2,056,069)	(563,869)	(4,258,448)
Proceeds (payments) under line of credit	(2,552,166)	2,842,283	(2,540,012)
Proceeds from sale of common stock	91,109	78,798	79,785
Payment of deferred financing fees	—	—	(227,800)
Payments on capital lease	(37,730)	(61,367)	(51,523)
Net cash from financing activities	(4,554,856)	2,295,845	141,713
Net increase (decrease) in cash	(118,389)	37,352	(267,339)
Cash and cash equivalents at beginning of year	120,446	83,094	350,433
Cash and cash equivalents at end of year	$2,057	$120,446	$83,094
Supplemental disclosures
Cash paid for interest	$580,066	$563,688	$617,870
Cash paid for income taxes	$400,800	$(81,222)	$60,600
Common stock grant—non vested	$136,000	$170,000	$—

See accompanying Notes to Financial Statements

PROVENA FOODS INC.
Notes to Financial Statements
December 31, 2005

(1)          Summary of Significant Accounting Policies

(a)          Description of Business

Provena Foods Inc. (the “Company”) is a California-based specialty food processor. The Company’s meat processing business is conducted through its Swiss American Sausage Division (the “Swiss American Division”), and the Company’s pasta business is conducted through its Royal-Angelus Macaroni Division (the “Royal-Angelus Division”).

(b)           Inventories

Inventories, principally food products, are stated at the lower of cost (first-in, first-out) or market.

(c)            Property and Equipment

Property and equipment are stated at cost. Equipment acquired under capital lease is recorded at the present value of future minimum lease payments and amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Assets acquired prior to 1981 and subsequent to 1986 are depreciated on the straight-line method. For assets acquired during the period from 1981 through 1986, accelerated methods of depreciation are used. Estimated useful lives are as follows:

Buildings and improvements	31.5 to 39 years
Machinery and equipment	5 to 10 years
Delivery equipment	5 years
Office equipment	7 years

(d)           Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers investments with maturities of three months or less at date of purchase to be cash equivalents.

(e)            Earnings (Loss) per Common Share

Earnings (loss) per common share is calculated under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share. SFAS No. 128 requires the Company to report both basic earnings (loss) per share, which is based on the weighted average number of common shares outstanding, and diluted earnings (loss) per share, which is based on the weighted average number of common shares plus all potential dilutive common shares outstanding. The Company has no potential dilutive common shares outstanding during the period covered by the accompanying financial statements.

(f)             Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g)           Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(h)          Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are measured at cost which approximates their fair value because of the short maturity of these instruments. The carrying amount of the Company’s borrowings under the line of credit and long-term debt approximates their fair value because the interest rate on the instruments fluctuate with market interest rates or represents borrowing rates available with similar terms.

(i)             Impairment of Long-Lived Assets

The Company assesses the recoverability of long-lived assets by comparing the carrying amount of an asset to future net cash flows expected to be generated by that asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

(j)              Stock-Based Compensation

The Company has elected to adopt the disclosure provisions only of SFAS 123 and continues to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock based compensation issued to persons other than employees is reflected in the financial statements at fair value.

The Company did not grant stock options in fiscal years 2005, 2004, and 2003.

(k)           Comprehensive Income (Loss)

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the reporting and display of comprehensive income (loss) and its components. The Company does not have any components of other comprehensive income (loss), and accordingly, the Company’s comprehensive income (loss) is the same as its net earnings (loss).

(l)              Revenue Recognition

Revenue is recognized when the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price is fixed or determinable; and collectibility is reasonably assured. Generally, the revenue recognition criteria are met upon shipment of goods to customers.

(m)       Segment Information

The Company operates two reportable segments under criteria established in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

(n)          Deferred Financing Fees

The Company defers certain fees relating to the obtaining of new financings and amortizes those deferred fees to interest expense over the life of the financing.

(o)           Recent Accounting Pronouncements

In December 2004 the FASB issued SFAS No. 123R, “Share-Based Payment,” which is an amendment to SFAS No. 123, “Accounting for Stock-Based Compensation.” This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005. In addition, this statement will apply to unvested options granted prior to the effective date. The adoption of SFAS No. 123R in the first fiscal quarter of 2006 is not expected to have a material impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 is effective in fiscal years beginning after December 31, 2005. The adoption of SFAS No. 154 is not expected to have a material effect on the Company’s financial statements.

(p)           Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform to the 2005 presentation.

(2)          Allowance for doubtful receivables

Fiscal year	Balance at beginning of year	Provision, net of recoveries	Deductions— uncollectible accounts	Balance at end of year
2005	$—	9,915	9,915	—
2004	—	30,537	30,537	—
2003	—	15,163	15,163	—

(3)          Inventories

	2005	2004
Raw materials	$2,018,445	1,743,685
Work in process	1,710,595	1,340,801
Finished goods	1,100,094	1,916,968
	$4,829,134	5,001,454

(4)          Property and Equipment

	2005	2005
Land	$744,818	1,296,803
Buildings and improvements	10,742,421	13,468,112
Machinery and equipment	8,641,393	8,557,575
Delivery equipment	3,500	3,500
Office equipment	214,029	208,803
	20,346,161	23,534,793
Less accumulated depreciation and amortization	(7,319,508)	(7,562,430)
	$13,026,653	15,972,363

(5)          Credit Facility with Comerica Bank and Wells Fargo Business Credit

The net proceeds from the April 2005 sale of the two pasta buildings of $5,554,246 were applied to Comerica Bank’s credit facility as follows: $1,649,316 to retire a real estate and two equipment loans, $1,217,244 to reduce the balance of the line of credit, $2,682,785 to deposit with the bank cash collateral to secure liabilities under the credit facility, primarily the Company’s liabilities with respect to the outstanding letters of credit, and $4,901 to accrued interest.

On December 1, 2005 the Company obtained a new $13,439,427 credit facility from Wells Fargo Business Credit replacing the Company’s Comerica Bank credit facility. The new credit facility generally provides: a line of credit of up to $6,000,000 and letters of credit of $6,221,813 to support the Company’s $6,145,000 of outstanding variable rate bonds and $1,217,614 to support the Company’s workers’ compensation insurance reimbursement obligations.

The line of credit has a term ending December 30, 2008 and bears interest at a variable annual rate of 0.5% over the bank’s base rate, increasing by 0.5% if the Company’s profit for 2006 is less than $220,000 and increasing by 3% if the Company is in default, with a minimum interest of $16,000 per month. In addition, there is a .25% per annum fee on the unused portion of the maximum amount of the line of credit. The maximum amount of the line of credit is $5,500,000 (increasing to $6,000,000 over 10 quarters if a 1.1:1 debt service coverage is maintained), reduced by two cumulative reserves, a real estate reserve of up to $8,000 per month and a bond letter of credit reserve of up to $544,000 per year, but limited to 85% of eligible accounts receivable plus 49% of eligible inventories, with limits of $2,700,000 for inventories, $1,300,000 for work-in- process inventories, and $150,000 for pasta inventories. At December 31, 2005, the base interest rate was 7.25%, the Company had $672,834 of borrowings outstanding under the line of credit and the maximum amount of the line of credit was $5,118,000, which was within the accounts receivable and inventory limits.

A $1,217,614 letter of credit issued to support the Company’s workers’ compensation insurance reimbursement obligations has been reduced to $1,100,000 as of December 31, 2005, bears a fee of 1.5% per annum of the amount of the letter of credit, and expires 18 months from the date of issuance, no later than December 30, 2008. The Company is required to maintain a restricted cash account securing the letter of credit. At December 31, 2005, the restricted cash balance totaled $1,221,328.

As part of the credit facility, on December 30, 2003, the Company borrowed $6,300,000 by the issuance of variable rate demand bonds under an indenture supported by a letter of credit now valued at $6,221,813 issued by Wells Fargo that expires December 30, 2008, and carries an annual commitment fee of 1.5%.

All parts of the credit facility are secured by substantially all of the Company’s assets, including accounts receivable, inventory, equipment and fixtures and the Company’s meat plant, none of which is otherwise encumbered. In addition, the workers’ compensation letter of credit is secured by a cash deposit in the face amount thereof. The credit facility prohibits, without the bank’s consent, dividends, mergers, acquisitions, sales of assets, guaranties, lending, borrowing, and granting security interests, and contains financial covenants requiring a minimum tangible net worth of $7,500,000 through September 30, 2006 and $7,600,000 thereafter, a maximum cumulative annual net loss of $200,000 through June 30, 2006 and $250,000 through December 31, 2006 and debt service coverage ratios not less than 0.15 to 1 for the 2nd quarter of 2006, 0.20 to 1 for the 3rd quarter of 2006, 0.28 to 1 for the 4th quarter of 2006 and 1.00 to 1 for the 1st quarter of 2007. The Company was in compliance with all of the financial covenants at December 31, 2005.

Long term debt is summarized as follows:

	2005	2004
Equipment loan at federal reserve rate (4.2% at December 31, 2005) plus 3.65%, secured by related equipment, monthly principal and interest payments of $16,222, maturing November 1, 2008	$515,492	683,603
Equipment loans at variable interest rates at prime (5.25% at December 31, 2004) and prime plus 0.75%, secured by all Company assets	—	526,235
Real estate loan at 9.1%, secured by all Company assets, monthly principal and interest payments of $10,830	—	1,206,724
Variable/Fixed Rate Demand Bond Series 2003A at a variable rate (4.41% at December 31, 2005), secured by an irrevocable letter of credit, monthly principal payments ranging from $12,900 to $45,800. Variable rate interest payments due monthly, maturing January 1, 2034	6,145,000	6,300,000
	6,660,492	8,716,562
Less current portion	343,642	8,716,562
	$6,316,850	—

As of December 31, 2005, the aggregate annual maturities of long-term debt for the next five years were: 2006—$343,642; 2007—$361,913; 2008—$364,347; 2009—$205,000 and 2010—$220,000.

(6)          Accrued Liabilities

	2005	2004
Accrued profit sharing	$427,509	—
Accrued retirement	388,297	371,353
Accrued compensation	—	64,844
Other	1,503,265	1,545,567
	$2,319,071	1,981,764

(7)          Shareholders’ Equity

The Company sold shares to employees under its stock purchase plan in 2005, 2004, and 2003.

On February 26, 2004, the Company issued 150,000 shares to an executive officer at the market price of $1.36 per share. One-sixth of the shares vested at the grant date and the remaining shares vest ratably over the next five years, contingent on the continued employment of the executive officer.

(8)          Income Taxes

Income tax (benefit) for fiscal 2005, 2004, and 2003 follows:

	2005	2004	2003
Current:
Federal	$790,079	(327,000)	13,999
State	40,637	800	800
Deferred:
Federal	(1,034,834)	(345,982)	(3,337)
State	(51,527)	(84,490)	(12,966)
	$(255,645)	(756,672)	(1,504)

Sources and tax effects of temporary differences between financial statement carrying amounts and tax bases of assets and liabilities:

	2005	2004
Deferred tax assets:
Inventory	$151,833	178,097
Net operating loss		235,597
State tax credit carryforwards		44,330
Accruals not currently deductible	217,701	188,188
Sales/leaseback book/tax difference	1,372,948
Total deferred tax assets	$1,742,482	646,212
Deferred tax liabilities:
Gain on destroyed equipment	$(179,614)	(324,016)
Property and equipment	(277,618)	(123,309)
Total deferred tax liabilities	$(457,232)	(447,325)

The following table provides a reconciliation of the deferred tax assets and liabilities presented in the table above to the accompanying balance sheets at December 31, 2005 and 2004:

	2005 Current	2005 Noncurrent	2005 Total
Deferred tax assets:
Inventory	$151,833		151,833
Sales/leaseback book/tax difference	147,753	1,225,195	1,372,948
Accruals not currently deductible	217,701		217,701
Total deferred tax assets	517,287	1,225,195	1,742,482
Deferred tax liabilities:
Gain on destroyed equipment	(133,685)	(143,933)	(277,618)
Property and equipment		(179,614)	(179,614)
Total deferred tax liabilities	(133,685)	(323,547)	(457,232)
Net deferred tax asset	$383,602	901,648	1,285,250

	2004 Current	2004 Noncurrent	2004 Total
Deferred tax assets:
Inventory	$178,097		178,097
Net operating loss	137,643	97,954	235,597
State tax credit carryforwards		44,330	44,330
Accruals not currently deductible	188,188		188,188
Total deferred tax assets	503,928	142,284	646,212
Deferred tax liabilities:
Gain on destroyed equipment	(46,394)	(277,622)	(324,016)
Property and equipment		(123,309)	(123,309)
Total deferred tax liabilities	(46,394)	(400,931)	(447,325)
Net deferred tax asset (liability)	$457,534	(258,647)	198,887

Management’s assessment is that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. Management’s conclusion is based principally on the deferred gain of approximately $3,657,000 generated by the April 2005 sale of the Company’s two pasta buildings. The deferred gain is amortized ratably to income over a ten year period for financial statement reporting purposes.

As of December 31, 2005, the Company had no net operating loss carryforward.

Actual income tax (benefit) differs from “expected” (benefit), computed by applying the U.S. federal tax rate of 34% to earnings (loss) from operations before income taxes, as follows:

	2005		2004		2003
	Amount	%	Amount	%	Amount	%
Computed “expected” income taxes	$(240,558)	(34.0)	$(675,419)	(34.0)	$5,688	34.0
State income taxes, net of federal income tax benefit	(60,140)	(8.5)	(67,754)	(3.4)	970	5.8
State manufacturing investment credit			(3,603)	(0.2)	(13,358)	(79.9)
Non deductible expenses	2,365	0.3	(2,700)	(0.1)	5,237	31.3
Other	42,688	6.0	(7,196)	(0.4)	(41)	(0.2)
	$(255,645)	(36.2)	$(756,672)	(38.1)	$(1,504)	(9.0)

(9)          Employee Benefit Plans

In 1988, the Company adopted a Simplified Employee Pension—Individual Retirement Account (SEP IRA) plan covering all full-time, nonunion employees. The Company makes contributions under the plan at the discretion of the Board of Directors. The Company’s contributions to the SEP IRA for 2005, 2004, and 2003 were $428,000, $0, and $406,000, respectively.

In 1988, the Company adopted a stock purchase plan, enabling substantially all nonunion employees except officers and directors to purchase shares of the Company’s common stock through periodic payroll deductions. Employees may contribute up to $50 per week and all contributions are 100% matched by the Company; the combined funds are used in the subsequent month to purchase whole shares of common stock at current market prices. Stock purchases under this plan result in net cash flow to the Company as the contributions and employer-matching contributions are used to acquire newly issued common shares from the Company. The Company matching contributions to the stock purchase plan for 2005, 2004, and 2003 were $43,680, $36,846, and $42,981, respectively.

(10)   Incentive Stock Option Plan

Under a stock option plan (the Plan) adopted in 1987, the Company has awarded options to certain of its key employees to purchase common stock at prices which approximate the fair market value of the stock at the date of grant. The Plan provides for a maximum grant of 261,704 shares. All stock options have a maximum ten-year term and become fully exercisable in accordance with a predetermined vesting schedule that varies by employee. Options may no longer be granted under this Plan. There was no stock option activity in fiscal 2005, 2004 and 2003.

At December 31, 2005, all 107,111 options outstanding were granted and vested prior to 2003, are exercisable at a weighted average price of $2.56, and expire in 2007.

(11)   Earnings (Loss) Per Share

The following table illustrates the computation of basic and diluted earnings (loss) per share:

	2005	2004	2003
Numerator:
Numerator for basic and diluted earnings (loss) per share—net earnings (loss)	$(451,881)	(1,229,855)	18,233
Denominator:
Denominator for basic earnings (loss) per share—weighted average number of common shares outstanding during the period	3,396,459	3,262,055	3,183,482
Incremental common shares attributable to exercise of outstanding options	—	—	—
Denominator for diluted earnings (loss) per share	3,396,459	3,262,055	3,183,482
Basic and diluted earnings (loss) per share	$(0.13)	(0.38)	0.01

In 2005, 2004, and 2003, all 107,111 stock options outstanding were excluded from the computation of diluted earnings (loss) per share due to their antidilutive effect.

(12)   Commitments and Contingencies

On April 13, 2005 the company completed the sale of two pasta buildings and the leaseback of the buildings for 10 years, with two 5 year options to renew, at $39,543 per month, increasing annually by 3% compounded. The $3,657,235 deferred gain on the sale of the buildings is being amortized to income over the ten year fixed term of the leaseback at the rate of $30,477 per month. The Company subleases a portion of one of the pasta buildings to unrelated parties under non-cancelable operating leases. Sublease rental income, included in other income, totaled approximately $148,770, $147,590, and $136,000, in 2005, 2004, and 2003, respectively.

The following table shows the minimum annual payments due under the ten year buildings leases:

Year Ending December 31
2006	2007	2008	2009	2010	Thereafter
$485,190	$499,746	$514,743	$530,184	$546,087	$2,523,772

In 2001, the Company entered into a capital lease for certain production equipment totaling $566,828, which is included in property and equipment in the accompanying balance sheets. The lease has a remaining term of seven years, as amended, and requires minimum payments based on certain production volumes. Estimated future minimum lease payments on the capital lease at December 31, 2005 are as follows:

2006	$54,111
2007	54,111
2008	54,111
2009	54,111
2010	54,111
2011	54,111
2012	54,111
Total estimated minimum lease payments	378,777
Less amount representing interest	43,572
Present value of estimated lease payments	335,205
Less current portion	50,000
Long-term portion	$285,205

As of December 31, 2005 approximately 64% of the Company’s employees are covered by a collective bargaining agreement which expires in April, 2006 and approximately 14% are covered by another collective bargaining agreement which expires in September, 2006.

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. Although occasional adverse decisions or settlements may occur, the Company believes the final disposition of such matters will not have a material adverse effect on its financial position, results of operations, or liquidity.

(13)   Major Customers

The Company had major customers during fiscal 2005, 2004, and 2003 as follows ($ in thousands):

	2005		2004		2003		Accounts receivable balance at December 31
Customer	Sales	%	Sales	%	Sales	%	2005	2004
A	$16,750	28	$14,330	28	$9,813	23	$643	909
B	5,301	9	5,408	10	5,399	13	0	0
C	4,904	8	3,902	8	3,897	9	385	445

(14)   Business Segments

The Company’s reportable business segments are strategic business units that offer distinctive products that are marketed through different channels. The Company has two reportable segments; the meat processing division (Swiss American) and the pasta division (Royal-Angelus). Swiss American produces meat products that are sold primarily to pizza restaurant chains, pizza processors, and food service distributors. Royal-Angelus produces pasta that is sold primarily to food processors, private label customers, food service distributors, and specialty food distributors. The following table presents financial information about the Company’s business segments as of December 31, 2005, 2004, 2003, and for the years then ended:

	2005	2004	2003
Net sales to unaffiliated customers:
Swiss American	$50,817,556	45,150,639	37,483,300
Royal-Angelus	8,333,201	6,659,302	5,705,067
Total sales	$59,150,757	51,809,941	43,188,367
Operating income (loss):
Swiss American	$115,021	(1,119,739)	679,703
Royal-Angelus	(468,078)	(737,857)	(512,370)
Corporate	183,546	173,520	209,172
Operating income (loss)	$(169,511)	(1,684,076)	376,505
Identifiable assets:
Swiss American	$19,728,983	20,570,546	19,901,183
Royal-Angelus	2,865,973	4,956,193	4,908,453
Corporate	2,824,744	823,363	377,823
Total assets	$25,419,700	26,350,102	25,187,459
Capital expenditures:
Swiss American	$59,274	273,308	520,884
Royal-Angelus	25,603	133,527	1,165,642
Corporate	4,167	4,240	7,445
Total capital expenditures	$89,044	411,075	1,693,971
Depreciation and amortization:
Swiss American	$663,052	647,665	618,299
Royal-Angelus	240,308	252,294	208,083
Corporate	2,956	2,929	2,137
Total depreciation and amortization	$906,316	902,888	828,519

(15)   Selected Quarterly Financial Data (Unaudited)

The following summarizes certain quarterly financial information for fiscal 2005, 2004, and 2003:

	Quarter
	1st	2nd	3rd	4th	Total
Fiscal 2005
Net sales	$15,144,637	14,016,535	13,965,713	16,023,872	59,150,757
Operating income(loss)	(136,983)	(193,486)	(333,438)	494,396	(169,511)
Net earnings(loss)	(162,676)	(146,615)	(211,060)	68,470	(451,881)
Net earnings (loss) per common share	(0.05)	(0.04)	(0.06)	0.02	(0.13)
Fiscal 2004
Net sales	$12,318,552	11,802,338	13,708,284	13,980,767	51,809,941
Operating income (loss)	(539,122)	(368,221)	(395,824)	(380,909)	(1,684,076)
Net earnings(loss)	(360,697)	(298,762)	(545,091)	(25,305)	(1,229,855)
Net earnings (loss) per common share	(0.11)	(0.09)	(0.16)	(0.01)	(0.38)
Fiscal 2003
Net sales	$9,082,341	9,228,643	11,636,275	13,241,108	43,188,367
Operating income (loss)	132,894	64,333	46,717	132,561	376,505
Net earnings(loss)	66,632	7,883	(13,560)	(42,722)	18,233
Net earnings (loss) per common share	0.02	0.00	(0.00)	(0.01)	0.01

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF

SEPTEMBER 6, 2006

BY AND AMONG

PROVENA FOODS INC.,

HORMEL FOODS CORPORATION

AND

CRUMBLES ACQUISITION CORP.

i

ii

9.9	Assignment	A-42
9.10	Consent to Jurisdiction	A-42
9.11	Headings, etc	A-42
9.12	Severability	A-42
9.13	Failure or Indulgence Not a Waiver; Remedies Cumulative	A-42
9.14	Waiver of Jury Trial	A-43
9.15	Specific Performance	A-43

iii

Defined Terms

Term	Section
Affected Employee	6.11(c)
Affiliate	3.4(g)
Agreement	Preamble
Alternative Transaction	5.2(a)(i)
Alternative Transaction Proposal	5.2(a)(ii)
AMEX	3.4(b)
Benefit Plans	3.12(a)
CA Secretary of State	1.3
CCC	Preamble
CERCLA	3.17(e)(A)
Certificate of Merger	1.3
Certificates	2.2(b)
Change of Recommendation	5.3(a)
Closing	1.2
Closing Date	1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	3.4(f)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1
Company Disclosure Schedule	9.5
Company Intellectual Property	3.18(a)
Company Material Contract	3.13(b)
Company Measurement Date	3.4(a)
Company Options	3.2(b)
Company Organizational Documents	3.1(b)
Company Permits	3.9(a)
Company Purchase Plan	6.10(b)
Company SEC Documents	3.4(a)
Company Shareholder Approval	3.3(c)
Company Shareholders’ Meeting	6.1(b)
Company Stock Plans	3.2(a)
Contract	3.13(a)
DE Secretary of State	1.3
DGCL	Preamble
Dissenting Shares	2.3(a)
Effective Time	1.3
Environmental Law	3.17(e)(A)
ERISA Affiliate	3.12(a)
Estoppel Certificates	6.20
Exchange Act	3.3(e)(i)(B)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Food and Drug Act	3.15(a)
Food Laws	3.15(a)

Form S-4	4.2(c)(i)
GAAP	3.1(a)
Governmental Entity	2.2(c)
Hazardous Materials	3.17(e)(B)
Indemnified Party	6.4
Insured Party	6.4
IRS	3.12(b)
Knowledge	9.4
Law	2.2(c)
Laws	2.2(c)
Leased Real Property	3.10(a)
Liens	3.3(d)
Material Adverse Change	3.1(a)
Material Adverse Effect	3.1(a)
Merger	Preamble
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Organizational Documents	4.1
NYSE	4.2(c)(ii)
Outside Date	8.1(b)(i)
Owned Real Property	3.10(a)
Parent	Preamble
Parent Balance Sheet	4.6(d)
Parent Common Stock	2.1(a)
Parent Measurement Date	4.6(a)
Parent Organizational Documents	4.1
Parent SEC Documents	4.6(a)
Parent Share Issuance	Preamble
Parent Stock Price	2.1(e)
Permitted Liens	3.9(a)
Person	9.3
Proceeding	3.16(c)
Real Property	3.10(a)
Real Property Leases	3.10(a)
Regulatory Agencies	3.4(a)
Release	3.17(e)(C)
Remedial Action	3.17(e)(D)
Rule 145 Affiliates	6.13
Sarbanes-Oxley Act	3.4(b)
SEC	3.1(a)
Securities Act	3.3(e)(i)(B)
SEP	6.11(a)
Subsidiary	3.1(c)
Superior Proposal	5.2(a)(iii)
Survey	6.20
Surviving Bylaws	1.5
Surviving Charter	1.5
Surviving Corporation	1.1
Tax	3.16(a)

2

Tax Return	3.16(a)
Taxes	3.16(a)
Termination Fee	8.3(a)
Title	6.20
Title Policy	6.20
UCC-3s	7.1(i)
WARN Act	5.1(b)(xvi)

3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2006 (the “Agreement”), is by and among Provena Foods, Inc., a California corporation (“the “Company”), Hormel Foods Corporation, a Delaware corporation (“Parent”), and Crumbles Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, each of the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, the Board of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) so that the Company continues as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms of and subject to the conditions set forth in this Agreement and in accordance with the provisions of each of the California Corporations Code (the “CCC”) and the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of the Company has determined to recommend to its shareholders the approval of this Agreement and the Merger;

WHEREAS, certain shareholders of the Company have entered into a shareholder support agreement with Parent pursuant to which they have agreed to vote their shares in favor of the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger, and the Board of Directors of Parent has authorized the issuance of shares of Parent Common Stock in connection with this Agreement (the “Parent Share Issuance”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
The Merger

1.1        The Merger.   Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the CCC and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the CCC and the DGCL.

1.2        Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Dorsey &

Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3        Effective Time.   Upon the terms of and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with the relevant provisions of the CCC and the DGCL (the “Certificate of Merger”) with each of the Secretary of State of the State of California (the “CA Secretary of State”) and the Secretary of State of the State of Delaware (the “DE Secretary of State”) and shall make all other filings or recordings required under the CCC and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the CA Secretary of State and DE Secretary of State, or at such subsequent date or time as the Company and Parent shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective as set forth in the Certificate of Merger is referred to herein as the “Effective Time.”

1.4        Effects of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCC and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, properties, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred them.

1.5        Organizational Documents of the Surviving Corporation.   At the Effective Time, the Company Charter shall be amended and restated in its entirety to be identical to the articles of incorporation in the form attached as Exhibit A hereto, and such amended the Company Charter shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the CCC and as provided in such articles of incorporation (the “Surviving Charter”). After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, no par value. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws in the form attached as Exhibit B hereto, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the CCC and as provided in such bylaws (the (“Surviving Bylaws”).

1.6        Directors and Officers of the Surviving Corporation.   The directors and officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the CCC.

1.7        Tax Consequences.   It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, and for all relevant Tax purposes.

ARTICLE II
Effects of the Merger; Exchange of Certificates

2.1        Effect on Capital Stock.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of common stock, no par value, of the Company (“Company Common Stock”):

(a)        Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and represent the right to receive 0.08 (the “Exchange Ratio”) of a fully paid and nonassessable share of common stock, par value $0.0586 per share, of Parent (“Parent Common Stock”) upon surrender of the Certificate which immediately prior to the Effective Time represented such share of Company Common Stock in the manner provided in Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)). The shares of Parent Common Stock to be issued or paid to holders of Company Common Stock pursuant to this Agreement, together with any cash in lieu of fractional shares pursuant to Section 2.2(e), are referred to as the “Merger Consideration”. As a result of the Merger, at the Effective Time, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(h)).

(b)        Capital Stock of Merger Sub.   Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(c)        Dissenting Shares.   Each Dissenting Share shall be converted into the right to receive in cash an amount equal to the fair value thereof determined in accordance with Section 1300(b) of the CCC in accordance with Section 2.3(a).

(d)        Company Options.   At the Effective Time, all issued and outstanding options to purchase Company Common Stock under any Company Stock Plan whether unvested or exercisable in accordance with their terms shall be cancelled in accordance with and in exchange for the consideration set forth in Section 6.10.

(e)        Fractional Shares.   No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the closing trading price of the Parent Common Stock on the NYSE on the second trading day immediately preceding the Closing Date (the “Parent Stock Price”).

(f)         Adjustments to Exchange Ratio.   Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.1), the Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.2        Exchange of Shares and Certificates.

(a)        Exchange Agent.   At or prior to the Effective Time, Parent shall engage Wells Fargo, N.A. (or such other institution reasonably satisfactory to Parent and the Company) to act as exchange agent in connection with the Merger (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to Parent and the Company. Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, the shares of Parent Common Stock issuable pursuant to Section 2.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). All cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)        Exchange Procedures.   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and that at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for whole shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1 (which, as permitted by the bylaws of Parent, may be issued in uncertificated book entry form), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company immediately prior to the Effective Time, the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

(c)        Distributions with Respect to Unexchanged Shares.   No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e), until such Certificate has been surrendered in accordance with this Article II. Subject to all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (“Governmental Entity”) (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Laws” or “Law”), following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to the date of such surrender and a payment date subsequent to the date of such surrender payable with respect to such whole shares of Parent Common Stock.

(d)        No Further Ownership Rights in Company Common Stock.   All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)        Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, and any dividends or distributions pursuant to Section 2.2(c).

(f)         Escheat; No Liability.   None of Parent, Merger Sub, Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Certificate would escheat to or otherwise become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)        Withholding Rights.   Parent or the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Company Common Stock, options or other securities or rights immediately prior to the Effective Time such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h)        Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that

Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Exchange Agent in respect of the Certificate or Certificates alleged to have been lost, stolen or destroyed.

(i)         Investment of Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to former shareholders of the Company after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent.

2.3        Dissenting Shareholders.

(a)        Company Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, each share (if any) of Company Common Stock issued and outstanding immediately before the Effective Time for which the holder has the right to demand, and has made a demand for, appraisal of such share under Section 1300(b) of the CCC (“Dissenting Shares”), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 2.1(a), but the holder thereof shall only be entitled to such rights as are granted by the CCC. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the CCC shall receive payment from the Surviving Corporation in accordance with the CCC; provided, however, that: (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in the CCC, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefore under the CCC or (iii) if any such holder of Dissenting Shares and the Company do not agree upon a purchase price for such Dissenting Shares and neither files a complaint or intervenes in a pending action pursuant to and within the time period specified by Section 1304(a) of the CCC, then such holder or holders of Dissenting Shares shall forfeit the right to appraisal of the shares of Company Common Stock constituting such Dissenting Shares, with the consequences set forth in Section 2.3(b).

(b)        Loss of Appraisal Rights.   Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Company Common Stock who demands appraisal of such shares under the CCC shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrences of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such shares.

(c)        Notice of Appraisal Rights.   The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the CCC and received by the Company with respect to any such demand. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

ARTICLE III
Representations and Warranties of the Company

Subject to (i) any information contained in any of the Company SEC Documents and (ii) such exceptions as are disclosed in the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

3.1        Corporate Organization.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority, and all authorizations, licenses, permits and certifications, to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

As used in this Agreement, the terms “Material Adverse Change” or “Material Adverse Effect” mean, with respect to Parent or the Company, as the case may be, any change, effect, event, occurrence or state of facts that has or has had a material adverse effect (i) on the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole, provided, however, that a Material Adverse Effect/Material Adverse Change will be deemed not to include effects to the extent resulting from: (A) any change, after the date hereof, in Law, U.S. generally accepted accounting principles (“GAAP”) or the accounting rules and regulations of the Securities and Exchange Commission (the “SEC”), (B) any change in the market price or trading volume of Parent Common Stock or Company Common Stock (it being understood that any change, effect, event, occurrence or state of facts that is an underlying cause of such change in price or trading volume shall not be excluded by virtue of this exception), (C) any change, effect, event, occurrence or state of facts exclusively relating to any acts of terrorism, sabotage, military action or war, (D) any change in or relating to the United States economy or United States financial, credit or securities markets in general, or (E) any change in or relating to the industry in which such party operates or the markets for any of such party’s products or services in general, which change in the case of clauses (D) and (E) does not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets, (F) any change, effect, event, occurrence or state of facts arising directly or indirectly out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby (including, without limitation, any loss of or adverse impact on relationships with customers, suppliers, licensors, licensees, or distributors of the Company as a result thereof, or changes arising out of, or attributable to, any such loss or adverse impact), (G) the filing of any shareholder class action, derivative or similar litigation arising from an alleged breach of fiduciary duty or misrepresentation in public disclosure relating to this Agreement; provided, that the facts underlying such litigation may constitute a Material Adverse Effect or Material Adverse Change, or (H) any fact, circumstance or condition disclosed in the Company SEC Documents or the Company Disclosure Schedule to the extent specifically set forth therein and apparent as a Material Adverse Effect on the face thereof without additional information; or (ii) on the ability of such party to consummate the transactions contemplated by this Agreement in substantially the manner contemplated hereby.

(b)        True and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended through, and as in effect as of, the date of this Agreement (the “Company Charter”) and the Bylaws of the Company, as amended through, and as in effect as of, the date of this Agreement

(the “Company Bylaws”, and, together with the Company Charter, the “Company Organizational Documents”) have previously been made available to Parent.

(c)        The Company does not own any interest in any corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other association (a “Subsidiary”).

3.2        Capital Structure.

(a)        The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, no par value per share. At the close of business on July 31, 2006: (i) 3,586,075 shares of Company Common Stock were issued and outstanding; (ii) an aggregate of 395,530 shares of Company Common Stock were reserved for issuance pursuant to the 1987 Incentive Stock Option Plan, the 1988 Employee Stock Purchase Plan and the Stock Grant Plan (such plans, as amended to date, are collectively referred to herein as the “Company Stock Plans”). The outstanding shares of Company Common Stock identified in clause (i) of the preceding sentence constitute all of the outstanding capital stock of the Company. All the outstanding shares of capital stock of, or other equity interests in, the Company have been validly issued and are fully paid and nonassessable.

(b)        As of the close of business on July 31, 2006: (i) 107,111 shares of Company Common Stock were subject to issuance pursuant to outstanding options under the 1987 Incentive Stock Option Plan, and (ii) no shares of Company Common Stock were subject to issuance pursuant to outstanding options under the Stock Grant Plan (collectively, the “Company Options”). All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance upon the terms and subject to the conditions set forth in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. Except as contemplated by this Agreement and except for the Company Common Stock, the shares reserved for issuance pursuant to the Company Stock Plans and as set forth in this Section 3.2, there are not, and at the Closing there will not be, any capital stock or other equity interests in the Company issued or outstanding (other than shares issued pursuant to the Company Purchase Plan consistent with this Agreement) or any subscriptions, options, warrants, calls, rights (including preemptive rights), convertible securities or other agreements or commitments of any character obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any of its capital stock or other equity interests, or any agreements, arrangements or understandings obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, call, right or agreement granting any person any rights in the Company similar to capital stock or other equity interests. There are not, and at the Closing there will not be, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders of the Company may vote or obligations by the Company to make any payments based on the price or value of the Company Common Stock. Except as set forth in this Section 3.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c)        All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted (as applicable) in compliance with (A) all applicable securities laws and the Company’s Organizational Documents, and in compliance with any preemptive rights, rights of first refusal or other rights and (B) all requirements set forth in applicable Contracts.

(d)        Other than shares issued pursuant to the Company Purchase Plan consistent with this Agreement, since July 31, 2006, and through the date hereof, there has been no change in (x) the outstanding capital stock of the Company, (y) the number of Company Options outstanding, or (z) the number of other options, warrants or other rights to purchase the Company’s capital stock.

(e)        The Company is not a party to any agreement, arrangement or understanding restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to, any capital stock of the Company or any securities of the type referred to in Section 3.2(c) hereof.

3.3        Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(a)        Authority.   Subject to obtaining Company Shareholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to approval of this Agreement, the Merger and the other transactions contemplated hereby, the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)        Board Approval.   Subject to Section 5.3 hereof, the Board of Directors of the Company has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its shareholders, (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, which approval and declaration have not been rescinded or modified, (C) resolved to recommend this Agreement and the Merger to the Company’s shareholders for approval, and (D) directed that this Agreement and the Merger be submitted to the Company’s shareholders for consideration in accordance with this Agreement.

(c)        Voting Requirements.   The affirmative vote in favor of approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Shareholder Approval”) at a duly convened and held Company Shareholders’ Meeting at which a quorum is present is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

(d)        No Conflict.   The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, permit, filing, waiver, notice or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any material restriction on the conduct of the Company’s business or operations under, (A) the Company Organizational Documents, (B) any Material Contract, (C) any judgment, order, writ, injunction or decree, or (D) subject to the Governmental Entity filings and other matters referred to in Section 3.3(e), any Law or Company Permit applicable to the Company or its respective properties or assets, other than, in the case of clauses (C) and (D), any such conflicts, violations, defaults, rights, losses, restrictions or liens, pledges, charges, claims, security interests or other encumbrances of any kind, whether consensual, statutory or otherwise (collectively, “Liens”), or failures to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e)        Required Filings or Consents.   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for:

           (i)  the filing with the SEC of:

(A)       a proxy statement relating to the Company Shareholders’ Meeting to be included in the Proxy Statement; and

(B)       such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and communications under Rules 165 and 425 under the Securities Act of 1933, as amended (the “Securities Act”), in each case, as may be required in connection with this Agreement and the transactions contemplated hereby; and

          (ii)  the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

3.4        SEC Documents; Financial Statements.

(a)        The Company has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of its shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents that it was required to file since January 1, 2004 with (i) the SEC, (ii) any state or other federal regulatory authority and (iii) any foreign regulatory authority (collectively, the “Regulatory Agencies”), and has paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement (including any financial statements or schedules included or incorporated by reference therein) filed since January 1, 2004 and prior to the close of business on the date hereof (the “Company Measurement Date”) by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company SEC Documents”), as of their respective dates or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or applicable subsequent filing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective filing dates, or if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, all Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b)        The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were true and correct in all material respects as of the respective dates made. Neither the Company nor any of its officers has received notice from the SEC or the American Stock Exchange, Inc. (“AMEX”) questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. The Company is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the AMEX.

(c)        To the Knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2004.

(d)        The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including reports on Forms 10-K and 10-Q, as of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, comply as to form with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), and fairly present, in all material respects, the financial position of the Company as of the dates thereof and its results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which have been and are reasonably likely to be material to the Company).

(e)        The financial statements of the Company included in each publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement to be filed with the SEC pursuant to the Securities Act or Exchange Act after the date hereof until the Effective Time will comply, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, will be prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the instructions or other applicable rules or SEC-published interpretations of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the financial position of the Company as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, expected to be material).

(f)         Except as reflected or reserved against in the balance sheet of the Company dated June 30, 2006 included in the Form 10-Q filed by the Company with the SEC on August 10, 2006 (including the notes thereto, the “Company Balance Sheet”), the Company does not have any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto, other than liabilities and obligations incurred since June 30, 2006 in the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(g)        The Company is not a party to, nor has any commitment to become a party to, any Contract arrangement or understanding (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate (as such term is defined Rule 12b-2 under the Exchange Act (an “Affiliate”), including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements.

3.5        Interested Party Transactions.   Since the date of the Company Balance Sheet, no event has occurred that would be required to be reported as a “certain relationship or related transaction” pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

3.6        Internal Controls and Disclosure Controls.   The Company maintains an internal control system that provides reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation and fair presentation of its financial statements in accordance with GAAP. The Company’s internal control system includes policies and procedures that provide reasonable assurance that (i) its records are maintained in reasonable detail and accurately reflect the transactions and dispositions of its assets, (ii) its receipts and expenditures are being made only in accordance with appropriate authorization; and (iii) presentation or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on the Company’s financial statements is made. The Company has implemented and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act with respect to such reports.

3.7        Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting (giving effect to any supplements to the Proxy Statement mailed to the Company’s shareholders after the date on which the SEC has declared the Form S 4 effective and before the Company Shareholders’ Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to information or statements with respect to Parent made or incorporated by reference therein or otherwise supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

3.8        Absence of Certain Changes or Events.

(a)        Since June 30, 2006 through the date hereof, except as and to the extent (i) disclosed in the Company’s quarterly report for the fiscal quarter ended June 30, 2006 and filed on Form 10-Q with the SEC on August 10, 2006, or (ii) expressly contemplated by this Agreement:

           (i)  the Company has conducted its business only in the ordinary course consistent with past practice in all material respects;

          (ii)  there has not been any split, combination or reclassification of any of the Company’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of the Company’s capital stock;

        (iii)  except as required by a change in GAAP, there has not been any material change in accounting methods, principles or practices by the Company;

         (iv)  there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of Section 5.1(b), other than actions taken in connection with entering into this Agreement; and

          (v)  there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

3.9        Compliance with Applicable Laws; Permits; Litigation.

(a)        The Company and its employees hold all permits, licenses, easements, variances, exemptions, orders, consents, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of the Company in the manner described in the Company SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Company Permits”), and all Company Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Company Permit, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits and all applicable Laws relating to the Company and its business or properties, except where the failure to be in compliance with the terms of the Company Permits or such applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modifications of any such Company Permit, other than such revocations, cancellations, non-renewals or modifications that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is in material compliance, and has complied, in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the AMEX.

(b)        As of the date hereof, no action, demand, suit, proceeding, requirement or investigation by any Governmental Entity and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting the Company, any of its present or former officers, directors or other Persons for which the Company may be liable or to which any of its respective properties, including Company Intellectual Property, assets or rights are reasonably likely to be subject, is pending or, to the Knowledge of the Company, threatened which, individually or in the aggregate, (a) involves amounts greater than $50,000, (b) would adversely affect the ability of Company to consummate the transactions contemplated by this Agreement, (c) would adversely affect the ability of Parent to operate the business of the Company following the Closing in substantially the same manner as operated prior to the Closing or (d) involves or relates to any trade practices of the Company, including any pricing, promotion, rebate, discount, commission, allocation, merchandising practice or territorial restriction.

(c)        As of the date hereof and except with respect to environmental matters which are covered by Section 3.17, there is no order, injunction or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company.

3.10     Title, Ownership and Related Matters.

(a)        The real properties owned by the Company and disclosed in the Company SEC Documents (the “Owned Real Property”) together with the real property that is subject to leases and disclosed in the Company SEC Documents (the “Leased Real Property” and the “Real Property Leases,” respectively, and the Leased Real Property and the Owned Real Property, collectively, the “Real Property”) constitute all of the real property owned, used or occupied by the Company. The Company owns fee simple title to each parcel of Owned Real Property, free and clear of all Liens that would materially interfere with the operation of the Company’s business as presently conducted on such parcel. The Real Property Leases are in full force and effect. The Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Lien or interests that entitle the holder thereof to interfere with the operation of the Company’s business as presently conducted on the Leased Real Property or the exercise by the lessee of its rights under such lease.

(b)        The Company has marketable title to, or a leasehold interest in, the buildings, machinery, equipment and other material tangible assets and properties used by them, wherever located, or shown in the Company Balance Sheet included in the Financial Statements or acquired after the date thereof and material to the conduct of the Company’s business as a whole as presently conducted, free and clear of all Liens, except for Liens which do not materially interfere with the operation of the business of the Company as currently conducted (the “Permitted Liens”), and except for properties and assets disposed of in the ordinary course of business since the date of the Company Balance Sheet. All of the buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of the Company’s business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, Materially Adversely Affect the operation or value of such assets.

3.11     Employees.

(a)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against the Company are pending or, to the Knowledge of the Company, threatened, (ii) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of the Company, threatened against the Company, (iii) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iv) the Company is in compliance with all applicable Laws respecting labor and employment, including terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, (v) there are no complaints, charges or claims against the Company pending with or, to the Knowledge of the Company, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by the Company, other than those occurring in the ordinary course of business, such as claims for workers’ compensation or unemployment benefits, (vi) the Company has withheld all amounts required by applicable Law to be withheld from the wages, salaries, benefits and other compensation to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (vii) the Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(b)        As of the date hereof:

           (i)  other than as required by applicable Law, the Company is not a party to, or otherwise bound by, any material collective bargaining agreement or any other material agreement with a labor union, work council or labor organization, nor is any such agreement presently being negotiated;

          (ii)  no labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

        (iii)  to the Knowledge of the Company, no labor union is seeking to organize any employees of the Company.

3.12     Benefit Plans.

(a)        For purposes of this Agreement, the term “Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), and any material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, bonus, incentive, deferred compensation and each other material employee benefit plan, agreement, program, policy or other similar arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate, for the benefit of any employee or director or former employee or director of the Company. The term “ERISA Affiliate” shall mean any employer that would be considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

(b)        Schedule 3.12 of the Company Disclosure Schedule contains a true and complete list of each Benefit Plan. The Company has, with respect to each Benefit Plan, if applicable, delivered or made available to Parent true and complete copies of:  (i) all Benefit Plan texts, agreements and related trust agreements (or other funding vehicles), including all amendments thereto; (ii) the most recent summary plan descriptions; (iii) the most recent Form 5500 series annual reports and attached schedules, annual audited financial statement and actuarial valuation report; (iv) if the Benefit Plan is intended to qualify under Code Section 401(a), the most recent determination or opinion letter received from the Internal Revenue Service (“IRS”); and (v) all material communications with any governmental entity or agency (including the Pension Benefit Guaranty Corporation and the IRS) given or received within the past year with respect to a Benefit Plan.

(c)        No Benefit Plan is subject to either Code Section 412 or Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the Company and its ERISA Affiliates have not sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA within the last six years.

(d)        (i) Each Benefit Plan is in compliance in all material respects with all applicable Laws, (ii) each Benefit Plan that is intended to be tax-qualified is so qualified and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified, (iii) to the Knowledge of the Company, each Benefit Plan that requires registration with a relevant government body has been so registered and (iv) there are no actions, Liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan.

(e)        Except as may be required under Code Section 4980B or similar Law, the Company and its ERISA Affiliates do not provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee.

(f)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any current or former employee of the Company and its ERISA Affiliates to severance pay, unemployment compensation or any similar payment, (ii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), becoming due to any director, officer or employee of, or any consultant to, the Company from the Company under any Benefit Plan or otherwise, or  (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any current or former employee of the Company and its ERISA Affiliates that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

(g)        No Benefit Plan is a “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA or the regulations promulgated thereunder.

(h)        To the Knowledge of the Company, neither the Company, its ERISA Affiliates nor any Benefit Plan, any “disqualified person” (as defined in Code Section 4975) nor any “party in interest” (as defined in ERISA Section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) with respect to a Benefit Plan that would constitute a Company Material Adverse Effect.

(i)         No Benefit Plan will require immediate funding as a result of the consummation of the Merger.

3.13     Material Contracts.

(a)        For purposes of this Agreement, the term “Contract” means a contract, agreement, commitment or binding understanding, whether oral or written, in effect as of the date of this Agreement or entered into between the date of this Agreement and the Closing Date.

(b)        For purpose of this Agreement, a “Company Material Contract” shall mean:

           (i)  any contracts to which the Company is a party, that would be required to be filed as an exhibit to a SEC filing made by the Company in which exhibits were required to be filed with the SEC in response to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act;

          (ii)  any Contract to which the Company is a party, which is material to the Company and which contains any covenant limiting or restricting the right of the Company, or that would, after the Effective Time, limit or restrict the Company (including the Surviving Corporation), from engaging or competing in any material line of business or in any geographic area or with any Person in any material line of business; or

        (iii)  any Contract or group of Contracts with a Person (or group of affiliated Persons) to which the Company is a party, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Company.

(c)        All Company Material Contracts are valid and binding obligations of the Company, and to the Knowledge of the Company, each other party thereto, enforceable in accordance with their terms and, neither the Company nor to the Knowledge of the Company, any other party thereto is in default of any material term under any of such Contracts. There are no ongoing renegotiations of any material terms of any Company Material Contract and no person or entity has made written demand for such renegotiation which demand remains unresolved. Prior to the date of this Agreement, the Company has made available to Buyer a true and correct copy of each Company Material Contract, together with all amendments or waivers thereto.

3.14     Insurance.   The Company maintains policies or binders of insurance with reputable insurance companies covering such risks and events, including personal injury, property damage and general liability in amounts the Company believes is reasonably adequate in all material respects for its business and operations.

3.15     Products.

(a)        The Company has prepared, manufactured, had manufactured for it and sold all products (including products in process and in inventory on the Closing Date) in material compliance with the United States Food, Drug and Cosmetic Act, as amended (the “Food and Drug Act”) and all rules and regulations promulgated thereunder, and all applicable federal, state and municipal Laws governing the purity of food sold for human consumption (the “Food Laws”). All of the Company’s products satisfy all federal and state nutritional labeling requirements, including all regulations under the Food Laws and all other applicable Laws. All ingredients used in such products conform to the requirements of the Food Laws. All of the products of the Company in process or in inventory on the Closing Date are not, and all products manufactured or packaged by or for the Company at the time of delivery thereof to the customers of the Company were not, “adulterated” or “misbranded” within the meaning of the Food Laws and regulations, nor did any such products constitute an article prohibited from introduction into interstate commerce under the Food Laws at the time of the delivery thereof.

(b)        The Company has not, since July 31, 2003, whether voluntarily or as a result of any action by any governmental or regulatory authority or trade or consumer group, recalled or withdrawn a product for any reason, including any manufacturing or labeling defect, impurity or adulteration, or issued any press release or public statements containing any statement advising its trade customers or consumers of the products to treat such products in any manner other than in the ordinary course.

3.16     Taxes.

(a)        As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other Taxes, charges, levies or like assessments together with all penalties and additions to Tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), and the term “Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).

(b)        All Tax Returns required to be filed by or with respect to the Company are true, correct and complete in all material respects and have been timely filed. The Company has fully and timely paid (or has had paid on their behalf) all material Taxes owed by them (whether or not shown on any Tax Return) for all Tax periods and the Company has made adequate provision as reflected on its balance sheet for the quarter ended June 30, 2006 for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the Effective Time.

(c)        No audit or Proceeding by the Company is pending with respect to any Taxes due from or with respect to the Company. No Governmental Entity has given written notice of its intention to audit, commence any action, claim, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator (a “Proceeding”) relating to Taxes or assert any deficiency or claim for additional Taxes against the Company. No claim in writing has been made against the Company by any

Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents filed with SEC prior to the date hereof.

(d)        The Company has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company.

(e)        The Company is not a party to any contract, agreement or arrangement to share, allocate or indemnify another Person for Taxes except for a Person that is a member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which the Company is the common parent.

(f)         The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(g)        There is no contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective subsidiaries by reason of Section 162(m) of the Code.

(h)        No amounts payable by the Company as a result of the transactions contemplated by this Agreement (either alone or in combination with another event) will constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(i)         The Company has not been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the Knowledge of the Company, the Company has disclosed to Parent all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which the Company has been a party.

3.17     Environmental Matters.

(a)        The Company has at all times since July 1, 2001 been operated, and is in compliance in all material respects, with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws;

(b)        The Company has obtained, is in compliance, in all material respects, with, and has made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws, including those regulating emissions, discharges or releases of Hazardous Material, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company;

(c)        To the Company’s Knowledge, none of its Real Property is contaminated with any Hazardous Material in concentrations or locations that require reporting or Remedial Action under applicable Environmental Laws;

(d)        There are no claims, notices, civil, criminal or administrative actions, suits, investigations, inquiries or proceedings pending, or to the Company’s Knowledge, threatened against the Company alleging that the Company is in violation of or otherwise subject to liability under applicable Environmental Laws; and

(e)        To the Company’s Knowledge, there has been no Release into the environment of, nor exposure of any person or property to, Hazardous Material in connection with the properties and operations of the Company that is reasonably likely to give rise to any material claim for Remedial Action, damages or compensation.

For purposes of this Agreement:

(A)       “Environmental Law” means any currently applicable Law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such applicable Laws have been and may be amended or supplemented through the date of this Agreement;

(B)       “Hazardous Materials” shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance or petroleum product as defined or regulated under any Environmental Law;

(C)       “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable party; and

(D)       “Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre remedial studies and investigations or post remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

3.18     Intellectual Property.

(a)        The Company owns or has the right to use all Company Intellectual Property necessary to carry on its businesses as currently conducted. As used in this Agreement, “Company Intellectual Property” means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents, copyrights (including registrations and applications for any of the foregoing); computer programs, including any and all databases and compilations, including any and all data and collections of data; trade secrets; and any other know-how, methods, concepts, or other proprietary rights owned by the Company or held for use or used in the business of the Company as conducted as of the date thereof and any licenses to use any of the foregoing. Schedule 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all material patents, patent applications, registered trademarks, service marks, trade names, corporate names, logos, registered copyrights, domain names or other registered intellectual property rights owned by the Company, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed and the owner of such Company Intellectual Property.

(b)        The Company has not received written notice from any third party regarding any actual or potential infringement or misappropriation, or other violations, by the Company of any intellectual property of such third party, nor to the Knowledge of the Company are there any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Company Intellectual Property. The Company has not received any demand or request that it license any rights from any third party in order to continue to use the Company Intellectual Property.

(c)        (i) The Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Company Intellectual Property, and (ii) to the Company’s Knowledge, no such assertion or claim is threatened and no third party is misappropriating, infringing, or diluting any Company Intellectual Property that is owned by the Company or that is material to the Company’s operations.

(d)        To the Company’s Knowledge, the transactions contemplated by this Agreement will have no Material Adverse Effect on the Company’s right, title and interest in and to the Company Intellectual Property except to the extent that consent to the transfer of licensed Company Intellectual Property is not obtained prior to the Effective Time. The Company has taken commercially reasonable actions to maintain and protect the Company Intellectual Property so as to not cause a Material Adverse Effect on the Company.

3.19     State Takeover Statutes; Shareholder Rights Plan.   No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statue or regulation or restrictive provision of any applicable anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement or any of the transactions contemplated hereby. The Company does not have in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

3.20     Brokers.   Except for fees payable to FMV Opinions, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.21     Opinion of Financial Advisor.   The Company has received the opinion of its financial advisor, FMV Opinions, Inc., as of the date of this Agreement, to the effect that subject to the limitations set forth in the opinion, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

3.22     Tax Treatment.   The Company has not taken any action, nor has it failed to take any action and does not have Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV
Representations and Warranties of Parent

Parent represents and warrants to the Company as follows:

4.1        Corporate Organization.   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby. Parent and Merger Sub have the corporate power and authority, and all authorizations, licenses, permits and certifications, to own, lease and operate all of their properties and assets and to carry on their business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The copies of the charter and bylaws of Parent and Merger Sub (as applicable, the “Parent Organizational Documents” and the “Merger Sub Organizational Documents”) that have been made available to the Company are complete and correct and in full force and effect.

4.2        Authority; No Conflict; Required Filings or Consents.

(a)        Authority.   The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and the shares of Parent Common Stock issuable pursuant to this Agreement have been reserved for issuance by the Parent board of directors. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against both Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)        No Conflict.   The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, require any consent, permit, filing, waiver, notice or approval under, give rise to any right of termination or other right, or the cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any restriction on the conduct of Parent’s business or operations under, (A) the Parent Organizational Documents or the Merger Sub Organizational Documents, (B) any Contract, permit, concession, franchise, license or authorization applicable to Parent, Merger Sub or their properties or assets, (C) any judgment, order, writ, injunction or decree, or (D) subject to the governmental filings and other matters referred to in Section 3.3(e), any statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c)        Required Filings or Consents.   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for:

           (i)  the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”);

          (ii)  the filing of a Supplemental Listing Application with the New York Stock Exchange, Inc. (the “NYSE”) in connection with the Parent Share Issuance;

        (iii)  the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and communications under Rules 165 and 425 under the Securities Act, in each case, as may be required in connection with this Agreement and the transactions contemplated hereby;

         (iv)  the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and

          (v)  filings, if any, required by state securities laws or other “blue sky” laws.

4.3        Information Supplied.   None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to information or statements with respect to the Company made or incorporated by reference therein or otherwise supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4.

4.4        Tax Treatment.   Parent has not taken any action, nor has it failed to take any action and does not have knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.5        Brokers.   Except for fees payable to J.H. Chapman Group, L.L.C., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

4.6        SEC Documents; Financial Statements.

(a)        Parent has timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of its shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents that it was required to file since January 1, 2004 with the Regulatory Agencies, and has paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement (including any financial statements or schedules included or incorporated by reference therein) filed since January 1, 2004 and prior to the close of business on the date hereof (the “Parent Measurement Date”) by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Parent SEC Documents”), as of their respective dates or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or applicable subsequent filing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective filing dates, or if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, all Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b)        The audited financial statements and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including reports on Forms 10-K and 10-Q, as of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, comply as to form with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), and fairly present, in all material respects, the financial position of Parent as of the dates thereof and its results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which have been and are reasonably likely to be material to Parent).

(c)        The financial statements of Parent included in each publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement to be filed with the SEC pursuant to the Securities Act or Exchange Act after the date hereof until the Effective Time will comply, as of their respective dates of filing with the SEC, in all material respects with accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, will be prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the instructions or other applicable rules or SEC-published interpretations of Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the financial position of Parent as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not, individually or in the aggregate, expected to be material).

(d)        Except as reflected or reserved against in the balance sheet of Parent dated April 30, 2006 included in the Form 10-Q filed by Parent with the SEC on June 9, 2006 (including the notes thereto, the “Parent Balance Sheet”), Parent does not have any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto, other than liabilities and obligations incurred since April 30, 2006 in the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE V
Covenants Relating to Conduct of Business

5.1        Conduct of Business.

(a)        Ordinary Course.   Except as otherwise expressly required by, or provided for, in this Agreement, as set forth in Schedule 5.1(a) of the Company Disclosure Schedule or as consented to by

Parent in writing, during the period from the date of this Agreement to the Effective Time, the Company shall:

           (i)  carry on its business in the ordinary course of its business consistent with past practice in accordance with applicable Laws and maintain its existence in good standing under applicable Law.

          (ii)  (A) use commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain reasonably satisfactory relationships with vendors, customers and others having business relationships with it, and (B) unless prohibited by Law, notify Parent of any Governmental Entity or third party complaint, investigations or hearings (or communications indicating that the same may be contemplated) if such complaint, investigation or hearing would have a Company Material Adverse Effect or Parent Material Adverse Effect.

(b)        Required Consent.   Except as otherwise expressly approved in writing by Parent, as expressly contemplated or specifically permitted by this Agreement or as set forth in Schedule 5.1(b) of the Company Disclosure Schedule, and without limiting the generality of the foregoing, from the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated:

           (i)  The Company shall not adopt any change in the Company Organizational Documents;

          (ii)  The Company shall not acquire or agree to acquire or lease (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets other than assets that are used in the ordinary course of business consistent with past practice;

        (iii)  The Company shall not sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material properties or assets, or stock or other ownership interests in any of its properties other than (i) in the ordinary course of business substantially consistent with past practice, and (ii) any Permitted Liens;

         (iv)  The Company shall not declare, set aside, or pay any dividends or make any distributions on shares of its capital stock;

          (v)  Except for issuances pursuant to the Company Purchase Plan consistent with this Agreement, the Company shall not (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company, or any security convertible into or exercisable for either of the foregoing, other than the issuance of shares upon the exercise of Company Options that have been granted prior to the date of this Agreement, (ii) split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (vi)  The Company shall not (i) enter into, amend, modify, or terminate, or make any commitment in respect of, any contract or agreement that is material to the business, properties, assets, financial condition or results of operations of the Company, including, without limitation, any Company Material Contract, except in the ordinary course of business consistent with past practice, or (ii) enter into any contract or agreement that limits or otherwise restrains the Company from competing in or conducting any line of business or engaging in business in any significant geographic area;

        (vii)  The Company shall not (i) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial condition of another Person, except for borrowings under its existing line of credit for working capital purposes, indebtedness under any Material Contract, and, for the avoidance of doubt, trade, revolving corporate card accounts and other similar credit in the ordinary course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in which the Company does not hold directly or indirectly all of the outstanding equity interests;

      (viii)  Except as set forth in the Company Disclosure Schedule and except as may be required by applicable Law or existing contractual obligations, the Company shall not (i) increase the compensation payable or to become payable to any of its officers, directors or employees (except, with respect to non-executive officer employees, annual merit increases in the ordinary course of business) (ii) grant any severance or termination pay to any officers, directors or employees, (iii) enter into, modify or amend any employment, severance or consulting agreement with any shareholder or current or former director, officer or other employee of the Company or (iv) establish, adopt, enter into or amend in any material respect, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

         (ix)  except as may be required as a result of a change in applicable Law or in GAAP or a change in order to comply with SEC requirements, the Company shall not change in any material respect any of its accounting or Tax accounting policies or its procedures;

          (x)  The Company shall not enter into or make any Contract (including in respect of capital expenditures) or series of related Contracts involving payments in excess of the amount in the Company’s 2006 Capital expenditures plan previously provided to Parent;

         (xi)  The Company shall use its commercially reasonable efforts to ensure that it keeps in force its material insurance policies (or substantial equivalents thereof);

        (xii)  The Company shall not pay, discharge, settle or satisfy any lawsuit or threat of any lawsuit or proceeding or other investigation against the Company or relating to its business, properties or assets, other than (i) in the ordinary course of business for amounts not in excess of $50,000 in any case, and not to exceed $250,000 in the aggregate, (ii) pursuant to existing contractual obligations, or (iii) worker’s compensation claims in the ordinary course of business;

      (xiii)  Except as may be required by applicable Law, the Company shall not settle any material audit with respect to Taxes or file any amended Tax return that would materially alter the Tax obligation of the Company;

       (xiv)  The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

        (xv)  The Company shall not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of its Affiliates, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404;

       (xvi)  The Company shall not effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”),

affecting in whole or in part any site of employment, facility, operating unit or employee of the Company;

      (xvii)  The Company shall use commercially reasonable efforts not to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

    (xviii)  The Company shall not agree or commit to do any of the foregoing; and

       (xix)  The Company shall not take any action that would result in the breach of any representation and warranty of the Company hereunder (except for representations and warranties made as of a specific date) such that Parent would have the right to terminate this Agreement.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

5.2        No Solicitation.

(a)        The following terms will have the definitions set forth below:

           (i)  An “Alternative Transaction” shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 25% or more of the total outstanding voting securities of the Company or any merger, consolidation or business combination involving the Company as a whole, or (B) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 25% of the assets of the Company (including equity securities of any Subsidiary of such party) on a consolidated basis, or (ii) any liquidation or dissolution of such party;

          (ii)  An “Alternative Transaction Proposal” shall mean any offer or proposal relating to an Alternative Transaction;

        (iii)  A “Superior Proposal” means an unsolicited, bona fide, written Alternative Transaction Proposal made by a third Person (except that references to 25% in clauses (i)(A) and (i)(B) of the definition of Alternative Transaction shall be deemed to be references to 50%), which the Board of Directors of the Company has in good faith determined (taking into account, among other things, (1) the advice of its outside legal counsel, and (2) all terms of such Alternative Transaction Proposal and this Agreement, to be more favorable to the Company’s shareholders (in their capacities as shareholders) than the terms of this Agreement (as it may be proposed to be amended by Parent), and to be reasonably capable of being consummated on the terms proposed, taking into account, all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the Person making such Alternative Transaction Proposal including, if such Alternative Transaction Proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured.

(b)        Except as specifically permitted by Section 5.2(c) or 5.2(d), the Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly, or indirectly, (i) solicit, initiate or intentionally encourage (including by way of furnishing any information), or take any other action intended to facilitate, induce or encourage any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any, or any possible, Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 5.2), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted pursuant to Section 5.3), or (iv) prior to termination, if any, of this Agreement pursuant to Section 8.1, enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal. The Company will immediately cease, and will cause its officers, directors and employees and any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third Persons conducted heretofore with respect to any possible or proposed Alternative Transaction, and will use its reasonable best efforts to enforce (and not waive any provisions of) any confidentiality and standstill agreement (or any similar agreement) relating to any such possible or proposed Alternative Transaction.

(c)        As promptly as practicable (and in any event within 48 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating to any Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of all material developments regarding the status and terms (including material amendments or proposed material amendments) of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide Parent a copy of all written materials (including written materials provided by e-mail or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. The Company shall provide Parent with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) or any meeting of its Board of Directors at which its Board of Directors is reasonably likely to consider any alternative Transaction Proposal or Alternative Transaction.

(d)        Notwithstanding anything to the contrary contained in Section 5.2(b), in the event that the Company receives an unsolicited, bona fide Alternative Transaction Proposal which is determined by its Board of Directors to be, or to be reasonably likely to lead to, a Superior Proposal, it may then take the following actions (but only (1) if and to the extent that (x) its Board of Directors concludes in good faith, after receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its shareholders under applicable Law and (y) the Company has given Parent at least three business days’ prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal and (2) if it shall not have breached in any material respect any of the provisions of this Section 5.2 or Section 5.4):

           (i)  furnish nonpublic information to the Person or group making such Superior Proposal, unless (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidential Disclosure Agreement, dated as of May 23, 2006, between the Company and Parent (the “CA”); and (B) contemporaneously with furnishing any such nonpublic information to such person or group, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished to Parent); and

          (ii)  engage in negotiations with such Person or group with respect to such Superior Proposal; provided, however, in no event shall such party enter into any definitive agreement to effect such Superior Proposal.

(e)        Nothing contained in this Agreement shall prohibit the Company or its Boards of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure required by applicable Law or any Governmental Entity.

5.3        Board of Directors Recommendation.

(a)        In response to the receipt of an unsolicited, bona fide Alternative Transaction Proposal which is determined by the Board of Directors of the Company to be a Superior Proposal, such Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of approval of this Agreement and the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its shareholders under applicable Law.

(b)        Prior to announcing any Change of Recommendation pursuant to Section 5.3(a), the Company shall (A) provide to Parent three business day’s prior written notice which shall (x) state expressly that it intends to effect a Change of Recommendation, and (y) describe any modifications to the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal from the description of such terms and conditions and such Person contained in the notice required under Section 5.2(d), (B) make available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (C) during the three-business-day period commencing upon receipt of the notice described in Section 5.3(b)(A), if requested by Parent, engage in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal.

(c)        In addition to the circumstances set forth in Section 5.3(a), the Board of Directors of the Company may effect a Change of Recommendation if there shall have occurred and be continuing a Material Adverse Change of Parent since the date of this Agreement.

(d)        If the Board of Directors of the Company has effected a Change of Recommendation, the Company, as applicable, shall promptly notify Parent in writing of such Change in Recommendation, including the specific subparagraph, but not more than one subparagraph, of Section 5.3 in reliance upon which such Change in Recommendation is made. If Parent thereafter terminates this Agreement in accordance with Section 8.1 based upon such notice, then the termination effects with respect to the specific subparagraph identified in such notice that are set forth in Section 8.3 shall apply.

5.4        Company Shareholders’ Meeting.   Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been terminated pursuant to Section 8.1, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal with respect to it, or by any Change of Recommendation. At any such meeting, the Company shall not submit to the vote of its respective shareholders any Alternative Transaction, whether or not a Superior Proposal has been received by it.

Article VI
Additional Agreements

6.1        Preparation of SEC Documents; Shareholders’ Meeting.

(a)        As soon as practicable following the date of this Agreement, the Company and Parent shall agree upon the terms of, prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) reasonably required to be taken under any applicable state securities laws in connection with the Parent Share Issuance and, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Proxy Statement, in each case prior to filing such with the SEC, except where doing so would cause the filing to not be filed timely, without regard to any extension pursuant to Rule 12b-25 of the Exchange Act; provided, however, that each party shall be deemed to have consented to the inclusion in the Form S-4, the Proxy Statement or any filing with the SEC incorporated by reference in the Form S-4 or the Proxy Statement of any information, language or content specifically agreed to by such party or its counsel on or prior to the date hereof for inclusion therein. Parent will advise the Company promptly after it receives notice of (i) the time when the Form S-4 has become effective or any supplement or amendment has been filed, (ii) the issuance or threat of any stop order, (iii) the suspension of the qualification of the Parent Common Stock issuable in connection with this Agreement for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (and shall deliver a copy of such comments and requests to the Company). If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement, including, where appropriate, a filing pursuant to Rules 165 and 425 of the Securities Act, describing such information shall promptly be filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company or Parent.

(b)        The Company shall, as promptly as practicable after receiving notice from Parent that the Form S-4 has been declared effective under the Securities Act, take all action necessary in accordance with applicable Law and the Company Organizational Documents duly to give notice of, convene and hold a meeting of its shareholders to be held as promptly as practicable to consider the approval of this Agreement and the Merger (the “Company Shareholders’ Meeting”). Except in the case of a Change of Recommendation in accordance with Section 5.3, the Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger and will take all other action reasonably necessary or advisable to secure the vote of its shareholders required by the rules of the AMEX or applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’

Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the approval of this Agreement and the Merger, or, if, as of the time for which the Company Shareholders’ Meeting, is originally scheduled, there are insufficient shares of Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall use commercially reasonable efforts such that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with applicable Law, the rules of the AMEX and the Company Organizational Documents. Without the prior written consent of Parent, the approval of this Agreement and the Merger is the only matter which the Company shall propose to be acted on by the Company’s shareholders at the Company Shareholders’ Meeting.

(c)        Except to the extent expressly permitted by Section 5.3: (i) the Board of Directors of the Company shall recommend that its shareholders vote in favor of the approval of this Agreement and the Merger at the Company Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of approval of this Agreement and the Merger at the Company Shareholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, its recommendation that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger.

6.2        Access to Information; Confidentiality.

(a)        Subject to the CA and applicable Law, from the date of this Agreement through the Closing Date, the Company will afford to Parent and its authorized representatives reasonable access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budget and projections, customers, suppliers and other information of the Company, and the work papers of Cacciamatta Accounting Corporation, the Company’s independent accountants, and otherwise provide such assistance as may be reasonably requested by Parent in order that Parent have a reasonable opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Company.

(b)        Parent will hold, and will cause its officers, directors, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the Company in confidence in accordance with the terms of the CA.

6.3        Commercially Reasonable Efforts.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Closing to be satisfied (but in no event shall a party be required to waive any such condition) as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals from Governmental Entities and the making of all necessary registrations and filings, and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)        Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals, consents or clearances of any Governmental Entity.

(c)        In connection with and without limiting the foregoing, the Company and Parent shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.4        Indemnification and Insurance.

From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall itself indemnify, defend and hold harmless as if it were the Surviving Corporation, in each case, to the fullest extent permitted by applicable Law, the present and former officers, directors and agents (each an “Indemnified Party”) of the Company against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) including amounts paid in settlement or compromise with the approval of Parent (which approval shall not be unreasonably withheld or delayed). Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties, as provided in the CCC and the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those containing in the Company Organizational Documents as in effect on the date hereof, which provisions will not, except as required by Law, be amended or modified until expiration of the applicable statute of limitations in any manner that would adversely affect the rights thereunder of the Indemnified Parties. Without limiting the generality of the preceding sentence, in the event that any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.4 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Party is not entitled thereto. For at least six years after the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy (each an “Insured Party”) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that, the Surviving Corporation shall not be obligated to expend annual premiums during such period in excess of 200% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement, provided that if the annual premium for such insurance shall exceed such 200% in any year, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that in the event Parent shall, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale, to assume such obligation. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.4.

6.5        Fees and Expenses.   Except as otherwise set forth in this Section 6.5 and in Section 8.3 and Section 8.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, provided, that each of Parent and the Company shall pay one-half of the total costs associated with the printing and mailing of the Proxy Statement to the Company shareholders, whether or not the Merger is consummated.

6.6        Announcements.   Parent and the Company will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release, public statements or other announcements with respect to the transactions contemplated by this Agreement, including any announcement to employees, customers, suppliers or others having dealings with Parent or the Company, respectively, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or other announcement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market.

6.7        Listing.   Parent shall use all reasonable efforts to cause the Parent Common Stock issuable under Article II to be authorized for listing on the NYSE, upon notice of issuance, exercise or conversion, as applicable.

6.8        Tax-Free Reorganization Treatment.   The Company and Parent intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall use its reasonable best efforts to cause the Merger to so qualify. None of Parent, the Company or Merger Sub shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) cause the Company, Merger Sub or Parent to be unable to make the representations necessary for counsel to render the tax opinions referred to in Section 7.1(h).

6.9        Conveyance Taxes.   Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, and any such Taxes shall be paid by the Company.

6.10     Equity Awards.

(a)        At the Effective Time, each then outstanding Company Option, whether or not exercisable at the Effective Time, will be cancelled in exchange for the right to receive, at the election of Parent provided to the Company at least five business days prior to Closing, either of the following: (i) that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by $0.50 and divided by the Parent Stock Price, rounded down to the nearest whole number of shares of Parent Common Stock, or (ii) $0.50 per share in cash multiplied by the number of shares of Company Common Stock issuable upon exercise of the Company Options. Notwithstanding anything in this Agreement to the contrary, between the date hereof and the Effective Time, the Company shall not grant any options, restricted stock units or make any other award or grant under the Company Stock Plans, other than issuances permitted under the Company Purchase Plan in accordance with the terms of this Agreement.

(b)        The Company shall terminate its 1988 Employee Stock Purchase Plan, as amended to date (the “Company Purchase Plan”), which termination shall be conditioned upon the Closing of the Merger, or, if requested, suspend all grants thereunder, on and after the date hereof.

6.11     Employee Benefits.

(a)        If requested by Parent in writing at least three days prior to the Closing, the Company shall cause there to be adopted, prior to and conditioned upon Closing, resolutions terminating any Company Benefit Plan intended to be (i) a simplified employer pension (“SEP”) arrangement maintained for the benefit of non-union employees of the Company; (ii) a group medical benefits plan maintained for the benefit of non-union employees of the Company; and (iii) a group life and accidental death and dismemberment insurance plan maintained for the benefit of non-union employees of the Company.

(b)        On and after the Closing, until at least the first anniversary of the Closing, Parent shall cause the Surviving Corporation to provide the employees of the Surviving Corporation with salary and benefit plans, programs and arrangements comparable in the aggregate to those currently provided to similarly situated employees of Parent (except as otherwise required under the terms and conditions of any collective bargaining agreement covering union employees of the Company). If any employee of the Company becomes a participant in any employee benefit plan of Parent or any of its affiliates, such employee shall be given credit under such plan for the last continuous period of service with the Company prior to the Closing for purposes of determining eligibility to participate and vesting in benefits but for no other purpose (including, without limiting the generality of the foregoing, the accrual of benefits).

(c)        Parent agrees that, upon the Closing, each person who is an employee of the Company immediately prior to the Closing (an “Affected Employee”) shall be immediately eligible to participate, without any waiting time, in a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Affected Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions, imposed under such group health plan, for the calendar year during which the Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Closing Date under the applicable group health plans of the Company; provided, however, such obligation of Parent is contingent on the Company furnishing sufficient information in sufficiently usable form to enable Buyer to reasonably administer its plan.

(d)        The Company shall provide Parent with such documents, employee data and other information as may be reasonably required to carry out the provisions of this Section 6.11.

6.12     Consents of Accountants.   The Company and Parent will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Form S-4 is filed with the SEC, is amended or supplemented, or becomes effective or a date not more than two days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

6.13     Affiliate Legends.   Schedule 6.13 of the Company Disclosure Schedule sets forth a list of those Persons who are, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). The Company shall notify Parent in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Parent shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time upon the request of any holder of shares of Parent Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate).

6.14     Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which is in the Company’s Knowledge or Parent’s knowledge, as applicable, and as to which the occurrence or failure to occur would reasonably be likely to result in the failure of any of the conditions set forth in Article VII to be satisfied. The Company shall give Parent prompt written notice of any material correction to any of the Company SEC Documents, as the case may be, from and after the date hereof. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.14 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.15     Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article II or III by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company shall provide counsel to Parent with copies of the resolutions to be adopted by the Board of Directors to implement the forgoing.

6.16     State Takeover Laws.   Prior to the Effective Time, the Company shall not take any action to render inapplicable, or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Company’s Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Proposal with respect to it, the failure to take such action is reasonably likely to result in a breach of its Board of Directors’ fiduciary obligations to its shareholders under applicable Law.

6.17     Reservation of Parent Common Stock.   Effective at or prior to the Effective Time, Parent shall reserve out of its reserved but unissued shares of Parent Common Stock sufficient shares of Parent Common Stock to provide for (i) the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, and (ii) the issuance of Parent Common Stock to holders of the Company Options pursuant to Section 6.10.

6.18     Further Assurances.   At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

6.19     Shareholder Litigation.   The Company shall give Parent the reasonable opportunity to consult in the defense of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement.

6.20     Real Property Matters.   The Company agrees that Parent shall have the right to obtain, at its own cost and expense, with respect to each parcel of Real Property and from a title insurance company acceptable to Parent (“Title”), either a new title policy or an endorsement down-dating the Company’s existing title policy, if any (such title policy or endorsement, a “Title Policy”). With respect to each parcel of Real Property, Parent may obtain a current survey of the Real Property (each such survey, a “Survey”) certified to Parent, prepared by a licensed surveyor and, to the extent required by Parent, conforming to 1999 ALTA Minimum Detail Requirements for Land Title Surveys. In addition, the Company will obtain an estoppel certificate (“Estoppel Certificates”), from the landlord or ground lessor for each of the Leased Real Properties in a form similar to the most current “Estoppel Certificate” form published by the AIR Commercial Real Estate Association.

6.21     Debt Payoff.   On the Closing Date, Parent shall repay, or cause to be repaid, on behalf of the Company, the total outstanding indebtedness of the Company under the Credit and Security Agreement dated November 30, 2005 between the Company and Wells Fargo Bank National Association (the “Credit and Security Agreement”), including any applicable prepayment fees or penalties, by wire transfer of immediately available funds as provided for in the payoff letter to be delivered as provided in Section 7.1(i). In addition, on the Closing Date or on such other date as may be agreed upon before Closing between Parent and U.S. Bank National Association or its successor as trustee, Parent shall repay, or cause to be repaid, on behalf of the Company, the total outstanding indebtedness of the Company under the Indenture of Trust by and between Provena Foods Inc. and U.S. Bank National Association, as Trustee, dated as of December 1, 2003, as amended.

Article VII
Conditions Precedent

7.1        Conditions to Each Party’s Obligation to Effect The Merger.   The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)        Shareholder Approval.   The Company Shareholder Approval shall have been obtained.

(b)        Governmental Consents and Approvals.   All filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by the Company, Parent or any of their subsidiaries to consummate the Merger shall have been made or obtained, other than those that if not made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on the Company (determined, for purposes of this clause, after giving effect to the Merger).

(c)        No Injunctions or Restraints.   No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect which prohibits, materially restricts, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

(d)        Litigation.   There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission that seeks to enjoin, prevent, materially delay or otherwise impose material limitations on the consummation of the transactions contemplated by this Agreement.

(e)        Governmental Action.   No action or proceeding shall be instituted or pending by any Governmental Entity challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Merger, asserting the illegality of the Merger or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(f)         Form S-4.   The Form S-4 shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of the Company or Parent, threatened by the SEC.

(g)        Listing.   The shares of Parent Common Stock issuable to the shareholders of the Company as provided for in Article II shall have been authorized for listing on the NYSE, upon official notice of issuance.

(h)        Tax Opinion.   The Company shall have received an opinion of Sheppard Mullin Richter & Hampton LLP, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon reasonable and customary representations contained in certificates of officers of Parent, Merger Sub, and the Company. Each such representation letter shall be dated the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.1(h) shall not be waivable after receipt of the Company Shareholder Approval unless further shareholder approval of the Company shareholders is obtained with appropriate disclosure.

(i)         Parent shall have received a payoff letter with respect to the total outstanding indebtedness of the Company under the Credit and Security Agreement, including any applicable prepayment fees or penalties, as of the Closing Date indicating that, upon payment of a specified amount by Parent, Wells Fargo shall release its Liens and other security interests in, and agree to execute Uniform Commercial Code Termination Statements (“UCC-3s”)and such other documents or endorsements necessary to release of record its Liens and other security interest in, the assets and properties of the Company.

7.2        Conditions to Obligations of Parent and Merger Sub.   The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)        Except as a result of action expressly permitted or expressly consented to in writing by Parent pursuant to Section 5.1, (i) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b), 3.3(c), 3.19, 3.21) shall be true both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date), except where the failure of such representations and warranties to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) the representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b), 3.3(c), 3.19, 3.21 shall be true in all material respects both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date).

(b)        The Company shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)        No Material Adverse Change of the Company shall have occurred since the date of this Agreement and be continuing.

(d)        Parent shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b), and (c) have been satisfied.

7.3        Conditions to Obligations of the Company.   The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)        Except as a result of action expressly permitted or expressly consented to in writing by the Company pursuant to Section 5.1, the representations and warranties of Parent contained in this Agreement shall be true both when made and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true in all respects, as of such date).

(b)        Each of Parent and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)        No Material Adverse Change of Parent shall have occurred since the date of this Agreement and be continuing.

(d)        The Company shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 7.3(a), (b), and (c) have been satisfied.

Article VIII
Termination, Amendment and Waiver

8.1        Termination.   This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, and (except in the case of Sections 8.1(b)(iii) or 8.1(e)) whether before or after the Company Shareholder Approval:

(a)        by mutual written consent of Parent and the Company, if the Board of Directors of each so determines;

(b)        by written notice of either Parent or the Company (as authorized by the Board of Directors of Parent or the Company, as applicable):

           (i)  if the Merger shall not have been consummated by February 15, 2007 (the “Outside Date”), provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(b) or Section 7.1(c) or Section 7.1(e) and (y) all other conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to March 15, 2007 (which shall then be the “Outside Date”); provided, further that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation of such party, or satisfy any condition to be satisfied by such party, under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Outside Date;

          (ii)  if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; or

        (iii)  if Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting, or at any adjournment or postponement thereof, at which the vote was taken; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain Company Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(c)        by Parent (as authorized by its Board of Directors) upon (i) a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in the Company’s representations and warranties has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent or (ii) a failure to perform, or comply with, in all material respects any covenant or agreement of the Company set forth in this Agreement and such failure by the Company has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent;

(d)        by the Company (as authorized by its Board of Directors) upon (i) a breach of any representation or warranty on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in Parent’s representations and warranties has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company or (ii) a failure to perform, or comply with, in all material respects any covenant or agreement of Parent set forth in this Agreement and such breach by Parent has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company; or

(e)        by Parent (as authorized by its Board of Directors), at any time prior to Company Shareholder Approval, if (i) the Company shall have failed to hold the Company Shareholders’ Meeting in accordance with Section 6.1(b)(A) on or before the date which is 45 calendar days after the date on which the SEC declared the Form S-4 effective or (B) in the event the Company adjourns or postpones the Company Shareholders’ Meeting in accordance with the terms of Section 6.1(b), on or before the date that is five business days after the date that is 45 calendar days after the date on which the SEC declared the Form S-4 effective, (ii) the Company shall have failed to include in the Proxy Statement distributed to the Company’s shareholders the Company’s Board of Directors’ recommendation that such shareholders approve this Agreement and approve the Merger, (iii) the Company’s Board of Directors shall have withdrawn, amended, modified or qualified such recommendation in a manner adverse to the interests of Parent, (iv) the Company’s Board of Directors shall have failed to reconfirm such recommendation by press release or other reasonably appropriate means within ten business days of receipt of a written request from Parent to do so in the event that a third party unaffiliated with Parent has publicly announced a tender offer or other Alternative Transaction or an Alternative Transaction has otherwise been proposed to the Company, (v) the Company, the Company’s Board of Directors or any committee thereof shall have approved or recommended to the Company’s shareholders any Alternative Transaction, or (vi) the Company or the Company’s Board of Directors shall have failed, within ten business days after any tender or exchange offer relating to the Company Common Stock commenced by any third party not affiliated with Parent shall have been first published, sent or given, to have sent to the Company’s shareholders a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer.

(f)         by the Company (as authorized by its Board of Directors) at any time prior to the Company Shareholders’ Meeting, in accordance with a Change of Recommendation under Section 5.3(a); provided, that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, the Company shall have complied with all other applicable requirements hereunder.

8.2        Effect of Termination.   In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except that (i) Section 6.2(b), Section 6.5, this Section 8.2, Section 8.3, Section 8.4, the second sentence of Section 8.5 and Section 8.6, as well as Article IX (other than Section 9.1) shall survive termination of this Agreement and continue in full force and effect, and (ii) that nothing herein, shall relieve any party from liability for any willful breach of any representation or warranty of such party contained herein or any willful breach of any covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3        Payments by the Company.

(a)        In the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or 8.1(b)(iii), (B) following the date hereof and prior to such termination, any Person shall have made to the Company or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to the Company, and (C) within 12 months following the termination of this Agreement, (1) an Acquisition of the Company is consummated or (2) the Company enters into an agreement, arrangement or binding understanding providing for an Acquisition of the Company, then the Company shall pay Parent a fee equal to $325,000 (the “Termination Fee”) in immediately available funds; such fee payment to be made concurrently upon the earlier to occur of such consummation or the entry into of such agreement, arrangement or binding understanding.

(b)        In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), (B) following the date hereof and prior to such termination, any Person shall have made to the Company or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to an Alternative Transaction with respect to the Company and (C) the Company’s breach is willful or intentional and intended to facilitate, assist or otherwise benefit, or such breach has the effect of facilitating or assisting or otherwise benefiting, an Alternative Transaction or the Person making such Alternative Transaction, then the Company shall pay Parent the Termination Fee in immediately available funds within one business day after termination of this Agreement pursuant to Section 8.1(c)(ii). Any breach of the covenants contained in Section 5.2 shall be considered willful, intentional and intended to facilitate, assist or otherwise benefit an Alternative Transaction.

(c)        In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(e) and (B) the Board of Directors of the Company has effected a Change of Recommendation as permitted by and in compliance with Section 5.3(a), then the Company shall pay Parent the Termination Fee in immediately available funds; such fee payment to made within one business day after such Change in Recommendation has been effected.

(d)        In the event that (A) this Agreement is terminated by Parent pursuant to Section 8.1(e) and the Board of Directors of the Company has not effected a Change of Recommendation as permitted by and in compliance with Section 5.3(a), (B) following the date hereof and prior to such termination, any Person shall have made to the Company or its shareholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to the Company, and (C) within 12 months following termination of this Agreement, (1) an Acquisition of the Company is consummated or (2) the Company enters into an agreement, arrangement or binding understanding providing for an Acquisition of the Company, then the Company shall pay Parent the Termination Fee in immediately available funds; such fee payment to be made concurrently upon the earlier to occur of such consummation or the entry into of such agreement, arrangement or binding understanding.

(e)        In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall pay Parent the Termination Fee in immediately available funds; such fee payment to made within one business day after such Change in Recommendation has been effected.

8.4        Interest and Costs; Other Remedies.   All payments under Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 8.3 and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in Section 8.3, the Company shall pay Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.3 at the rate of interest per annum publicly announced by Citibank N.A. as its prime rate at its principal office in New York, New York, as in effect on the date such payment was required to be made. This Section 8.4 and the entire Section 8.3, shall survive any termination of this Agreement.

8.5        Amendment.   Subject to compliance with applicable Law, this Agreement may be amended by the parties in writing at any time before or after Company Shareholder Approval; provided, however, that after Company Shareholder Approval, there may not be, without further approval of the shareholders of the Company any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by law or AMEX rule otherwise expressly requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

8.6        Extension; Waiver.   At any time prior to the Effective Time, a party may, subject to the proviso of Section 8.5 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.6 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
General Provisions

9.1        Nonsurvival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

9.2        Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (receipt confirmed) or by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to the Company to:

Provena Foods Inc.
251 D’Arcy Parkway
Lathrop, CA 95330
Fax No: (209) 858-1102
Attention: Theodore L. Arenas

with a copy to:

Sheppard, Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
Fax No: (714) 428-5984
Attention: Ethan Feffer

(b)        if to Parent or Merger Sub, to:

Hormel Foods Corporation
One Hormel Place
Austin, Minnesota 55912
Fax No: (507) 437-5129
Attention: Executive Vice President and Chief Financial Officer
with a copy to: General Counsel

with a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Fax No: (612) 340-7800
Attention: Robert A. Rosenbaum

9.3        Interpretation.   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a “Person” shall include references to an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to dollar amounts shall be to lawful currency of the United States.

9.4        Knowledge.   References to the “Knowledge” of the Company shall mean the actual knowledge of the Persons listed in Schedule 9.4 of the Company Disclosure Schedule.

9.5        Disclosure Schedule.   On or prior to the date of this Agreement, the Company has delivered to Parent a disclosure schedule (the “Company Disclosure Schedule”). Disclosure in any Section of any matter or document shall constitute a disclosure of such matter or document for purposes of all other Sections, so long as the applicability of the disclosure to such other Section or Sections is reasonably apparent. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself.

The sections in the Company Disclosure Schedule relate only to the section of this Agreement to which they correspond and not to any section or representation or warranty in this Agreement (except to the extent an item is described (including relevant facts) in reasonable detail and such description provides a reasonable indication that the item applies to another section contained in the Company Disclosure Schedule).

9.6        Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.7        Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the CA and the Company Disclosure Schedule and documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.4 (which are intended to benefit the Indemnified Parties) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

9.8        Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9.9        Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10     Consent to Jurisdiction.   Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

9.11     Headings, etc.   The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12     Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.13     Failure or Indulgence Not a Waiver; Remedies Cumulative.   No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.14     Waiver of Jury Trial.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.15     Specific Performance.   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

HORMEL FOODS CORPORATION
By:	/s/ MICHAEL J. MCCOY
Name:	Michael J. McCoy
Title:	Executive Vice President & CFO
CRUMBLES ACQUISITION CORP.
By:	/s/ MICHAEL J. MCCOY
Name:	Michael J. McCoy
Title:	President
PROVENA FOODS INC.
By:	/s/ THEODORE L. ARENA
Name:	Theodore L. Arena
Title:	President & CEO

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made as of September 6, 2006 by and among Hormel Foods Corporation, a Delaware corporation (“Parent”), Crumbles Acquisition Corp., a Delaware corporation (“Sub”), Provena Foods Inc., a California corporation (“Seller”) and the shareholders of Seller, whose names appear on Schedule I hereto (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, Seller, Parent and Sub have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”) concurrently with the execution of this Agreement, which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into Seller (as set forth in the Merger Agreement) and the issuance of shares of common stock of Parent in exchange for all of the issued and outstanding shares of capital stock of Seller (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) the number of shares and/or options to purchase the number of shares of common stock, no par value, of Seller (the “Seller Common Stock”) set forth opposite such Shareholder’s name on Schedule I hereto (all shares owned by such Shareholder from time to time and for which beneficial ownership (as such term is defined pursuant to such Rule 13d-3(a)) may hereafter be acquired by such Shareholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Shareholder’s “Subject Shares”);

WHEREAS, approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of Seller Common Stock will be required in order to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that each Shareholder enter into this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub, Seller and the Shareholders hereby agree as follows:

Article I
Definitions

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

Article II
Voting of Shares

SECTION 2.1.   Agreement to Vote.   From the date of the Merger Agreement until the termination of this Agreement pursuant to Section 4.1 hereof (the “Term”), at every time as Seller convenes a meeting of, or otherwise seeks a vote or written consent of, Seller’s shareholders with respect to the following, each Shareholder hereby agrees to vote or consent, or cause to be voted or consented, to the extent not voted by Parent as such Shareholder’s Proxy (as defined in Section 2.2 hereof), all of such Shareholder’s Subject

Shares held as of the record date established by Seller for the purposes of determining those shareholders of Seller entitled to vote on such matters (the “Record Date”):

(a)        in favor of the approval of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

(b)        against approval of any proposal made in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and

(c)        against any actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of Seller to consummate the Merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the Merger Agreement.

Each Shareholder further agrees not to enter into any agreement or understanding with any person to vote or consent to or give instructions in any manner inconsistent with or violative of the terms of this Section 2.1.

SECTION 2.2.   Proxy; Reliance.   Each Shareholder hereby constitutes and appoints Parent with the power to act alone and with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney-in-fact and proxy (its “Proxy”), for and in its name, place and stead, to vote or grant a consent or approval for such Shareholder’s Subject Shares held as of the Record Date as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of Seller called for purposes of considering whether to approve the Merger Agreement or any of the other transactions or matters contemplated by, or directly or indirectly affecting, the Merger Agreement or to execute a written consent of shareholders in lieu of any such meeting. Each Shareholder understands and acknowledges that Parent and Sub have entered into the Merger Agreement in reliance upon each Shareholder’s execution and delivery of this Agreement. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Parent’s request, each Shareholder will perform such further acts and execute such further documents as may be required to vest in Parent the sole power to vote Shareholder’s Subject Shares with respect to the matters set forth in Section 2.1 during the Term in accordance with the terms of this Agreement.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

SECTION 2.3.   Limitation.   Each Shareholder shall retain at all times the right to vote such Shareholder’s Subject Shares in such Shareholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 2.1 that are at any time or from time to time presented for consideration by Seller’s shareholders generally.

SECTION 2.4.   Capacity.   The parties hereby agree that each Shareholder is executing this Agreement solely in his, her or its capacity as a shareholder of Seller. Nothing contained in this Agreement shall limit or otherwise affect, in any manner, the conduct or exercise of any Shareholder’s fiduciary duties as an officer or director of Seller, where applicable.

SECTION 2.5.   Transfer of Subject Shares.   Except as otherwise contemplated by the Merger Agreement or as provided herein, from and after the date of this Agreement until the termination of this Agreement, each Shareholder agrees that it will be the beneficial owner of all of such Shareholder’s Subject Shares and will hold such Subject Shares free and clear of all Liens and will not, directly or indirectly, without the prior written consent of Parent:

(a)        offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Shareholder’s Subject Shares, or any interest therein;

(b)        grant any proxies or powers of attorney inconsistent with the terms and provisions hereof, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares;

(c)        take any action that would reasonably be expected to have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement or making any representation or warranty of such Shareholder contained in this Agreement untrue or incorrect; or

(d)        enter into any agreement or binding arrangement providing for any of the actions described in clause (a), (b) or (c) above.

SECTION 2.6.   Waiver.   Each Shareholder hereby irrevocably waives any right to dissent from the Merger that Shareholder may have.

SECTION 2.7.   Permitted Activities.   Nothing in this Agreement shall be construed to (i) require any Shareholder to exercise any option, warrant or other right to acquire shares of capital stock of Seller, or (ii) prohibit any Shareholder from engaging in a net exercise of any option, warrant or other right to acquire shares of capital stock of Seller in accordance with the terms thereof.

Article III
Representations and Warranties of the Shareholders

Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Sub as follows:

(a)        Schedule I hereto correctly sets forth the number of shares of Seller Common Stock beneficially owned (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) by such Shareholder as of the date of this Agreement, and such Shareholder has good title to all such shares free and clear of all Liens (except for Liens created hereby). Shareholder has full and unrestricted power to dispose of and to vote the Subject Shares, subject to this Agreement and applicable law.

(b)        Such Shareholder has all requisite legal capacity and, if an entity, power and authority, to enter into and perform all of his, her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and when duly and validly executed and delivered by Parent and Sub will constitute a valid and binding agreement of such Shareholder, enforceable against him, her or it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by equitable principles generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

(c)        Except as contemplated by the Merger Agreement, no filing or registration with, and no permit, authorization, order, filing, registration, consent or approval of, any federal, state, local, municipal, foreign or other public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by him, her or it of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by such Shareholder, the consummation by him, her or it of the transactions contemplated hereby or compliance by him, her or it with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to such Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which he, she or it or any of his, her or its properties or assets may be bound, except as could not reasonably be expected to impair the ability of such Shareholder to perform his, her or its obligations hereunder, (iii) require any consent, authorization or approval of any Person or Governmental Entity that has not been obtained, or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s Subject Shares.

(d)        There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to such Shareholder’s knowledge, threatened against such Shareholder or any other person, that restricts in any respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

Article IV
Miscellaneous

SECTION 4.1.   Termination.   This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the execution of any amendment to the Merger Agreement that modifies the amount, form or timing of payment of the Merger Consideration in a manner adverse to any Shareholder without the prior written consent of such Shareholder or (iv) the mutual agreement of the parties hereto. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Parent, the Sub, their officers or directors or the Shareholders, and all rights and obligations of the parties to this Agreement shall cease and be of no further legal effect, except that nothing herein shall relieve any party from any liabilities or damages arising out of its material breach of this Agreement.

SECTION 4.2.   Expenses.   Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 4.3.   Notice.   All notices and other communications given hereunder shall be in writing and shall be deemed given if delivered personally, via facsimile (receipt confirmed), by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address as shall be specified by like notice):

(a)        if to Parent or Sub:

Hormel Foods Corporation
One Hormel Place
Austin, Minnesota 55912
Fax No: (507) 437-5129
Attention: Executive Vice President and Chief Financial Officer
with a copy to: General Counsel

With a copy (which copy is not required for notice to be effective) to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention: Robert A. Rosenbaum, Esq.
Facsimile: (612) 340-7800

(b)        if to Seller:

Provena Foods Inc.
251 D’Arcy Parkway
Lathrop, CA 95330
Attention: Theodore L. Arenas
Facsimile: (209) 858-1102

With a copy (which copy is not required for notice to be effective) to:

Sheppard, Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
Attention: Ethan Feffer
Facsimile: (714) 428-5984

(c)        if to a Shareholder, at the address set forth below such Shareholder’s name on Schedule I hereto.

SECTION 4.4.   Counterparts.   This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

SECTION 4.5.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

SECTION 4.6.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 4.7.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of Parent, in the case of an assignment by a Shareholder, or Shareholders holding a majority of the Subject Shares of all Shareholders, in the case of an assignment by Parent or Sub; provided, however, that Sub may assign its rights, interests or obligations to any of Parent’s wholly owned subsidiaries (provided that Parent may not thereafter transfer any interest in such subsidiary to any other entity other than another wholly owned subsidiary of Parent). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 4.8.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.9.   Failure or Indulgence Not a Waiver; Remedies Cumulative.   No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 4.10.   Specific Performance.   Each Shareholder acknowledges that if such Shareholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Parent and Sub for which money damages would not be an adequate remedy. In such event, each Shareholder agrees that Parent and Sub shall have the right, in addition to any other rights either party may have, to specific performance of this Agreement. Accordingly, if Parent and Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Shareholder hereby waives the claim or defense that Parent and Sub have an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

[The remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Parent, Sub, Seller and each Shareholder have caused this Agreement to be executed as of the date first written above.

HORMEL FOODS CORPORATION
By:	/s/ MICHAEL J. MCCOY
	Name:	Michael J. McCoy
	Title:	Executive Vice President & CFO
CRUMBLES ACQUISITION CORP.
By:	/s/ MICHAEL J. MCCOY
	Name:	Michael J. McCoy
	Title:	President
PROVENA FOODS INC.
By:	/s/ THEODORE L. ARENA
Name:		Theodore L. Arena
Title:		President & CEO

SHAREHOLDERS:
/s/ THEODORE L. ARENA
Theodore L. Arena
Ronald A. Provera & Madelyn M. Provera TR
UA DTD 09/25/98 R/M Provera Family Trust
/s/ RONALD A. PROVERA & MADELYN M. PROVERA
By:
Name: Ronald A. Provera & Madelyn M. Provera
Title: Trustee
/s/ RONALD A. PROVERA
Ronald A. Provera
/s/ SANTO ZITO
Santo Zito
Santo Zito IRA FCC as Custodian
/s/ SANTO ZITO
By:
Name:
Title:
/s/ SANTO ZITO & JOSEPHINE ZITO
Santo Zito & Josephine Zito JT TEN
Louis Arena & Yolanda Arena Revocable
Trust dtd 9/28/1988
/s/ LOUIS ARENA
By:
Name: Louis Arena
Title: Trustee
Oppenheimer & Co. Inc. Custodian fbo
Yolanda Arena IRA

/s/ YOLANDA ARENA IRA
By:
Name: Yolanda Arena
Title:
/s/ THOMAS J. MULRONEY & MARSHA J. MULRONEY
Thomas J. Mulroney & Marsha J.
Mulroney JT TEN
/s/ THOMAS J. MULRONEY
Thomas J. Mulroney
/s/ JOHN D. DETERMAN & GLORIA R. DETERMAN
John D. Determan & Gloria R.
Determan JT TEN

SCHEDULE I

Name and Address of Shareholder	Seller Common Stock	Stock Options exercisable for Seller Common Stock	Aggregate Number of Shares of Seller Common Stock (assuming exercise of all options, whether or not vested)
Theodore L. Arena 65 Falkirk Lane Hillsborough, CA 94010	299,994	91,458	391,452
Ronald A. Provera & Madelyn M. Provera TR UA DTD 09/25/98 R/M Provera Family Trust 4 Estates Drive Villa Park, CA 92861	320,430		320,430
Ronald A. Provera 4 Estates Drive Villa Park, CA 92861	1,900		1,900
Santo Zito 1241 Edgeview Drive Santa Ana, CA 92705	356,530		356,530
Santo Zito IRA FCC as Custodian 1241 Edgeview Drive Santa Ana, CA 92705	24,000		24,000
Santo Zito & Josephine Zito JT TEN 1241 Edgeview Drive Santa Ana, CA 92705	17,000		17,000
Louis Arena & Yolanda Arena Revocable Trust dtd 9/28/1988 Louis Arena Jr. ttee 9 Tierra Vista Laguna Hills, CA 92653	263,030		263,030
Oppenheimer & Co. Inc. Custodian fbo Yolana Arena IRA 25465 Classics Drive Mission Viejo, CA 92691	4,000		4,000
Thomas J. Mulroney & Marsha J. Mulroney JT TEN 1267 Montevideo Ave. Placentia, CA 92870	19,838		19,838
Thomas J. Mulroney 1267 Montevideo Ave. Placentia, CA 92870	8,500	15,653	24,153
John D. Determan & Gloria R. Determan JT TEN 25 So. El Molino Street Alhambra, CA 91801	335,327		335,327

ANNEX C

OPINION OF FMV OPINIONS, INC.

September 6, 2006

The Board of Directors
Provena Foods, Inc.
5010 Eucalyptus Avenue
Chino, CA 91710

Ladies and Gentlemen:

We understand that Provena Foods, Inc. (“Provena” or the “Company”) is contemplating a transaction in which it would be acquired by Hormel Foods Corp. (“Hormel”) in an all-stock merger (the “Transaction”) pursuant to the Agreement and Plan of Merger, dated September 6, 2006 by and among Provena, Hormel and Crumbles Acquisition Corp. (the “Merger Agreement”). Under the terms of the Transaction, each share of Provena’s issued and outstanding common stock immediately prior to the effective time of the Transaction shall automatically convert into the right to receive 0.08 of a fully paid and nonassessable share of common stock of Hormel (“Merger Consideration”). We further understand that the shares of Hormel common stock issued to Provena shareholders in connection with the Transaction will be registered, freely tradable shares. On behalf of the Board of Directors of Provena, you have requested that FMV Opinions, Inc., (“FMV”) render an opinion that as of September 6, 2006 the Merger Consideration to be received by the holders of Provena’s common stock pursuant to the Merger Agreement is fair to such holders from a financial point of view (“Opinion”). The Opinion does not address the Company’s underlying business decision to effect the Transaction. Additionally, you have advised us that the Company is not considering engaging in any alternative to the Transaction. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with the Opinion, we have conducted investigations and analyses that we considered necessary and appropriate under the circumstances. Among other things, we have:

1.                reviewed Provena’s annual reports on Form 10-K for the five fiscal years up to and including the fiscal year ended December 31, 2005, as well as its quarterly report on Form 10-Q for the period ended July 31, 2006, which Company management has identified as being the most current financial statements available as of the date of our Opinion;

2.                reviewed other publicly-available information filed by the Company on Form 8-K for the five fiscal years prior to September 6, 2006;

3.                reviewed reported prices and trading volume of the Company’s common stock for the five years prior to September 6, 2006;

4.                via in-person and teleconference, met with certain members of the senior management of the Company to discuss its operations, financial condition, future prospects, and projected operations and performance;

5.                visited the headquarters of the Company as well as the Company’s two primary processing facilities;

6.                reviewed the Merger Agreement;

7.                reviewed a draft of the Merger Agreement, dated August 2006;

8.                reviewed internal financial statements for the key business segments of the Company for the 12-month periods from December 31, 2001 through December 31, 2005, and for the seven-month interim period ended July 31, 2006;

9.                reviewed Hormel’s annual reports on Form 10-K for the five fiscal years up to and including the fiscal year ended October 30, 2005, as well as reports on Form 10-Q for the six-month period ended April 30, 2006;

10.         reviewed public research reports concerning Hormel prepared by research analysts during the four months prior to September 6, 2006;

11.         reviewed reported prices and trading volume of Hormel’s common stock for the five years prior to September 6, 2006;

12.         reviewed an appraisal of the Company’s Lathrop, CA processing facility prepared by CB Richard Ellis, as of June 3, 2005;

13.         reviewed an appraisal of the equipment assets at the Company’s Chino, CA facility prepared by Rabin Worldwide, as of August 31, 2006;

14.         reviewed letters of interest regarding the possible sale of the Company during 2005 and 2006;

15.         reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company and Hormel; and

16.         conducted other studies, analyses and inquiries, as we have deemed appropriate.

Our investigations have consisted of gathering and reviewing information directly available from management of the Company and its representatives and advisors, as well as from public sources. In preparing the Opinion, we assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, and did not assume any responsibility for independently verifying such information. We assumed that statements by management of the Company regarding expectations for future financial performance reflected the most current estimates and judgment of management of the Company available as of September 6, 2006. Our opinion is based upon market, economic, and other conditions as they existed on September 6, 2006. We have not considered any developments that may have occurred subsequent to September 6, 2006, including any additional information that may have become available after that date.

We note that we are not legal, tax or accounting experts and we have not provided legal, tax or accounting advice to the Company. We have assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) required to be obtained for or in connection with the consummation of the Transaction will be obtained without any adverse effect on the Company that is in any respect material to our analyses.

This opinion is directed to the Board, and addresses only whether the consideration to be received by the Company’s shareholders in connection with the Transaction is fair to the Company’s shareholders from a financial point of view. This opinion may be reproduced in full in any proxy or information statement to be provided to the shareholders of the Company and Hormel and in any filing required to be made with the Securities and Exchange Commission.

Our fee is not contingent upon our Opinion or the completion of the Transaction. We have not been asked to solicit, nor have we solicited, any persons to invest in the Company through the Transaction or otherwise.

Based upon the foregoing, and in reliance thereon, it is our opinion that as of September 6, 2006, the Consideration to be received by the holders of the Company’s common stock in connection with the Transaction is fair to such shareholders from a financial point of view.

This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion.

Very truly yours,
/s/ FMV OPINIONS, INC.
FMV Opinions, Inc.

ANNEX D

CHAPTER 13—CALIFORNIA GENERAL CORPORATION LAW

1300.   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)   As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)   As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)   Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.   (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the  date on which judgment was entered.

(d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.   (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.   A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

Section 42 of Hormel Foods’ bylaws provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law.

Article Eleventh of Hormel Foods’ certificate of incorporation provides that a director shall not be personally liable to the company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability:

•       for any breach of the director’s duty of loyalty to Hormel Foods or its stockholders;

•       for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•       under Section 174 of the Delaware General Corporation Law providing for personal liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; and

•       for any transaction from which a director derived any improper personal benefit.

Article Eleventh of Hormel Foods’ certificate of incorporation further provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Hormel Foods’ directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.

Hormel Foods maintains liability insurance coverage for its directors and officers, and has entered into indemnification agreements with its directors and officers.

Item 21.                 Exhibits

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of September 6, 2006, by and among Provena Foods Inc., Hormel Foods Corporation and Crumbles Acquisition Corp. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

2.2

Voting Agreement, dated as of September 6, 2006, by and among Hormel Foods Corporation, Crumbles Acquisition Corp., Provena Foods Inc. and the Shareholders listed on Schedule I (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1

Certificate of Incorporation as amended to date (incorporated by reference to Exhibit 3A-1 to Hormel Foods’ Annual Report on Form 10-K/A for the fiscal year ended October 28, 2000, File No. 001-02402).

3.2	Bylaws as amended to date (incorporated by reference to Exhibit 3.2 to Hormel Foods’ Annual Report on Form 10-K for the fiscal year ended October 30, 2005, File No. 001-02402).
4.1

Indenture dated as of June 1, 2001, between Hormel Foods and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities (incorporated by reference to Exhibit 4.1 to Hormel Foods’ Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498).

4.2

Supplemental Indenture No. 1 dated as of June 4, 2001, to Indenture dated as of June 1, 2001, between Hormel Foods and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities (incorporated by reference to Exhibit 4.3 to Hormel Foods’ Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498).

4.3

Letter of Representations dated June 5, 2001, among Hormel Foods, U.S. Bank Trust National Association, as Trustee, and The Depository Trust Company relating to certain outstanding debt securities of Hormel Foods (incorporated by reference to Exhibit 4.3 to Hormel Foods’ Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498).

4.4

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of holders of certain long-term debt are not filed. Hormel agrees to furnish copies thereof to the Securities and Exchange Commission upon request.

4.5***	Form of Exchange Agent Agreement.
5.1*	Opinion of Dorsey & Whitney LLP regarding legality of the securities being registered.
8.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding certain U.S. federal tax aspects of the merger.
21.1	Subsidiaries of Hormel Foods (incorporated by reference to Exhibit 21.1 to Hormel Foods’ Annual Report on Form 10-K for the fiscal year ended October 30, 2005, File No. 001-02402).
23.1**	Consent of Cacciamatta Accountancy Corporation, independent registered public accounting firm for Provena Foods Inc.
23.2**	Consent of Ernst & Young LLP, independent registered public accounting firm for Hormel Foods Corporation.

23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this registration statement).
23.4*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 8.1 to this registration statement).
24.1*	Power of Attorney.
99.1**	Form of proxy card of Provena Foods Inc.
99.2*	Consent of FMV Opinions, Inc.

*       Previously filed.

**    Previously filed, but amended or updated version filed herewith.

***  Filed herewith.

Item 22.                 Undertakings

Reg. S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(g) Undertaking:

(1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on November 2, 2006.

HORMEL FOODS CORPORATION
By:	/s/ JEFFREY M. ETTINGER
Jeffrey M. Ettinger
CEO and President

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 2, 2006.

Signature	Title
/s/ JEFFREY M. ETTINGER	President, Chief Executive Officer and Director
Jeffrey M. Ettinger	(principal executive officer)
/s/ MICHAEL J. MCCOY	Executive Vice President, Chief Financial Officer and
Michael J. McCoy	Director (principal financial officer)
/s/ JAMES N. SHEEHAN	Vice President and Controller
James N. Sheehan	(principal accounting officer)
*	Executive Vice President Refrigerated Foods and
Gary J. Ray	Director
*	Director
John R. Block
*	Director
E. Peter Gillette, Jr.
*	Director
Luella G. Goldberg
*	Non-Executive Chairman of the Board of Directors and
Joel W. Johnson	Director
*	Director
Susan I. Marvin
*	Director
John L. Morrison
Director
Elsa A. Murano

Director
Robert C. Nakasone
Director
Dakota A. Pippins
Director
Hugh C. Smith
*	Director
John G. Turner

*       Executed pursuant to a power of attorney filed with this Registration Statement

By:	/s/ MICHAEL J. MCCOY
Michael J. McCoy
Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of September 6, 2006, by and among Provena Foods Inc., Hormel Foods Corporation and Crumbles Acquisition Corp. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

2.2

Voting Agreement, dated as of September 6, 2006, by and among Hormel Foods Corporation, Crumbles Acquisition Corp., Provena Foods Inc. and the Shareholders listed on Schedule I (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1

Certificate of Incorporation as amended to date (incorporated by reference to Exhibit 3A-1 to Hormel Foods’ Annual Report on Form 10-K/A for the fiscal year ended October 28, 2000, File No. 001-02402).

3.2	Bylaws as amended to date (incorporated by reference to Exhibit 3.2 to Hormel Foods’ Annual Report on Form 10-K for the fiscal year ended October 30, 2005, File No. 001-02402).
4.1

Indenture dated as of June 1, 2001, between Hormel Foods and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities (incorporated by reference to Exhibit 4.1 to Hormel Foods’ Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498).

4.2

Supplemental Indenture No. 1 dated as of June 4, 2001, to Indenture dated as of June 1, 2001, between Hormel Foods and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities (incorporated by reference to Exhibit 4.3 to Hormel Foods’ Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498).

4.3

Letter of Representations dated June 5, 2001, among Hormel Foods, U.S. Bank Trust National Association, as Trustee, and The Depository Trust Company relating to certain outstanding debt securities of Hormel Foods (incorporated by reference to Exhibit 4.3 to Hormel Foods’ Registration Statement on Form S-4 dated August 28, 2001, File No. 333-68498).

4.4

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of holders of certain long-term debt are not filed. Hormel agrees to furnish copies thereof to the Securities and Exchange Commission upon request.

4.5***	Form of Exchange Agent Agreement.
5.1*	Opinion of Dorsey & Whitney LLP regarding legality of the securities being registered.
8.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP regarding certain U.S. federal tax aspects of the merger.
21.1	Subsidiaries of Hormel Foods (incorporated by reference to Exhibit 21.1 to Hormel Foods’ Annual Report on Form 10-K for the fiscal year ended October 30, 2005, File No. 001-02402).
23.1**	Consent of Cacciamatta Accountancy Corporation, independent registered public accounting firm for Provena Foods Inc.
23.2**	Consent of Ernst & Young LLP, independent registered public accounting firm for Hormel Foods Corporation.
23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this registration statement).
23.4*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 8.1 to this registration statement).

24.1*	Power of Attorney.
99.1**	Form of proxy card of Provena Foods Inc.
99.2*	Consent of FMV Opinions, Inc.

*       Previously filed.

**    Previously filed, but amended or updated version filed herewith,

***  Filed herewith.